AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 17, 2006

REGISTRATION NO. 333-136833

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MTR GAMING GROUP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	7990	84-1103135
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Numbers)	(IRS Employer Identification Number)

STATE ROUTE 2, SOUTH
P.O. BOX 358
CHESTER, WEST VIRGINIA 26034
(304) 387-8300

(Address, including zip code, and telephone number, including area code, of principal executive offices)

EDSON R. ARNEAULT
PRESIDENT AND CHIEF EXECUTIVE OFFICER
MTR GAMING GROUP, INC.
STATE ROUTE 2, SOUTH
P.O. BOX 358
CHESTER, WEST VIRGINIA 26034
(304) 387-8300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

ROBERT L. RUBEN, ESQ.
EDWARD A. FRIEDMAN, ESQ.
RUBEN & ARONSON, LLP
4800 MONTGOMERY LANE, SUITE 150
BETHESDA, MD 20814
(301) 951-9696

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

ADDITIONAL REGISTRANTS:

EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER	STATE OF INCORPORATION	PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBERS	ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF REGISTRANT’S PRINCIPAL EXECUTIVE OFFICES	I.R.S. EMPLOYER IDENTIFICATION NUMBER
Mountaineer Park, Inc.	Delaware	7990	c/o MTR Gaming Group, Inc. State Route 2, South P.O. Box 358 Chester, WV 26034 (304) 387-8300	55-0672058
Speakeasy Gaming of Las Vegas, Inc.	Nevada	7990	c/o MTR Gaming Group, Inc. State Route 2, South P.O. Box 358 Chester, WV 26034 (304) 387-8300	88-0393042
Speakeasy Gaming of Fremont, Inc.	Nevada	7990	c/o MTR Gaming Group, Inc. State Route 2, South P.O. Box 358 Chester, WV 26034 (304) 387-8300	20-0785698
Presque Isle Downs, Inc.	Pennsylvania	7990	c/o MTR Gaming Group, Inc. State Route 2, South P.O. Box 358 Chester, WV 26034 (304) 387-8300	25-1887748
Scioto Downs, Inc.	Ohio	7990	c/o MTR Gaming Group, Inc. State Route 2, South P.O. Box 358 Chester, WV 26034 (304) 387-8300	31-4440550
Jackson Racing, Inc.	Michigan	7990	c/o MTR Gaming Group, Inc. State Route 2, South P.O. Box 358 Chester, WV 26034 (304) 387-8300	20-3461442
MTR-Harness, Inc.	Minnesota	7990	c/o MTR Gaming Group, Inc. State Route 2, South P.O. Box 358 Chester, WV 26034 (304) 387-8300	20-1201917

PROSPECTUS	MTR GAMING GROUP, INC.

OFFER TO EXCHANGE ALL OUTSTANDING
9.00% SENIOR SUBORDINATED NOTES DUE 2012, SERIES A
($125,000,000 IN AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)

FOR

9.00% SENIOR SUBORDINATED NOTES DUE 2012, SERIES B

AND

GUARANTEES OF THE SERIES B SENIOR NOTES BY
MOUNTAINEER PARK, INC., SPEAKEASY GAMING OF FREMONT, INC.,
SPEAKEASY GAMING OF LAS VEGAS, INC., PRESQUE ISLE DOWNS, INC., SCIOTO DOWNS, INC.,
JACKSON RACING, INC. AND MTR-HARNESS, INC.

each a wholly-owned subsidiary of MTR Gaming Group, Inc.

THE EXCHANGE OFFER

We hereby offer to exchange all MTR Gaming 9.00% Series A Senior Subordinated Notes due 2012 tendered in accordance with the procedures described in this Prospectus, and not withdrawn, for an equal principal amount of our 9.00% Series B Senior Subordinated Notes due 2012. You may withdraw tendered Series A Notes at any time before the expiration of the exchange offer.

The exchange offer is not conditioned upon a minimum aggregate principal amount of outstanding notes being tendered. The exchange offer, however, is subject to certain conditions including that it not violate applicable laws or any applicable interpretation of the staff of the Securities and Exchange Commission.

THE SERIES B NOTES

The terms of the Series B Notes to be issued in the exchange offer are identical to the outstanding Series A Notes, except that we have registered the Series B Notes with the Securities and Exchange Commission. In addition, the Series B Notes will not be subject to the transfer restrictions applicable to the Series A Notes. We will not apply for listing any of the Series B Notes on any securities exchange or arrange for them to be quoted on any quotation system.

The Series B Notes will be our senior subordinated unsecured obligations and will be guaranteed on a senior subordinated unsecured basis by each of our current operating subsidiaries. The Series B Notes will rank junior in right of payment to all of our existing and future senior indebtedness (including our senior secured credit facility and our 9 3/4% senior notes due 2010) and will rank equal in right of payment with any senior subordinated indebtedness that we may incur. However, because the Series B Notes and the guarantees are unsecured, the Series B Notes and the guarantees will also be effectively subordinated to all of our and the guarantors’ existing and future senior secured indebtedness, including borrowings under our fifth amended and restated revolving credit facility which we expect to enter into during the third quarter of our current fiscal year, to the extent of the collateral securing such indebtedness.

We will make interest payments on the Series B Notes semi-annually on each June 1 and December 1 beginning on December 1, 2006, or if later, from the most recent date of payment of interest on the Series A Notes.

The exchange offer will remain open for at least thirty (30) days after the date notice thereof is mailed to holders of the notes (or longer if required by applicable law). We will not receive any proceeds from the exchange offer.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 15 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 27, 2006 UNLESS EXTENDED.

NONE OF THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), ANY STATE SECURITIES COMMISSION, ANY STATE GAMING COMMISSION OR ANY OTHER GAMING AUTHORITY OR REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The date of this Prospectus is November 21, 2006.

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You should rely only upon the information contained in, or incorporated into, this Prospectus and in the applicable letter of transmittal accompanying this Prospectus. We have not authorized any other person to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this document is accurate only as of the date on the front cover of this Prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This Prospectus incorporates important business and financial information about us that is not included in or delivered with this document. See “Incorporation By Reference” below.

INCORPORATION BY REFERENCE

We have “incorporated by reference” into this Prospectus certain information that we file with the Commission. This means that we can disclose important business, financial and other information in this Prospectus by referring you to the documents containing this information. All information incorporated by reference is part of this Prospectus, unless and until that information is updated and superseded by the information contained in this Prospectus or any information filed with the Commission and incorporated later. Any information that we subsequently file with the Commission that is incorporated by reference will automatically update and supersede any previous information that is part of this Prospectus.

We incorporate by reference our documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the exchange offer is completed:

—   Annual Report on Form 10-K for the year ended December 31, 2005;

—   Quarterly Report on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006; and

—   Current Reports on Form 8-K filed on January 3, 2006, January 26, 2006, April 3, 2006, April 18, 2006, May 11, 2006, May 26, 2006, August 3, 2006, September 28, 2006, and October 24, 2006.

We will provide without charge to each person to whom a copy of this Prospectus is delivered upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). TO OBTAIN TIMELY DELIVERY OF THIS INFORMATION, WE MUST RECEIVE YOUR REQUEST NO LATER THAN FIVE (5) BUSINESS DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER.

Requests should be directed to:

MTR Gaming Group, Inc.
State Route 2, South
P.O. Box 358
Chester, West Virginia 26034
Attention: John W. Bittner, Jr.
Telephone: (304) 387-8310

FOR NEW HAMPSHIRE RESIDENTS ONLY

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE UNIFORM SECURITIES ACT WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

We make “forward-looking statements” throughout this Prospectus. Whenever you read a statement that is not solely a statement of historical fact (such as when we use words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “will,” “would,” “could,” “likely” and other similar words, phrases or statements), you should understand that our expectations may not be correct, although we believe they are reasonable. We do not guarantee that the transactions and events described in this Prospectus will happen as described or that any positive trends noted in this Prospectus will continue. The forward-looking information contained in this Prospectus is generally located under the headings “Summary,” “Risk Factors,” “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” but may be found in other locations as well. These forward-looking statements generally relate to our strategies, plans, objectives and expectations for future operations and are based upon management’s reasonable beliefs or estimates of future results or trends. You should read this Prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even if our situation changes in the future.

Specific factors that might cause actual results to differ from our expectations, might cause us to modify our plans or objectives, may affect our ability to timely pay amounts due under the notes and the subsidiary guarantees or may affect the value of the notes, include, but are not limited to:

•       weather conditions or road conditions limiting access to our properties and the cyclical and seasonal nature of our business;

•       adverse changes in West Virginia video lottery laws or the rates of taxation of video lottery operations;

•       legalization of new forms of gaming in our target markets, which would lead to increased competition;

•       other significant competition;

•       general economic conditions affecting the resort business;

•       dependence upon key personnel and the ability to attract new personnel;

•       changes in the number of diluted shares;

•       leverage and debt service;

•       expiration, loss or non-renewal of gaming licenses, including failure, for any reason, to satisfy the conditions required to obtain our permanent Category 1 slots license for Presque Isle Downs;

•       delays experienced by the Commonwealth of Pennsylvania in commencing slot operations;

•       costs and risks relating to construction of Presque Isle Downs and our Minnesota racetrack, and expansion of our other operations;

•       continued dependence on Mountaineer for the vast majority of our revenues;

•       disruption in developing and integrating our Pennsylvania, Minnesota, Michigan and other facilities we may expand and/or acquire;

•       extensive regulation by gaming and racing authorities including the conditions of our Pennsylvania slots license;

•       regulatory approval of our building plans for Presque Isle Downs;

•       environmental laws and potential exposure to environmental liabilities;

•       limited public market and liquidity;

•       successful cross-marketing among our properties;

•       success of our planned advance deposit wagering business for Scioto Downs;

•       success of future legislation, if any, that would permit Scioto Downs to operate slot machines;

•       our management of higher leverage and debt service, including availability and adequacy of the cash flow from our operations to meet our operational and debt service requirements, including payment of amounts due under the Notes and our other indebtedness, and operating restrictions imposed by the terms of that indebtedness;

•       other factors described under “Risk Factors” in this Prospectus; and

•       other factors described from time to time in our SEC filings and press releases.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus might not occur.

PROSPECTUS SUMMARY

This summary highlights information that we believe is especially important concerning our business and this offering. It does not contain all of the information that may be important to you and to your investment decision. The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. You should carefully read this entire Prospectus and should consider, among other things, the matters set forth under “Risk Factors” before deciding to invest in the securities offered hereby. We have a December 31 fiscal year-end. Unless the context indicates otherwise and except with respect to any description or summary of the terms of the notes, all references to the “Company,” “we,” “our,” “ours” and “us” refers to MTR Gaming Group, Inc., a Delaware corporation, and its consolidated operating subsidiaries. When used in reference to the Company, “total revenues” means total revenues before deduction for promotional allowances, and “net revenues” means total revenues after deducting promotional allowances. Net revenues of the Company reflect the reclassification, due to their increasing significance, of promotional allowances from expenses to a deduction from total revenues.

Overview

We own, operate, and develop gaming, horseracing and entertainment facilities located in six states. Our portfolio includes: (i) the Mountaineer Racetrack & Gaming Resort (“Mountaineer”), a destination racino with 3,220 slot machines in Chester, West Virginia, (ii) Presque Isle Downs, which is currently under construction in Erie, Pennsylvania, and is licensed to build a racetrack that is one of only 14 sites in the state statutorily permitted to apply for a license to operate slot machines, which has recently received a conditional slot machine license, (iii) two casinos in Las Vegas, Nevada, (iv) Scioto Downs, a harness racetrack in Columbus, Ohio, (v) a 50% interest in North Metro Harness Initiative, LLC, which has a license to build and operate a racetrack and card room in Anoka County, Minnesota, and (vi) a 90% interest in Jackson Harness Raceway in Jackson, Michigan. For the year ended December 31, 2005, we generated net revenue of $349.9 million.

Our strategy has centered on the development of a destination gaming resort at Mountaineer and the surrounding area, which has been our primary operating asset for the past 14 years. Mountaineer is one of only four racetracks in West Virginia permitted to operate slot machines  (bars and fraternal organizations that sell alcohol may apply for a license to operate up to five and ten limited video lottery machines (“LVLs”), respectively). Mountaineer is strategically located at the northern tip of West Virginia’s northwestern panhandle, primarily serving residents of the Ohio Valley (including Cleveland and Youngstown) and western Pennsylvania (including Pittsburgh). From a modest beginning in 1990 with 165 video lottery terminals, Mountaineer has grown to offer 3,220 slot machines, 359 hotel rooms and a full range of other high-quality amenities. Mountaineer is the only racetrack in the state permitted to operate slot machines apart from the racetrack. Accordingly, approximately 2,770 of Mountaineer’s 3,220 slot machines are located in a casino-like gaming area which creates a distinct competitive advantage.

In addition to growing and developing Mountaineer, we believe we have successfully positioned ourselves for future diversification by securing a racing license at Presque Isle Downs in Erie, Pennsylvania and then, together with other members of the industry, successfully securing legislation for slot machines at the state’s racetracks, including Presque Isle Downs, subject to licensing by the Pennsylvania Gaming Control Board (“PGCB”). In October 2005, we commenced construction of the gaming and horseracing facility. We are nearing completion of the site development work and construction on the clubhouse facility. We anticipate opening the clubhouse for slot machine gaming in February 2007. We intend to commence live racing by September 2007, and have submitted a request to the Pennsylvania Racing Commission for 25 racing dates in 2007.  The PGCB issued conditional gaming licenses in September and October 2006 (we received our Conditional Category 1 License on October 25, 2006). The PGCB has scheduled the hearing on our permanent Category 1 License for December 13, 2006, and has announced that it expects to issue permanent licenses in December 2006. Licensees are permitted to operate slot machines pursuant to the conditional licenses pending issuance of the permanent licenses. Subject to compliance with applicable licensing requirements, we plan to operate 2,000 slot machines. Substantially all of the net proceeds from the offering of the Series A Notes are available to fund the development of Presque Isle Downs and to pay the $50 million slots license fee, subject to compliance with applicable licensing  requirements. Following receipt of a permanent license and commencement of slot operations, we expect Presque Isle Downs to become our second largest cash flow generator and significantly diversify our operations.

We also have (through a 50-50 joint venture) a license to construct a racetrack and, after the first 50-day race meet and regulatory approval of a card room plan of operation, a 50-table card room in Anoka County, Minnesota. Additionally, in the event that favorable gaming legislation is adopted, we have a racetrack in Ohio and in Michigan that each present further development opportunities. While we consider the prospect of new gaming legislation in Ohio and Michigan speculative, we believe that our low acquisition and carrying costs for these assets make them attractive investments for the Company. Each of these assets has the potential to become a significant cash flow generator and further diversify our operations.

Properties

Mountaineer Racetrack & Gaming Resort.   Since acquiring Mountaineer in 1992, we have aggressively renovated and expanded its facilities in order to maximize the benefits of the West Virginia Racetrack Video Lottery Act of 1994 (the ‘‘Lottery Act’’), which permits us to operate slot machines at Mountaineer, and subsequent amendments that have permitted additional types of gaming machines. We continue to focus on expanding the reach of our extensive customer base at Mountaineer and improving our operating results. We invested approximately $200 million in capital improvements and expansion projects at Mountaineer from 2000 through 2005. As a result, Mountaineer has become a diverse gaming, entertainment and convention complex and destination resort with:

•       121,956 square feet of gaming space housing 3,220 slot machines, which includes approximately 450 slot machines at the racetrack and approximately 2,770 slot machines in a 97,725 square-foot casino-like gaming area, known as the ‘‘Speakeasy Gaming Saloon,’’ integrated with the hotel rooms and convention space, spa and retail plaza;

•       359 hotel rooms, including the recently renovated 101-room Lodge Hotel and the 258-room, 219,000 square foot Grande Hotel at Mountaineer, which offers 22 suites, a full-service spa and salon, a gourmet coffee shop, a buffet, a 60-seat upscale steakhouse, a retail plaza and an indoor and outdoor swimming pool, and, generally, a level of luxury not previously seen within twenty-five miles of the resort;

•       52,750 square feet of convention space, which can accommodate seated meals for groups of up to 1,870 as well as smaller meetings in more intimate break-out rooms and concerts and boxing events for approximately 1,500 guests;

•       a 69,000 square foot theater and events center, known as the ‘‘Harv,’’ that seats approximately 5,000 patrons for concerts, boxing matches, trade shows and other entertainment offerings;

•       Woodview, an eighteen-hole par-71 golf course measuring approximately 6,550 yards on 170 acres located approximately seven miles from Mountaineer;

•       a 12,000 square foot state-of-the-art fitness center;

•       on-site parimutuel wagering and thoroughbred, harness and greyhound racing simulcast from other prominent tracks, as well as wagering on Mountaineer’s races at over 900 sites to which the races are simulcast;

•       year-round live thoroughbred horse racing on a one-mile dirt surface or a 7/8 mile grass surface with expansive clubhouse and grandstand viewing areas with enclosed seating for 770 patrons and 2,800 patrons, respectively;

•       surface parking for approximately 5,400 cars; and

•       approximately 2,350 acres of owned real property in Hancock County, West Virginia, of which approximately 215 acres comprise the resort site, 170 acres comprise the Woodview golf course, and approximately 1,885 acres are available for future development (including an approximately 250 acre parcel on the Ohio River which is adjacent to Mountaineer and which is intended to be developed as a championship golf course).

Presque Isle Downs.   We are developing Presque Isle Downs, a gaming, horseracing and entertainment facility in Erie, Pennsylvania. We currently hold a license to build a thoroughbred racetrack with parimutuel wagering and a Conditional Category 1 License to operate slot machines at the facility. We are nearing completion of the site development work and construction on the clubhouse facility. We anticipate opening the clubhouse for slot machine gaming in February 2007. We intend to commence live racing by September 2007 and have submitted a request to the Pennsylvania Racing Commission for 25 racing dates in 2007.  The PGCB issued conditional gaming licenses in September and October 2006 (we received our Conditional Category 1 License on October 25, 2006). The PGCB has scheduled the hearing on our permanent Category 1 License for December 13, 2006 and has announced that it expects to issue permanent licenses in December 2006. Licensees are permitted to operate slot machines pursuant to the conditional licenses pending issuance of the permanent licenses. In July 2004, the Pennsylvania legislature enacted a law permitting slot machines at the state’s licensed racetracks (including Presque Isle Downs) and certain other locations, subject to licensing by the PGCB. Subject to compliance with applicable licensing requirements, we plan to open the facility with 2,000 slot machines. These targets assume no unforeseen construction delays, permanent licensing in 2006 and the Commonwealth of Pennsylvania’s readiness to commence slot operations. We have the ability to adjust the number of slot machines as the market dictates, up to the current statutory maximum of 3,000 slot machines. Demographically, the Erie market has similar attributes to such established gaming markets as Council Bluffs, Quad Cities (IA and IL), Des Moines, and Baton Rouge, with 0.5 million and 3.8 million adults residing within 50 and 100 miles, respectively, of Presque Isle Downs, as well as 4 million tourists that visit the Erie area each year. Presque Isle Downs would primarily draw customers from residents within a 50-miles radius, the 4 million tourists, as well as potential customers that currently drive past Erie to visit the gaming facilities in western New York. We believe that Presque Isle Downs is well situated to draw customers, located at the intersection of I-90 and State Route 97 with good highway visibility.

We plan to offer a state-of-the-art gaming, horseracing and entertainment facility featuring:

•       2,000 ticket-in, ticket-out slot machines;

•       approximately 3,400 parking spaces;

•       live thoroughbred horse racing on a one-mile track;

•       multi-use clubhouse and grandstand seating for 1,000 patrons, which will also be used for other entertainment;

•       on-site parimutuel wagering and thoroughbred and harness racing simulcast from other prominent tracks; and

•       several dining options, including an up to 600-seat buffet, a 60-seat upscale steakhouse (the only prime steakhouse in Erie), a clubhouse restaurant and several bars, as well as other entertainment.

In addition to the $50 million licensing fee we anticipate spending a total of approximately $200 million to build Presque Isle Downs, which includes $50 million for land acquisition costs, closing costs, and gaming and operations equipment. Such amounts give no effect to anticipated proceeds from the sale of our alternative sites in Erie or any contributions from the local economic development authority. These amounts are subject to the substantial risks and difficulties associated with the development of Presque Isle Downs.

Turner Construction (“Turner”) is acting as the construction advisor to the Company. Turner is the largest construction manager / general manager in the U.S. and has extensive experience in the gaming industry. We have selected WRB Architects, Inc. (“WRB”) as the project architect. WRB has done numerous projects in and around the Erie area and has experience in the hospitality industry.

In July, 2006, the Pennsylvania Department of Revenue issued temporary regulations interpreting the state’s gaming act to require Category 1 licensees to pay a minimum of $10 million annually to local government. In April of 2006, a Department spokesman had indicated that the aggregate amount payable to the host county and host municipality would be capped at 4% of gross terminal revenue (net win after payouts to players). We intend to mitigate the impact of this new regulation by pursuing agreements with Erie County for the county’s investment of part of its local share into infrastructure improvements that we believe will directly or indirectly benefit both the host municipality, Summit Township, and Presque Isle Downs. We have already entered into a similar agreement with the Summit Township Industrial and Economic Development Authority pursuant to which the Authority has agreed to apply to Erie County for certain grants contemplated by the gaming act, which would be used to fund, initially, up to $14.4 million of agreed upon on- and off-site infrastructure improvements. We remain confident, notwithstanding the new regulation, that the distribution scheme as a whole (including the creation of a Horse Racing Development Fund into which all of the state’s slot machine licensees will pay a portion of gross terminal revenue, but from which only the Category 1 licensees will receive distributions—80% of which will supplement racing purses), will provide an acceptable return on our investment.

Nevada Properties.   We own and operate two properties in Las Vegas, Nevada:

•       On March 11, 2004, we completed our acquisition of Binion’s Gambling Hall & Hotel (“Binion’s”), located in downtown Las Vegas, Nevada. Under the terms of the purchase, an affiliate of Harrah’s operated the property through March 10, 2005, at which time we assumed full control. Binion’s, rich in history stemming from its ownership by the legendary Benny Binion and as the original home of the World Series of Poker®, sits on an approximately 5.3-acre site on Fremont Street in downtown Las Vegas and currently offers 775 slot machines and 45 table games in approximately 87,000 square feet of casino space, 365 hotel rooms, meeting space, two gift shops, multiple restaurants and additional amenities such as a roof-top swimming pool. We plan to revitalize the property by increasing patronage through upgrading slot and table offerings, modest capital improvements and pursuing third-party tenants who will provide rental revenue and additional amenities at the property.

•       Our Ramada Inn and Speedway Casino (the ‘‘Speedway Property’’), located in North Las Vegas near the Las Vegas Motor Speedway, includes a 95-room hotel and a casino with approximately 400 slot machines and seven table games. As a result of its motor racing theme and proximity to the Las Vegas Motor Speedway, the property regularly draws visitors for racing events, including the March NASCAR weekend and the October NHRA races.

North Metro.   Through our wholly owned subsidiary, MTR-Harness, Inc., we own a 50% interest in North Metro Harness Initiative, LLC (“North Metro”), which in January 2005 obtained a license to construct and operate a harness racetrack in Columbus Township, Anoka County, Minnesota, approximately 30 miles northeast of downtown Minneapolis. Upon completion of its first 50-day live race meet, and regulatory approval of a card room plan of operation, North Metro will be permitted to operate a 50-table card room. There are approximately 2.4 million and 3.4 million adults living within 50 and 100 miles, respectively, from North Metro’s site. Through September 30, 2006, we have contributed $9.2 million in capital (exclusive of legal and other fees). In addition, North Metro has acquired at a cost of approximately $10 million all the necessary real estate to construct the proposed facility. More recently, the Minnesota Vikings announced their agreement on a new stadium project in Blaine, Minnesota, that is planned to be anchored by a $675 million, 68,000-seat retractable roof stadium, approximately 10 miles from North Metro’s site. We understand that the stadium is planned to be the anchor for a broader, mixed-use development that is projected to feature a unique mix of retail shops, office buildings, private residences and nature preserves. We expect North Metro to obtain project financing without recourse to us, though we could elect to provide a credit enhancement.

Scioto Downs and Jackson Harness.   To leverage our expertise and capitalize on new development opportunities, we have expanded our operations to Ohio and Michigan. While we consider the prospect of new gaming legislation in these states to be speculative, we believe that our low acquisition and carrying costs for these assets make them attractive investments for the Company. If these states enact gaming laws, like those in West Virginia and Pennsylvania that permit slot machines at racetracks, we would expect our revenues and cash flow to increase significantly at these racing facilities.

•       Scioto Downs, Inc. (“Scioto Downs”) owns one of only two horseracing facilities serving the Columbus, Ohio market. We acquired Scioto Downs in July 2003 to diversify our portfolio in the event that gaming is legalized in Ohio. On November 7, 2006, voters in Ohio voted on a slot referendum to permit the operation of slot machines at the state’s racetracks.  The referendum was not successful; therefore, management is considering the potential for successful future legislation and the impact on the carrying value of the $13.2 million intangible asset associated with the fair value of the racing licenses held by Scioto Downs. Such value reflected that the racing licenses would permit Scioto Downs to operate slot machines if such legislation were passed. See “Business Overview—Scioto Downs.” Even without such legislation, another opportunity for Scioto Downs includes the introduction of telephone and Internet betting on horse races. Demographically, the Columbus market has similar attributes to established gaming markets such as St. Louis, Kansas City and New Orleans, with 1.0 million, 1.6 million and 5.0 million adults residing within 25, 50 and 100 miles, respectively, of Scioto Downs. In addition, Scioto Downs’ facility is located at the intersection of two major highways, providing significantly easier access than its only competitor in the Columbus area.

•       We own a 90% interest in a horseracing and pari-mutuel wagering facility located in Jackson, Michigan (“Jackson Harness”), approximately 40 miles south of Lansing, Michigan. If Michigan enacts gaming laws that permit slot machines at racetracks, we could develop a gaming facility with slot machines, either at the existing facility (subject to County approval) or by developing a new facility on nearby property we have under option (subject to Racing Commission approval). There are approximately 1.4 million and 7.7 million adults living within 50 and 100 miles, respectively, of Jackson Harness.

Competitive Strengths

Mountaineer

Established Flagship Property with Strong Cash Flow.   Mountaineer, our largest and most profitable property, is strategically located at the northern tip of West Virginia’s northwestern panhandle and primarily serves the Ohio Valley (including Cleveland and Youngstown) and western Pennsylvania

(including Pittsburgh) markets. These regions include approximately 2.6 million and 6.4 million adults within 50 and 100 miles, respectively, of our facility. Since 2000, we have made capital investments totaling approximately $200 million to create a full-service destination resort with world-class amenities and entertainment. These extensive facilities, in conjunction with the attractive demographics of our feeder markets and a supportive regulatory environment, have positioned Mountaineer as the preeminent gaming and entertainment resort in the surrounding area. Over the past five years, the property has achieved significant growth in its financial performance, driven mainly by expansions and improving operating margins.

Large and Growing Regional Gaming Market.   The four racetracks in West Virginia generated $909.8 million of slot revenues (27.6% by Mountaineer) in 2005. Such revenues have grown at a compound annual rate (“CAGR”) of 32.2% since 1997. For the past five years, the West Virginia gaming market was the fastest growing gaming market in the U.S., with gaming revenue growing at a CAGR of 20.1%, while Atlantic City and the Las Vegas Strip had CAGRs of 3.1% and 4.7%, respectively, over the same period. We believe we are well situated to capitalize on the strength of the West Virginia market.

Opportunities for Additional Revenue Streams.   West Virginia has considered, and we believe it will again consider, legislation allowing table games at the state’s four racetrack gaming facilities. We believe this legislation would be reintroduced in response to the operation of slot machines in Pennsylvania. Not only would this generate table revenue and incremental slot revenue from our existing customers, but we believe table games would attract a new, younger demographic to Mountaineer. In July of 2006, we began offering multi-state progressive slot jackpots, linking participating casinos in West Virginia, Delaware and Rhode Island. Multi-state progressives will allow us to offer life-changing jackpots in excess of $1 million, giving us a competitive advantage over West Virginia’s LVLs (which, as a practical matter, because of their limited number of machines, will not be able to participate) and any competition from Pennsylvania. The multi-state progressive game, called “Ca$hola,” has already yielded a jackpot in exess of $700,000 for a player in Rhode Island.

Presque Isle Downs

Significant Cash Flow Potential.   With the opening of gaming operations at Presque Isle Downs, subject to licensing by the PGCB, we believe we will be adding another significant revenue and cash flow generator to the Company. We believe Presque Isle Downs will have a strong customer base with 0.5 million and 3.8 million adults residing within 50 and 100 miles, respectively, of our property, as well as 4 million tourists that visit the Erie area each year. We believe the Erie market is underserved with respect to gaming and entertainment offerings and will support 2,000 slot machines as well as new dining and entertainment facilities. For example, our signature steak house, La Bonne Vie at Presque Isle Downs, will be the only prime steakhouse in Erie. Because Presque Isle Downs has been designed from the ground up as a racino, it will not incur the costs or suffer the inefficiencies inherent in converting an existing racetrack into a slots operation, thereby maximizing efficiency and cash flow.

Strong Barriers to Entry.   Presque Isle Downs is one of only seven racetracks (six of which have been licensed by Pennsylvania’s racing commissions to date) that Pennsylvania’s July 2004 gaming law permits to apply for a license to operate slot machines. In addition to the seven racetrack licenses, the new slot law permits only seven additional slot facilities, two of which are limited to established resort hotels that will each be limited to 500 machines that may be used only by overnight guests or patrons of other resort amenities. Presque Isle Downs, subject to compliance with applicable licensing requirements, would be the only property permitted under the new Pennsylvania slots law to have gaming operations in northwest Pennsylvania.

Other

Diversified Operations.   In addition to the development of Presque Isle Downs, we plan to diversify our revenue and cash flow further through the development of a 50-table card room and harness racetrack at North Metro and through operational improvements at Binion’s and the Speedway Property in Las Vegas, Nevada. We expect to improve operations at our Las Vegas casinos by capitalizing on the growing Downtown and North Las Vegas markets in which they operate. We are implementing a revitalization strategy at our recently acquired Binion’s property designed to increase patronage through upgrading slot and table offerings, modest capital improvements, and pursuing third-party tenants who will provide rental revenue and additional amenities at the property.

Well Positioned for Regulatory Developments.   Through Scioto Downs and our majority interest in Jackson Harness Raceway, we expect to be well positioned to capitalize on future gaming legislation in Ohio and Michigan. With the recent legalization of gaming in Pennsylvania, we believe Ohio is more likely to enact pro-gaming legislation. If an amendment of the State constitution or other gaming legislation were to pass, we believe we would be one of two facilities with gaming operations in the Columbus market. If these states enact gaming laws that permit slot machines at racetracks, we believe that each of these assets has the potential to become a significant cash flow generator and further diversify our operations.

Proven Management Team.   We have a seasoned management team with a proven track record in developing gaming and horseracing assets. Several of our senior executive officers have been with us since the early 1990s, including our chief executive officer and chairman, Edson R. Arneault, who joined us in 1992 and became our chief executive officer in 1995. Mr. Arneault and his team have been responsible for converting Mountaineer into a regional destination resort gaming complex and assembling a diverse collection of properties to position the Company for continued growth. Our management team beneficially owns approximately 17.6% of our common equity.

The address of our principal offices is State Route 2, South, Box 356, Chester, West Virginia 26034. Our telephone number is (304) 387-8300. Our website address is www.mtrgaming.com. None of the information on our website or on the websites of any of our subsidiaries or properties constitutes part of this Prospectus.

The Exchange Offer

On May 25, 2006, we privately placed $125,000,000 aggregate principal amount of our 9.00% Senior Subordinated Notes Due 2012, Series A, in a transaction exempt from registration under the Securities Act. In connection with such private placement, we entered into a Registration Rights Agreement, dated May 25, 2006, with the initial purchasers of the Series A Notes. In the Registration Rights Agreement, we agreed to register under the Securities Act an offer of our new 9.00% Senior Subordinated Notes Due 2012, Series B, in exchange for the Series A Notes. We also agreed to deliver this Prospectus to holders of the Series A Notes, to file the exchange offer registration statement within 90 days of the issuance of the Series A Notes, to use our reasonable best efforts to cause such registration statement to become effective within 180 days after the issuance of the Series A Notes and to consummate the exchange offer within 45 days thereafter. In this Prospectus, we refer to the Series A Notes and the Series B Notes together as the “notes.” You should read the discussion in the section entitled “Description of Notes” for information regarding the notes. The exchange offer applies to $125,000,000 aggregate principal amount of Series A Notes. The Series B Notes are substantially identical to the Series A Notes, except for transfer restrictions, rights regarding payment of liquidated damages and registration rights relating to the Series A Notes. The Series B Notes will evidence the same debt as the Series A Notes and will be entitled to the benefits of the Indenture.

Issuer	MTR Gaming Group, Inc.
Notes Offered	$125,000,000 aggregate principal amount of Senior Notes due 2012, Series B.
Maturity Date	June 1, 2012.
Interest Rate	We will pay interest on the notes at an annual rate of 9.00%.
Interest Payment Dates	We will pay interest on the notes semiannually, on each June 1 and December 1, of each calendar year, beginning December 1, 2006.
Guarantees	The notes will be unconditionally guaranteed on a senior unsecured basis by our wholly-owned operating subsidiaries.
The Exchange Offer

We are offering to exchange $1,000 in principal amount of Series B Notes for each $1,000 in principal amount of Series A Notes. The Series B Notes are substantially identical to the Series A Notes, except that:

(1) the Series B Notes will be freely transferable, other than as described in this Prospectus;
(2) the Series B Notes will not contain any legend restricting their transfer;

(3)   holders of the Series B Notes will not be entitled to certain rights granted to the holders of the Series A Notes under the Registration Rights Agreement as described in the Prospectus under “The Exchange Offer—Resale of the New Notes,” “—Shelf Registration Statement” and “—Liquidated Damages;” and

(4) the Series B Notes will not contain any provisions regarding the payment of liquidated damages.
We believe that you can transfer the Series B Notes without complying with the registration and Prospectus delivery provisions of the Securities Act if you:

(1) acquire the Series B Notes in the ordinary course of your business;
(2) are not and do not intend to become engaged in a distribution of the Series B Notes;
(3) are not an affiliate of ours; and
(4) are not a broker-dealer that acquired Series A Notes as a result of market-making or other trading activities.

If any of these conditions is not satisfied and you transfer any new note without delivering a proper Prospectus or without qualifying for exemption from the registration requirements of the Securities Act, you may incur liability under the Securities Act.

Each broker-dealer who receives Series B Notes for its own account in exchange for Series A Notes, which it acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of those Series B Notes. See “Plan of Distribution.”

Registration Rights

Under the Registration Rights Agreement, we have agreed to consummate the exchange offer or to cause the Series A Notes to be registered under the Securities Act so as to permit resales. If we are not in compliance with our obligations under the Registration Rights Agreement, liquidated damages will be payable under certain circumstances in addition to the interest that is otherwise due on the notes. If the exchange offer is completed on the terms and within the period contemplated by this Prospectus, no liquidated damages will be payable on the notes. See “The Exchange Offer—Shelf Registration Statement” and “Description of Notes-Registration Rights; Liquidated Damages.”

Minimum Condition	The exchange offer is not conditioned on any minimum aggregate principal amount of Series A Notes being tendered for exchange.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on December 27, 2006.
Conditions to the Exchange Offer

Our obligation to complete the exchange offer is subject to various conditions. See the sections entitled “The Exchange Offer—Conditions.” We reserve the right to terminate or amend the exchange offer at any time before the expiration date if various specified events occur.

Withdrawal Rights

You may withdraw the tender of your Series A Notes at any time before the expiration date. Any Series A Notes not accepted for any reason will be returned to you without expense as promptly as practicable after the expiration or termination of the exchange offer.

Procedures for Tendering Series A Notes	See “The Exchange Offer—Procedures for Tendering.”

Federal Income Tax Consequences

The exchange of Series A Notes for Series B Notes by U.S. holders will not be a taxable exchange for U.S. federal income tax purposes, and U.S. holders should not recognize any taxable gain or loss as a result of the exchange. See “Certain Federal Income Tax Consequences.”

Effect on Holders of Series A Notes

If the exchange offer is completed on the terms and within the period contemplated by this Prospectus, holders of the Series A Notes will have no further registration or other rights under the Registration Rights Agreement, except under limited circumstances. See the section entitled “The Exchange Offer—Shelf Registration Statement” and “—Liquidated Damages.” Holders of the Series A Notes who do not tender their Series A Notes will continue to hold those Series A Notes. All untendered, and tendered but unaccepted, Series A Notes will continue to be subject to the restrictions on transfer provided for in the Series A Notes and the Indenture under which the Series A Notes were and the Series B Notes will be issued. To the extent that Series A Notes are tendered and accepted in the exchange offer, the trading market, if any, for any Series A Notes that remain outstanding after consummation of the Exchange Offer could be adversely affected.

Use of Proceeds	We will not receive any proceeds from the issuance of Series B Notes in the exchange offer.
Exchange Agent and Trustee	Wells Fargo Bank, National Association is serving as Exchange Agent in connection with the exchange offer and is serving as the Trustee under the Indenture.
Ranking

The Series B Notes will be our senior subordinated unsecured obligations, will rank junior in right of payment to all of our existing and future senior indebtedness (including our senior secured credit facility and our 9¾% senior notes due 2010) and will rank equal in right of payment with any senior subordinated indebtedness that we may incur. The guarantees by our operating subsidiaries will rank junior in right of payment with any existing and future senior indebtedness of those subsidiaries and will rank equal in right of payment with any future senior subordinated indebtedness of those subsidiaries. However, because the Series B Notes and the guarantees are unsecured, the Series B Notes and the guarantees will also be effectively subordinated to all of our and the guarantors’ existing and future senior secured indebtedness, including borrowings under our fifth amended and restated revolving credit facility to the extent of the collateral securing such indebtedness.

Optional Redemption

On or after June 1, 2009, we may redeem some or all of the Notes at any time at the prices set forth in the section entitled “Description of Notes—Optional Redemption.” Prior to June 1, 2009, we may redeem up to 35% of the aggregate principal amount of the Notes at the prices set forth in the section entitled “Description of Notes—Optional Redemption” with the net cash proceeds of certain public offerings of our stock.

Regulatory Redemption	The Notes will be subject to mandatory disposition or redemption following certain determinations by applicable gaming regulatory authorities.
Change of Control Offer

If a change of control occurs, the holders of the notes will have the right to require us to repurchase their Notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase. See the section entitled “Description of Notes—Repurchase at the Option of Holders—Repurchase of Notes at the Option of the Holder Upon a Change of Control.”

Asset Sale Offer

If we sell assets or experience an event of loss and we do not use the proceeds for specified purposes, we may be required to use the proceeds to offer to repurchase some of the notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of repurchase. See the section entitled “Description of Notes—Repurchase at the Option of Holders—Limitation on Sale of Assets and Subsidiary Stock.”

Basic Indenture Covenants	The notes will be issued under an Indenture that will, among other things, restrict our ability and the ability of our operating subsidiaries to, among other things:
• pay dividends, redeem stock or make other distributions or restricted payments;
• incur indebtedness or issue preferred shares;
• make certain investments;
• create liens;
• agree to payment restrictions affecting the subsidiary guarantors;
• consolidate or merge;
• sell or otherwise transfer or dispose of assets, including equity interests of our subsidiaries;
• enter into sale-leaseback transactions;
• enter into transactions with our affiliates;
• designate our subsidiaries as unrestricted subsidiaries;
• use the proceeds of permitted sales of our assets; and
• change our line of business.
These covenants will be subject to a number of important exceptions and qualifications. See the section entitled “Description of Notes—Certain Covenants.”
Risk Factors

You should consider carefully the information set forth in the section entitled “Risk Factors” and all other information described or referred to in this Prospectus before deciding to invest in the Series B Notes.

Ratio Of Earnings To Fixed Charges

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings consist of net income before income taxes, cumulative effect of accounting charge and minority interest, fixed charges less capitalized interest, and minority interest in pre-tax loss. Fixed charges consist of interest expense and capitalized interest, amortization of debt discount and deferred financing costs, and the portion of rental expense that is attributable to interest.

						Nine		Pro Forma
						months		Adjusted year	Adjusted nine
						ended		ended	months ended
	Year Ended December 31,					September 30,		December 31,	September 30,
	2001	2002	2003	2004	2005	2006		2005	2006
Ratio of earnings to fixed charges	5.0x	5.7x	2.8x	2.5x	1.8x	1.3	x	1.0x	1.1x

The pro forma ratio of earnings to fixed charges gives effect to the pro rata increase in interest expense and deferred financing costs resulting from the issuance of the $125 million Senior Notes and the use of $38.5 million of the proceeds to repay the amounts outstanding under our Fourth Amended and Restated Credit Facility, as of the earliest date of the pro forma periods presented.

RISK FACTORS

An investment in the Series B Notes involves significant risks. You should carefully consider the following factors, in addition to the other information contained in this Prospectus, before you invest in the Series B Notes.

Risks Related to this Offering and the Notes

Our substantial level of debt could materially and adversely affect our financial condition and prevent us from fulfilling our obligations under the Notes and our other debt.

We have, and will continue to have after the completion of this offering, substantial debt. After giving effect to the completion of this offering, we had total debt of $258.3 million as of September 30, 2006 (including $130.0 million aggregate principal amount of our 9 3/4% senior notes due 2010 (our “senior notes”) and $125.0 million aggregate principal amount of our 9% senior subordinated notes due 2012, Series A (our Series A Notes)), and our ratio of earnings to fixed charges would have been 1.1x for the nine months ended September 30, 2006.

In addition to the Notes, we and our subsidiaries will be permitted under the indenture governing the Notes to incur additional debt, including additional debt under our secured credit facility and debt to purchase furniture, fixtures and equipment (including unlimited gaming furniture, fixtures and equipment financing). Additionally, if we satisfy debt coverage tests in our debt agreements, we could issue additional notes and incur further debt, including additional debt under our senior secured credit facility. If new debt were to be incurred in the future, the related risks could intensify.

Our substantial debt could have important consequences to you and significant effects on our business. For example, it could:

•       make it more difficult for us to satisfy our obligations under the Notes and our other debt;

•       result in an event of default if we fail to satisfy our obligations under the Notes or our other debt or fail to comply with the financial and other restrictive covenants contained in the indenture or our proposed new senior secured credit facility, which event of default could result in all of our debt becoming immediately due and payable and could permit our lenders to foreclose on our assets securing such debt;

•       require us to dedicate a substantial portion of our cash flow from our business operations to pay our debt, thereby reducing the availability of cash flow to fund working capital, capital expenditures, development projects, general operational requirements and other purposes;

•       limit our ability to obtain additional financing for working capital, capital expenditures and other activities;

•       limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•       increase our vulnerability to general adverse economic and industry conditions or a downturn in our business; and

•       place us at a competitive disadvantage compared to competitors that are not as highly leveraged.

Any of the above-listed factors could have a material adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the Notes and our other debt.

To service our debt, we will require a significant amount of cash. If we fail to generate sufficient cash flow from future operations, we may have to refinance all or a portion of our debt or seek to obtain additional financing.

We expect to obtain the funds to pay our expenses and to pay the amounts due under the Notes, our senior secured credit facility and our other debt primarily from our operations. Our ability to meet our expenses and make these payments thus depends on our future performance, which will be affected by financial, business, economic and other factors, many of which we cannot control. Our business may not generate sufficient cash flow from operations in the future and our currently anticipated growth in revenue and cash flow may not be realized, either or both of which could result in our being unable to pay amounts due under our debt, including the Notes, or to fund other liquidity needs, such as future capital expenditures. If we do not have sufficient cash flow from operations, we may be required to refinance all or part of our then existing debt (including the Notes), sell assets, reduce or delay capital expenditures or borrow more money. We cannot assure you that we will be able to accomplish any of these alternatives on terms acceptable to us, or at all. In addition, the terms of existing or future debt agreements, including our proposed new senior secured credit facility and the indenture governing the Notes, may restrict us from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve any of these alternatives could materially adversely affect the value of the Notes and our ability to pay the amounts due under the Notes and our other debt.

The indenture governing the Notes will contain, and our senior secured credit facility contains, covenants that significantly restrict our operations.

The indenture governing the Notes will contain, and the agreement governing our senior secured credit facility and the indenture governing our senior notes contain, and any other future debt agreements may contain, numerous covenants imposing financial and operating restrictions on our business. These restrictions may affect our ability to operate our business, may limit our ability to take advantage of potential business opportunities as they arise and may adversely affect the conduct of our current business, including by restricting our ability to finance future operations and capital needs and limiting our ability to engage in other business activities. These covenants will place restrictions on our ability and the ability of our operating subsidiaries to, among other things:

•       pay dividends, redeem stock or make other distributions or restricted payments;

•       incur debt or issue preferred equity interests;

•       make certain investments;

•       create liens;

•       agree to payment restrictions affecting the guarantors;

•       consolidate or merge;

•       sell or otherwise transfer or dispose of assets, including equity interests of our subsidiaries;

•       enter into sale-leaseback transactions;

•       enter into transactions with our affiliates;

•       designate our subsidiaries as unrestricted subsidiaries;

•       use the proceeds of permitted sales of our assets; and

•       change our line of business.

Our senior secured credit facility also requires us to meet a number of financial ratios and tests. Compliance with these financial ratios and tests may adversely affect our ability to adequately finance our operations or capital needs in the future or to pursue attractive business opportunities that may arise in the future. Our ability to meet these ratios and tests and to comply with other provisions governing our debt may be adversely affected by our operations and by changes in economic or business conditions or other events beyond our control. Our failure to comply with our debt-related obligations could result in an event of default under the Notes and our other debt.

If we fail to meet our payment or other obligations under our secured debt, including our senior secured credit facility, the holders of our secured debt could foreclose on, and acquire control of, substantially all of our assets.

The Notes and the guarantees thereof are unsecured. Our senior secured credit facility is secured by a security interest in substantially all of our and the guarantors’ existing and future assets, subject to certain limitations. As a result of these security interests, if we fail to meet our payment or other obligations under our senior secured credit, the lenders under our senior secured credit facility would be entitled to foreclose on all of our assets and liquidate those assets. Similarly, in a bankruptcy or liquidation you may not receive any payment on your Notes, except to the extent that the value of our assets exceeds our secured debt. Accordingly, we may not have sufficient funds to pay amounts due on the Notes. As a result you may lose a portion of or the entire value of your investment in the Notes.

Your right to receive payments on the Notes or under the guarantees thereof is subordinated to our senior debt, including our senior notes and our senior secured credit facility.

The Notes and the guarantees thereof will be subordinated in right of payment to all of our and the guarantors’ existing and future senior debt, including our senior notes and our senior secured credit facility. As a result, upon any distribution to our creditors or the creditors of any of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or any of the guarantors or our or their property, the holders of our or the guarantor’s senior debt, including our senior notes and our senior secured credit facility, will be entitled to be paid in full before any payment may be made with respect to the Notes or the guarantees thereof. In such case, holders of the Notes will participate with trade creditors, other holders of unsecured debt, and any secured creditor not already paid in full in the assets remaining after we and the guarantors have paid all of the senior debt. In these cases, we and the guarantors may not have sufficient funds to pay all of our creditors, and holders of the Notes may receive less, ratably, than the holders of our senior debt.

In addition, all payments on the Notes and the guarantees thereof, including the principal of and premium, if any, and interest (and liquidated damages, if any) on the Notes, or on account of the redemption provisions of the Notes or any repurchases of Notes, will be blocked in the event of a payment default on our designated senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on our designated senior debt. See “Description of Notes—Subordination to Senior Debt.”

As of September 30, 2006, the Notes and the guarantees thereof would be subordinated to approximately $133.8 million of senior debt, consisting of $130.0 million aggregate principal amount of our senior notes and $3.8 million of equipment and mortgage financing. The Fifth Amended and Restated Credit Agreement entered into on September 26, 2006, has a five year maturity and consists of a senior secured reducing revolving credit facility in the amount of $105 million (including a commitment, for an increase of the credit facility up to an additional $50 million subject to certain conditions). Of this amount, $60 million will be available for letters of credit and up to $10 million will be available for short-term funds under a “swing line” facility. Availability under the credit facility is limited to $75 million (including letters of credit) until Presque Isle Downs receives its gaming license, pays the $50 million slot license fee to the Commonwealth of Pennsylvania and the corresponding $50 million slot license letter of credit is returned. See “Description of Certain Indebtedness.’’ We may be permitted to borrow substantial additional debt, including senior debt, in the future under the terms of the indenture governing the Notes, subject to the debt incurrence test set forth in the indentures governing our existing senior and subordinated notes.

Under certain circumstances, a court could cancel the obligations under the guarantees.

Unless designated as an unrestricted subsidiary, each and any domestic subsidiary (other than any Immaterial Subsidiary as defined in the Indenture) we form or acquire will be required to guarantee the Notes. Under federal bankruptcy law and comparable provisions of state and federal nonbankruptcy fraudulent transfer laws, under certain circumstances a court could avoid (i.e., cancel) a guarantee, and order the return of any payments made thereunder to the guarantor or to a fund for the benefit of its other creditors.

A court might take these actions if it found that when the guarantor entered into its guarantee (or, in some jurisdictions, when payments became due on its guarantee), (i) it received less than reasonably equivalent value or fair consideration for its guarantee, and (ii) any of the following conditions was then satisfied:

•       the guarantor was insolvent or rendered insolvent by reason of incurring its obligations under its guarantee or granting a security interest in its assets;

•       the guarantor was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•       the guarantor intended to incur, or believed (or reasonably should have believed) that it would incur, debts beyond its ability to pay as those debts matured.

In applying these factors, a court would likely find that a subsidiary guarantor did not receive fair consideration or reasonably equivalent value for its guarantee, except to the extent that it benefited directly or indirectly from the Notes’ issuance. The determination of whether a subsidiary was or was rendered “insolvent” would vary depending on the law of the jurisdiction being applied. Generally, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts (including contingent or unliquidated debts) as they become absolute and matured.

A court might also void a guarantor’s guarantee if the court concluded that the guarantor entered into the guarantee with actual intent to hinder, delay, or defraud creditors. If a court voided a guarantor’s guarantee, you would no longer have a claim against that subsidiary, and the claims of creditors of the subsidiary generally would be entitled to payment in full before the subsidiary paid any dividends or made any distributions to us for the purpose of our satisfying any claims under the Notes.

Our ability to repurchase the Notes upon a change of control may be limited.

Upon the occurrence of specific “change of control” events, as defined in the indenture, we will be required to offer to repurchase all outstanding Notes at 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase. The lenders under our senior secured credit facility and holders of our senior notes will have a similar right to be repaid. Any of our future debt agreements may contain similar provisions with respect to a change of control. However, we may not have sufficient funds at the time of the change of control to make the required repurchase of Notes or repayment of our other debt. The terms of our senior secured credit facility and the indenture governing our senior notes also will limit our ability to purchase your Notes until all debt thereunder is paid in full. Any of our future debt agreements may contain similar restrictions.

In addition, all payments on the Notes and the guarantees thereof, including on account of any repurchases of Notes, will be blocked in the event of a payment default on our designated senior debt. See “—Your right to receive payments on the Notes or under the guarantees thereof is subordinated to our senior debt, including our senior notes and our senior secured credit facility” above. Under the indenture, prior to complying with any of the provisions of the change of control or asset sale covenants, but in any event within 90 days following a change in control or an asset sale, respectively, we will be required either to repay all outstanding senior debt or obtain the requisite consents, if any, under all agreements governing outstanding senior debt to permit the repurchase of Notes required by the change of control or asset sale covenants, respectively.

If we fail to repurchase any Notes submitted in a change of control or asset sale offer, it would constitute an event of default under the indenture which would, in turn, constitute an event of default under our senior secured credit facility and could constitute an event of default under our other debt, even if the change of control itself would not cause a default.

Important corporate events, such as takeovers, recapitalizations or similar transactions, may not constitute a change of control under the indenture governing the Notes and thus not permit the holders of the Notes to require us to repurchase or redeem the Notes.

You may be required to sell your Notes if any gaming authority finds you unsuitable to hold them.

The current policy of the West Virginia, Nevada, Pennsylvania, Ohio, Minnesota and Michigan gaming and racing regulatory agencies and authorities does not require you to be licensed or found suitable in order to own any Notes. However, the policy of any of these agencies could change. In the event that any of these regulatory agencies or authorities require you, as a holder of the Notes, to be licensed, qualified or found suitable under West Virginia, Nevada, Pennsylvania, Ohio, Minnesota and Michigan gaming or racing laws, you will be required to submit an application which will be investigated by such agencies or authorities. If you are unable or unwilling to obtain such license, qualification or finding of suitability, such agencies and authorities may not grant us a license or, if already granted, may suspend or revoke our licenses unless we terminate our relationship with you. Under these circumstances, we would be required to repurchase your Notes. There can be no assurance that we will have sufficient funds or otherwise will be able to repurchase any or all of your Notes. See “Regulation and Licensing” and “Description of Notes—Required Regulatory Redemption.”

We are a holding company and will depend on the business of our subsidiaries to satisfy our obligations under the Notes.

We are a holding company. Our only material assets are our ownership interests in our subsidiaries. Our subsidiaries will conduct substantially all of the operations necessary to fund payments on the Notes and our other debt. Our ability to make payments on the Notes and our other debt will depend on our subsidiaries’ cash flow and their payment of funds to us. Our subsidiaries’ ability to make payments to us will depend on:

•       their earnings;

•       covenants contained in our debt agreements (including the Notes, our senior notes and our senior secured credit facility) and the debt agreements of our subsidiaries;

•       covenants contained in other agreements to which we or our subsidiaries are or may become subject;

•       business and tax considerations; and

•       applicable law, including regulations of gaming and racing authorities and state laws regulating the payment of dividends and distributions.

We cannot assure you that the operating results of our subsidiaries at any given time will be sufficient to make distributions or other payments to us or that any distributions and/or payments will be adequate to pay principal and interest, and any other payments, on the Notes and our other debt when due.

Risks Related To Our Business

We will continue to depend on Mountaineer for the vast majority of our revenues, and, therefore, any risks faced by our Mountaineer operations will have a material impact on our results of operations.

Dependence Upon Mountaineer.   We currently remain dependent upon Mountaineer for the vast majority of our revenues and cash flows. We expect our full control of the Binion’s operation and, if we receive a slots license, the commencement of slot operations at Presque Isle Downs, to diversify our revenue sources. Nevertheless, we may be subject to greater risks than a geographically diversified gaming operation, including, but not limited to the following risks faced by our Mountaineer operations:

•       risks related to local and regional economic and competitive conditions, such as a decline in the number of visitors to Mountaineer, a downturn in the overall economy in Mountaineer’s market, a decrease in gaming activities in Mountaineer’s market or an increase in competition in Mountaineer’s market, including, but not limited to continuing and increasing competition from limited video lottery terminals in local bars and clubs in West Virginia and anticipated competition from gaming facilities in Pennsylvania;

•       impeded access to Mountaineer due to weather, floods, road construction or closures of primary access routes;

•       changes in local and state governmental laws and regulations (including changes in laws and regulations affecting gaming operations and taxes) applicable to Mountaineer;

•       work stoppages at Mountaineer;

•       risks related to acts of terrorism, international conflicts or breaches of security affecting Mountaineer or its market; and

•       natural and other disasters affecting Mountaineer’s market.

The occurrence of any of these or similar events could have a material adverse effect on our business, financial condition and results of operations.

Agreements with Horsemen and Parimutuel Clerks.   We depend on agreements with our horsemen and parimutuel clerks to operate our business. The Federal Interstate Horse Racing Act, the state racing laws in West Virginia, Ohio, Pennsylvania, Michigan and Minnesota require that, in order to simulcast races, we have written agreements with the horse owners and trainers at those racetracks. In addition, in order to operate slot machines in West Virginia, we are required to enter into written agreements regarding the proceeds of the slot machines (a “proceeds agreement”) with a representative of a majority of the horse owners, trainers and breeders and a representative of a majority of the parimutuel clerks. We have the requisite agreements in place with the Mountaineer Horsemen until December 31, 2006. With respect to the Mountaineer parimutuel clerks, we have a labor agreement in force until November 30, 2008, however, our proceeds agreement with the Mountaineer parimutuel clerks expires on April 14, 2007. We are required to have a proceeds agreement in effect on July 1 of each year as a condition to renewal of our video lottery license for such year. Therefore, prior to each of July 1, 2007 and July 1, 2008, we would need to enter into a new proceeds agreement with the union or obtain an extension of the existing proceeds agreement. If no new proceeds agreement or extension is in place as of July 1, 2007 and as of July 1, 2008, respectively, Mountaineer’s application for renewal of its video lottery license in 2007 and 2008, respectively, could be denied, in which case Mountaineer would not be permitted to operate its slot machines. With respect to the Scioto horsemen, the agreement with the Horsemen’s Benevolent & Protective Association is effective until November 29, 2012, and the agreement with the Ohio Harness Horsemen’s Association provides for automatic annual renewals. Jackson Trotting Association, LLC has the requisite agreements in place until December 31, 2008. With the exception of the Mountaineer Horsemen agreement above, each of the agreements referred to in this paragraph may be terminated upon written notice by either party. We anticipate that Presque Isle Downs and North Metro Harness will enter into any required agreements prior to commencement of racing operations.

If we fail to maintain operative agreements with the horsemen, or if we fail to reach such agreements with horsemen at Presque Isle Downs and North Metro Harness, we will not be permitted to conduct live racing and export and import simulcasting at those racetracks, and, in West Virginia and Pennsylvania, we will not be permitted to operate our slot machines (including if we do not have in place the required proceeds agreement with the Mountaineer parimutuel clerks union) and in Minnesota we will not be able to operate our card room. In addition, our simulcasting agreements are subject to the horsemen’s approval. If we fail to renew or modify existing agreements on satisfactory terms, this failure could have a material adverse effect on our business, financial condition and results of operations.

Minimum Live Racing Days.   If we fail to meet the minimum live racing day requirements at Mountaineer, we would be prohibited under West Virginia law from conducting simulcast racing or renewing our gaming license at Mountaineer. In order to conduct simulcast racing or conduct gaming operations, Mountaineer is required under West Virginia law to apply for a minimum of 210 live race days each year and to obtain Racing Commission approval for any reduction in race days actually held during that year. Live racing days typically vary in number from year to year and are based on a number of factors, including the number of suitable race horses and the occurrence of severe weather, many of which are beyond our control. If we were unable to conduct simulcast racing or offer slot machine gaming at Mountaineer, this would have a material adverse effect on our business, financial condition, results of operations and ability to meet our payment obligations under our various debt instruments.

Linkage of Slot Machines to State Central System.   Our gaming operations at Mountaineer are dependent on our linkage to the West Virginia Lottery Commission’s central system. By West Virginia Lottery Commission directive, all of our slot machines are required to be connected to the SAMS 4.6 IGT central system maintained by the Lottery Commission. Our equipment is connected to the West Virginia Central System by telephone lines. This central system tracks all gaming activity in the State of West Virginia. If the operation of the central system were disrupted for any reason, including disruption of telephone service, we believe that the Lottery Commission would suspend all gaming operations within the State until normal operation of the system was restored. Any such suspension could cause a material disruption of our gaming operations and any of the foregoing difficulties could have a material adverse effect on our business, financial condition and results of operations. Pennsylvania’s gaming law likewise calls for slot machines to be linked to a state-owned central system. Accordingly, our planned slot operations at Presque Isle Downs will be dependent upon linkage to Pennsylvania’s planned central system and subject to the same risks of disruption as our West Virginia operations. Any such disruption of our planned Pennsylvania gaming operations could have a material adverse effect on our business, financial condition and results of operations.

We may face disruption in developing and integrating our Pennsylvania, Michigan, and Minnesota operations and other facilities we may expand or acquire, including construction and other development risks.

The development and integration of Presque Isle Downs, North Metro Harness, Jackson Harness and any other facilities we may expand or acquire in the future will require the dedication of management resources that may temporarily detract attention from our day-to-day business. The process of developing and integrating these operations also may interrupt the activities of that business, which could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we will be able to manage the combined operations effectively or realize any of the anticipated benefits of these new operations or any other facilities we may expand or acquire in the future.

For example, we face substantial risks and difficulties in constructing and developing Presque Isle Downs, which include, but are not limited to: unforeseen engineering, environmental, or geological problems; interference with existing operations; unanticipated cost increases; construction delays caused by, among other things, work stoppages or weather, and other risks associated with building a racing operation. In addition, our racing license requires us to commence live racing by December 29, 2007. If we do not complete the facility within this time frame, or obtain regulatory approval to complete the facility at a later date, our racing license will be canceled, and without a racing license, we could not have a slots license.

We expect to face similar risks and uncertainties in connection with the construction and integration of North Metro Harness. Moreover, we may be involved in construction of North Metro Harness and Presque Isle Downs simultaneously. Developing these two large projects simultaneously, while also maintaining and expanding our other facilities, may stress our management and financial resources as well as disrupt our business. (See “—We may elect to increase our capital investment and/or financial risk in Minnesota.”)

Any of the foregoing difficulties could have a material adverse effect on our business, financial condition and results of operations.

We do not yet have a permanent license to operate slot machines at Presque Isle Downs.

The PGCB has not yet issued any Permanent Category 1 (racetrack) slot machine licenses. Presque Isle Downs filed its application for a Category 1 license on December 28, 2005, the date established by the Gaming Control Board for such filings, and received its conditional license on October 25, 2006. The PGCB has scheduled our hearing for our Permanent Category 1 License for December 13, 2006, and announced that it expects to issue permanent licenses in December 2006. While we believe that Presque Isle Downs satisfies the statutory criteria for permanent licensure, and we are unaware of any facts or circumstances that would result in denial of a permanent license, we cannot assure you that Presque Isle Downs will obtain the permanent license. Nevertheless, we have commenced and intend to complete construction irrespective of permanent slot licensing under the assumption that we will be granted a permanent slots license as well as to satisfy the condition of our racing license that we commence live racing by December 29, 2007. Additionally, our conditional license is, and our permanent license if granted will be, subject to a number of general and specific conditions. If we fail to comply with those conditions, we could lose our license. We will be permitted to operate slot machines pursuant to our conditional license pending issuance of our permanent license. If for any reason we fail to obtain or maintain our permanent slots license, we would likely be forced to sell Presque Isle Downs and would not obtain any of the revenue and profit from the project and could suffer losses. Our failure to obtain our permanent slots license, or a substantial delay in obtaining that license would have a material adverse effect on our business, financial condition and results of operations.

We may elect to increase our capital investment and/or financial risk in Minnesota.

The Member Control Agreement that governs our Minnesota joint venture required us to contribute $7.5 million of capital. Through September 30, 2006, we have elected to contribute $9.2 million (exclusive of legal and other fees) and may elect to invest more. The joint venture is pursuing approximately $40 million of construction financing that would be without recourse to us. If the joint venture cannot obtain the non-recourse financing on acceptable terms, we may elect to guarantee some or all of the financing (subject to the approval of our senior secured lenders). In either event, the risk associated with our Minnesota joint venture would be greater than we originally contracted or contemplated. (See “—We may face disruption in developing and integrating our Pennsylvania, Michigan, and Minnesota operations and other facilities we may expand or acquire, including construction and other development risks.”)

Some of our intellectual property is not protected by federally registered trademarks; we rely on common law rights.

We hold eleven federally registered trademarks and own 58 internet domain names in connection with our business. Additionally, pursuant to an Intellectual Property License Agreement, Harrah’s has applied for trademarks with respect to “Binion’s,” which, if issued, will become part of our license. Apart from registered trademarks, we rely on common law rights, developed through use, with respect to our intellectual property. While we believe that our trademarks and common law rights are sufficient to permit us to use all of the intellectual property we are currently using, and that we are not infringing the intellectual property rights of others, we cannot assure you that no one will challenge our rights in the future. If we were to lose any of our intellectual property, it could have a material adverse effect on our business.

We are subject to extensive regulation by gaming and racing authorities.

Licensing Requirements.   As owners and operators of gaming and parimutuel facilities, we are subject to extensive state and local regulation. State and local authorities require us and our subsidiaries to demonstrate suitability to obtain and maintain various licenses, and require that we have registrations, permits and approvals, to conduct gaming and racing operations, to sell alcoholic beverages and tobacco in our facilities and to operate our food service facilities. These regulatory authorities may, for any reason set forth in applicable legislation or regulation, limit, condition, suspend or revoke a license or registration to conduct gaming or racing operations or prevent us from owning the securities of any of our gaming or racing subsidiaries. In addition, we must periodically apply to renew many of our licenses or registrations. We cannot assure you that we will be able to obtain such renewals. There can be no assurance that we will be able to maintain our existing licenses, registrations, permits or approvals or obtain when necessary any new ones. Any failure to do so would have a material adverse effect on us. In addition, to enforce applicable laws and regulations, regulatory authorities may levy substantial fines against or seize the assets of our company, our subsidiaries or the people involved in violating gaming laws or regulations. Any of these events could have a material adverse effect on our business, financial condition and results of operation.

Potential Changes In Regulatory Environment.   If current laws are modified, or if additional laws or regulations are adopted, it could have a material adverse effect on us. From time to time, legislators and special interest groups have proposed legislation that would restrict or prevent gaming or racing operations in the jurisdictions in which we operate. Other laws, such as smoking bans, do not specifically restrict gaming operations but, as a practical matter, make gaming facilities less attractive to gaming patrons and can result in substantially reduced revenues. Restriction on or prohibition of our gaming or racing operations, whether through legislation or litigation, could have a material adverse effect on our operating results.

Taxation.   We pay substantial taxes and fees with respect to our operations. From time to time, federal, state and local legislators and officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming and racing industry. It is not possible to determine with certainty the likelihood of changes in tax laws or in the administration of such laws. Changes in the tax laws or administration of those laws, if adopted, could have a material adverse effect on our business, financial condition and results of operations.

We face significant competition from other gaming and racing facilities, and increased competition could have a material adverse effect on us.

Gaming Operations.   We face substantial competition in each of the markets in which our gaming facilities are located. Some of the competitors have significantly greater name recognition and financial and marketing resources than we do. All of our gaming operations primarily compete with other gaming operations in their geographic areas. New expansion and development activity is occurring in each of the relevant markets, which may be expected to intensify competitive pressures and could have a material adverse effect on us. Specifically, in West Virginia we continue to face increased competition from limited video lottery machines (“LVLs”) in local bars and certain clubs (bars and fraternal organizations that sell alcohol may apply for a license to operate up to five and ten LVL’s, respectively). In addition, Pennsylvania’s new slot machine law contemplates the installation of slot machines at up to fourteen locations: seven racetracks (including Presque Isle Downs) each with up to 3,000 slots initially and with the ability to apply to the Gaming Control Board for up to 5,000 slots; five stand-alone slot parlors with the same number of machines as the racetracks; and two resort locations with up to 500 slots each. We anticipate that the Meadows, a harness racetrack approximately 40 miles southeast of Mountaineer, will install between 1,500 and 2,000 slot machines. Additionally, the owners of the Meadows announced plans to spend $200 million improving the facility. Pennsylvania’s new law also calls for at least one of the stand-alone slot parlors to be located in downtown Pittsburgh (approximately an hour’s drive from us). Although we do not anticipate the Pittsburgh facility to open for at least 2-3 years, all of the applicants have announced plans, if awarded the license, to build first class facilities. One applicant has announced plans to spend $1 billion on the gaming and related facilities. Additionally, the Pennsylvania Harness Horse Racing Commission, which may grant one more license, recently denied, on grounds of suitability of the applicants, two applications that proposed to build a track within our target market. Both of those applicants have appealed the denials, and, with respect to one such applicant, the appellate court reversed and remanded to the Harness Commission for further proceedings. All of our gaming operations also compete to a lesser extent with operations in other locations, including Native American lands, riverboats and cruise ships, and with other forms of legalized gaming in the United States, including state-sponsored lotteries, on- and off- track wagering, high-stakes bingo, card parlors, and the emergence of Internet gaming. In addition, casinos in Canada have likewise recently begun advertising in our target markets.

Racing And Parimutuel Operations.   Mountaineer’s racing and parimutuel operations compete directly for wagering dollars with Wheeling Downs, which is located approximately 50 miles from Mountaineer; Thistledown and Northfield Park, which are located approximately 85 miles to the northwest of Mountaineer in Cleveland, Ohio; and the Meadows, located approximately 40 miles southeast of

Mountaineer in Washington, Pennsylvania. Wheeling Downs conducts parimutuel greyhound racing and video lottery gaming. Thistledown and Northfield Park conduct parimutuel horse racing but not video lottery gaming. The Meadows conducts live harness racing and provides import simulcasting, but does not yet have video lottery gaming. Upon implementation of slot machines in Pennsylvania, The Meadows also would be permitted to operate slot machines. Since commencing export simulcasting in August 2000, Mountaineer also competes with racetracks across the country to have its signal carried by off-track wagering parlors. Mountaineer also competes for wagering dollars with off-track wagering facilities in Ohio and Pennsylvania. In general, Mountaineer also competes with other tracks for participation by quality racehorses.

Presque Isle Downs will face competition from other racetracks in Pennsylvania and off-track wagering facilities in Pennsylvania and West Virginia, as well as from any existing or future casinos in Western New York. Moreover, because Presque Isle Downs will be a new facility, all of its competitors will be more established.

Scioto Downs competes directly with other racetracks in Ohio, including Beulah Park, a thoroughbred horse racetrack which is located approximately nine miles from Scioto; River Downs Horse Racing in Cincinnati, Ohio; and to a lesser extent, casino gambling on riverboats in Indiana and Native American lands in Michigan. Further, Scioto Downs faces competition from off-track wagering facilities in Ohio, Pennsylvania and West Virginia.

Jackson Trotting competes directly with other racetracks in Michigan, including Sports Creek Raceway, Northville Downs, Hazel Park Harness Raceway and Great Lakes Downs.

Increased competition may require us to make substantial capital expenditures to maintain and enhance the competitive positions of our properties, including updating slot machines to reflect changing technology, refurbishing rooms and public service areas periodically, replacing obsolete equipment on an ongoing basis, and making other expenditures to increase the attractiveness and add to the appeal of our properties, including increased marketing and promotions.

In a broader sense, our gaming operations face competition from all manner of leisure and entertainment activities, including shopping, athletic events, television and movies, concerts and travel. Increased competition from other gaming and racing facilities and other leisure and entertainment activities could have a material adverse effect on our business financial condition and results of operations.

We depend on our key personnel.

We are highly dependent on the services of Edson R. Arneault, our Chairman and Chief Executive Officer, and other officers and key employees. We have entered into employment agreements with Mr. Arneault and certain other officers. However, the loss of the services of any of these individuals could have a material adverse effect on our business, financial condition and results of operations.

Our business may be materially and adversely affected by recession or economic downturn; the seasonal nature of our business could also materially and adversely affect our cash flow.

Our primary business involves leisure and entertainment. The economic health of the leisure and entertainment industry is affected by a number of factors that are beyond our control, including: (1) general economic conditions and economic conditions specific to our primary markets; (2) levels of disposable income of patrons; (3) increased transportation costs resulting in decreased travel by patrons; (4) local conditions in key gaming markets, including seasonal and weather-related factors; (5) increases in gaming and racing taxes or fees; (6) competitive conditions in the gaming, leisure and entertainment industry and in particular markets, including the effect of such conditions on the pricing of our products; (7) substantial price increases in the cost of energy in the United States; and (8) the relative popularity of entertainment alternatives to gaming and racing that compete for the leisure dollar. Any of these factors could materially adversely impact the leisure and entertainment industry generally, and as a result, our revenues and results of operations.

In addition, our operations at Mountaineer, Scioto Downs and Jackson Trotting and our planned operations at Presque Isle Downs and North Metro Harness, are typically seasonal in nature. Winter conditions may adversely affect transportation routes to our properties, as well as cause cancellations of live horse racing. As a result, unfavorable seasonal conditions could have a material adverse effect on our operations.

We are subject to environmental laws and potential exposure to environmental liabilities.

We are subject to various federal, state and local environmental laws and regulations that govern activities that may have adverse environmental effects, such as discharges to air and water, as well as the management and disposal of solid and hazardous wastes. These laws are complex, and subject to change. Under such laws and regulations, we may incur costs to obtain permits and other approvals required for our activities and operations, or to achieve or maintain compliance. For example, we may incur future costs under existing and new regulations pertaining to stormwater and wastewater management at our racetracks. In addition, we may face penalties or other liabilities in the event that we fail to comply with these laws and regulations. For instance, water discharges from our racetrack operations at our Mountaineer facility were the subject of past enforcement actions by state regulators. We satisfied the requirements of those past proceedings, and implemented measures to maintain compliance on a going forward basis. Such costs and liabilities have not in the past had a material impact on our business or financial condition. We believe, but we cannot assure you, that compliance with environmental laws and regulations will not have such an impact in the future.

We also are subject to laws and regulations that create liability and cleanup responsibility for releases of hazardous substances into the environment. Under certain of these laws and regulations, a current or previous owner or operator of property may be liable for the costs of remediating hazardous substances or petroleum products on its property, without regard to whether the owner or operator knew of, or caused, the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time they occurred. The presence of, or failure to remediate properly, such substances may materially adversely affect the ability to sell or rent such property or to borrow funds using such property as collateral. Additionally, the owner of a site may be subject to claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. Based on currently available information, we believe, although we cannot assure you, that such liabilities will not have a material impact on our business (see “Business—Environmental Matters”).

The availability and cost of financing could have an adverse effect on our business.

We intend to finance our current and future expansion projects primarily with cash flow from operations, borrowings under our senior secured credit facility, and cash on hand including the remaining proceeds of the Series A Notes Offering and may in the future seek equity capital. During the third quarter of our current fiscal year, we entered into a new $105.0 million senior secured credit facility (our Fifth Amended and Restated Credit Agreement). Availability under the facility is limited to $75.0 million (including letters of credit) until (i) Presque Isle Downs is issued its gaming license in Pennsylvania, (ii) Presque Isle Downs has paid all licensing fees necessary for the issuance of such license, and (iii) the Commonwealth of Pennsylvania has terminated the applicable Letter of Credit previously delivered by Presque Isle Downs to the PGCB and returned it to its issuer. See “Description of Certain Indebtedness.” If we are unable to finance our current or future expansion projects, we will have to adopt one or more alternatives, such as reducing or delaying planned expansion, development and renovation projects as well as capital expenditures, and selling assets, restructuring debt, or obtaining additional debt or equity financing or joint venture partners, or further modifying our bank credit facility. These sources of funds may not be sufficient to finance our expansion, and other financing may not be available on acceptable terms, in a timely manner or at all. In addition, our existing indebtedness contains certain restrictions on our ability to incur additional indebtedness. If we are unable to secure additional financing, we could be forced to limit or suspend expansion, development and renovation projects, which may have a material adverse effect on our business, financial condition and results of operations.

The concentration and evolution of the slot machine manufacturing industry could impose additional costs on us.

A majority of our revenues are attributable to slot machines operated by us at our casinos and racinos. It is important, for competitive reasons, that we offer to our customers the most popular and up-to-date slot machine games with the latest technology. We are in the process of replacing our older slot machines with advanced interactive electronic games with TITO (ticket-in-ticket-out) technology which allows our customers to play their favorite slot machines longer with fewer interruptions and eliminates the problems associated with handling coins and tokens.

We believe that a substantial majority of the slot machines sold in the United States in 2005 were manufactured by a few companies and that one company in particular provided a majority of all slot machines sold in the United States in 2005. In recent years, prices of new slot machines have escalated faster than the rate of inflation.

Furthermore, in recent years, slot machine manufacturers have frequently refused to sell slot machines featuring the most popular games, instead requiring casinos to enter into participating lease arrangements in order to acquire the machines. Participating slot machine lease arrangements typically require the payment of a fixed daily rental and may also include payment of a percentage of coin-in or net win amounts. Generally, a participating lease is substantially more expensive over the long term than the cost to purchase a new machine.

For competitive reasons, we may be forced to purchase new slot machines or enter into participating lease arrangements that are more expensive than our current costs associated with the continued operation of our existing slot machines. If the newer slot machines do not result in sufficient incremental revenues to offset the increased investment and participating lease costs, it could hurt our profitability.

In addition, because of damage to casinos caused by Hurricane Katrina there may be a shortage of new slot machines over the next 12 to 24 months, causing a substantial increase in the cost of slot machines or making certain slot machines unavailable to us.

Risks Related to our Capital Structure

Our substantial indebtedness could adversely affect our financial health.

We continue to have a significant amount of indebtedness. Our substantial indebtedness could have important consequences to our financial health. For example, it could:

•       limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•       require us to dedicate a substantial portion of our cash flow from operations to debt service, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•       make it more difficult for us to satisfy our obligations with respect to our debt;

•       increase our vulnerability to general adverse economic and industry conditions;

•       place us at a competitive disadvantage compared to our competitors that are less leveraged; and

•       limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. A failure to comply with those covenants could result in an event of default.

Any of the above-listed factors could have a material adverse effect on our business, financial condition and results of operations. In addition, we may incur substantial additional indebtedness in the future, including, for example to fund our expansion and new acquisitions. The terms of our existing indebtedness do not fully prohibit us from doing so. If new debt is added to our current debt levels, the related risks that we now face could intensify.

To service our indebtedness, we will require a significant amount of cash, which depends on many factors beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us in amounts sufficient to enable us to fund our liquidity needs with respect to our indebtedness. In addition, if we consummate significant acquisitions in the future, our cash requirements may increase significantly. We cannot assure you that we will be able to refinance any of our debt on attractive terms, commercially reasonable terms or at all. Our future operating performance and our ability to service or refinance our debt will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control.

Certain Risks Related To The Exchange Offer

If you do not properly tender your Series A Notes, you will continue to hold unregistered Series A Notes and your ability to transfer Series A Notes will be adversely affected.

We will only issue Series B Notes in exchange for Series A Notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the Series A Notes and you should carefully follow the instructions on how to tender your Series A Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Series A Notes. If you do not tender your Series A Notes or if we do not accept your Series A Notes because you did not tender your Series A Notes properly, then, after we consummate the exchange offer, you may continue to hold Series A Notes that are subject to the existing transfer restrictions. In addition, if you tender your Series A Notes for the purpose of participating in a distribution of the Series B Notes, you will be required to comply with the registration and Prospectus delivery requirements of the Securities Act in connection with any resale of the Series B Notes. If you are a broker-dealer that receives Series B Notes for your own account in exchange for Series A Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a Prospectus in connection with any resale of such Series B Notes. After the exchange offer is consummated, if you continue to hold any Series A Notes, you may have difficulty selling them because there will be less Series A Notes outstanding. In addition, if a large amount of Series A Notes are not tendered or are tendered improperly, the limited amount of Series B Notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such Series B Notes.

There may not be a liquid market for resale of the Series B Notes.

The Series B Notes are new securities for which there currently is no market. Although the initial purchasers have informed us that they intend to make a market in the Series B Notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. In addition, the market making activity may be limited during the pendency of the Series B offer.

Accordingly, there can be no assurance as to the development or liquidity of any market for the Series B Notes. We do not intend to apply for listing of the Series B Notes on any securities exchange or for quotation through the Nasdaq National Market.

The liquidity of, and trading market for, the Series B Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of our financial performance and prospects.

THE EXCHANGE OFFER

Background

We sold the Series A Notes on May 25, 2006, as part of an offering, which was exempt from the registration requirements of the Securities Act. As of the date of this Prospectus, $125,000,000 aggregate principal amount of Series A Notes are outstanding.

We entered into a Registration Rights Agreement with the initial purchasers of the Series A Notes on May 25, 2006 (the “Registration Rights Agreement”) under which we agreed that we would, at our own cost:

•  file an exchange offer registration statement under the Securities Act within 90 days after May 25, 2006, the original issue date of the Series A Notes;

•  use our reasonable best efforts to cause the exchange offer registration statement to become effective under the Securities Act as promptly as practicable after its filing, but no later than 180 days following May 25, 2006; and

•  use our reasonable best efforts to consummate the exchange offer promptly but no later than 45 days after the effectiveness of the exchange offer registration statement.

The summary in this Prospectus of provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the registration statement of which this Prospectus is a part.

Resale of the New Notes

Based on no-action letters issued by the staff of the SEC to third parties, we believe that a holder of Series A Notes, but not a holder who is an affiliate of ours within the meaning of Rule 405 of the Securities Act, who exchanges Series A Notes for Series B Notes in the exchange offer, generally may offer the Series B Notes for resale, sell the Series B Notes and otherwise transfer the Series B Notes without further registration under the Securities Act and without delivery of a Prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is an affiliate of ours within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the Series B Notes only if the holder acquires the Series B Notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate, in a distribution of the Series B Notes.

Any holder of Series A Notes using the exchange offer to participate in a distribution of Series B Notes cannot rely on the no-action letters referred to above. This includes a broker-dealer that acquired Series A Notes directly from us, but not as a result of market-making activities or other trading activities. Consequently, the holder must comply with the registration and Prospectus delivery requirements of the Securities Act in the absence of an exemption from such requirements.

Each broker-dealer that receives Series B Notes for its own account in exchange for Series A Notes, where such Series A Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a Prospectus meeting the requirements of the Securities Act in connection with the resale of Series B Notes received in exchange for Series A Notes. The letter of transmittal which accompanies this Prospectus states that by so acknowledging and by delivering a Prospectus, a participating broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A participating broker-dealer may use this Prospectus, as it may be amended from time to time, in connection with resales of Series B Notes it receives in exchange for Series A Notes in the exchange offer. We will make this Prospectus available to any participating broker-dealer in connection with any resale of this kind for a period of one year after the deadline for consummation of the exchange offer or such shorter period as will terminate when all Series A Notes have been sold pursuant to the exchange offer registration statement. See “Plan of Distribution.”

Each holder of the Series A Notes who wishes to exchange Series A Notes for Series B Notes in the exchange offer will be required to represent and acknowledge, for the holder and for each beneficial owner of such Series A Notes, whether or not the beneficial owner is the holder, in the letter of transmittal that:

•       the Series B Notes to be acquired by the holder and each beneficial owner, if any, are being acquired in the ordinary course of business;

•       neither the holder nor any beneficial owner is an affiliate, as defined in Rule 405 of the Securities Act, of ours or any of our subsidiaries;

•       any person participating in the exchange offer with the intention or purpose of distributing Series B Notes received in exchange for Series A Notes, including a broker-dealer that acquired Series A Notes directly from us, but not as a result of market-making activities or other trading activities cannot rely on the no-action letters referenced above and must comply with the registration and Prospectus delivery requirements of the Securities Act, in connection with a secondary resale of the Series B Notes acquired by such person;

•       if the holder is not a broker-dealer, the holder and each beneficial owner, if any, are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in any distribution of the Series B Notes received in exchange for Series A Notes; and

•       if the holder is a broker-dealer that will receive Series B Notes for the holder’s own account in exchange for Series A Notes, the Series A Notes to be so exchanged were acquired by the holder as a result of market-making or other trading activities and the holder will deliver a Prospectus meeting the requirements of the Securities Act in connection with any resale of such Series B Notes received in the exchange offer. However, by so representing and acknowledging and by delivering a Prospectus, the holder will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

Shelf Registration Statement

If (i) prior to the time the exchange offer is completed (A) existing Commission interpretations are changed such that the Series B Notes received in the exchange offer would not in general be, upon receipt, transferable by holders thereof without restrictions under the Securities Act or (B) the interests of the holders, taken as a whole, would be materially adversely affected by the consummation of the exchange offer; (ii) the exchange offer has not been completed within 225 days following May 25, 2006; or (iii) the exchange offer is not available to any holder of the Series A Notes, the Issuer and the Guarantors shall, in lieu of (or, in the case of clause (iii), in addition to) conducting the exchange offer, file under the Securities

Act a “shelf” registration statement providing for the registration of, and the sale on a continuous or delayed basis by the holders of, all of the Registrable Securities (the “Shelf Registration Statement”). “Registrable Securities” mean the Notes (together with the Guarantees) that may not be sold without restriction under federal or state securities law.

The Registration Rights Agreement provides that we:

(a)          will file the Shelf Registration Statement with the Commission as soon as practicable, but no later than 30 days after the time such obligation to file arises;

(b)         will use our reasonable best efforts to cause the Shelf Registration Statement to become or be declared effective under the Securities Act no later than 60 days after the date such Shelf Registration Statement is filed; and

(c)          will use our reasonable best efforts to keep such Shelf Registration Statement continuously effective for a period ending on the earlier of the second anniversary of the date such Shelf Registration Statement became or was declared effective or such time as all Registrable Securities covered by the Shelf Registration have been sold or there are no longer any Registrable Securities outstanding.

A Holder that sells notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related Prospectus and to deliver a Prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a Holder (including certain indemnification obligations). We will provide a copy of the Registration Rights Agreement to prospective investors upon request.

In the event that:

(a)          we have not filed the Shelf Registration Statement on or before the date on which such registration statement is required to be filed, or

(b)         the exchange offer registration statement or Shelf Registration Statement has not become effective or been declared effective by the Commission on or before the date on which such registration statement is required to become or be declared effective, or

(c)          the exchange offer has not been completed within 45 days after the initial effective date of the registration statement relating to the exchange offer (if the exchange offer is then required to be made), or

(d)         any registration statement relating to the exchange offer or Shelf Registration Statement is filed and declared effective but shall thereafter either be withdrawn by us or shall become subject to an effective stop order suspending the effectiveness of such registration statement without being succeeded within 30 days by an additional registration statement filed and declared effective

(each such event referred to in clauses (a) through (d), a “Registration Default” and, each period during which a Registration Default has occurred and is continuing, a “Registration Default Period”), then, in addition to the interest on the notes, liquidated damages (“Liquidated Damages”) shall accrue at an amount per week per $1,000 principal amount of Registrable Securities equal to $0.05 for the first 90 days of the Registration Default Period, increasing by an additional $0.05 per week per $1,000 principal amount of Registrable Securities with respect to each subsequent 90-day period, up to a maximum of $0.25 per week per $1,000 principal amount of Registrable Securities. Liquidated Damages shall be paid on interest payment dates to holders of record for the payment of interest.

All accrued Liquidated Damages shall be paid by us or the Guarantors to holders entitled thereto by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified.

Holders of Notes will be required to make certain representations to the Company and to deliver information to be used in connection with the Shelf Registration Statement (in each case, as described in the Registration Rights Agreement) and will be required to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

The Notes and the Exchange Notes will be considered collectively to be a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, and for purposes of this Description of Notes (except in this “Registration Rights; Liquidated Damages” section), all references herein to “Notes” shall be deemed to refer collectively to Notes and any Exchange Notes, unless the context otherwise requires.

Terms of the Exchange Offer

Upon the effective date of the registration statement containing this Prospectus, we will offer the Series B Notes in exchange for surrender of the Series A Notes. We will keep the exchange offer open for at least 30 days after the date notice thereof is mailed to holders, or longer if required by applicable law.

Upon the terms and subject to the conditions contained in this Prospectus and in the letter of transmittal which accompanies this Prospectus, we will accept any and all Series A Notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue an equal principal amount of Series B Notes in exchange for the principal amount of Series A Notes accepted in the exchange offer. Holders may tender some or all of their Series A Notes under the exchange offer. Series A Notes may be tendered only in integral multiples of $1,000.

The form and terms of the Series B Notes will be the same as the form and terms of the Series A Notes except that the Series B Notes will have been registered under the Securities Act and therefore will not bear legends restricting their transfer or references to series.

The Series B Notes will evidence the same debt as the Series A Notes and will be entitled to the benefits of the Indenture governing the Series A Notes.

In connection with the exchange offer, holders of Series A Notes do not have any appraisal or dissenters’ rights under law or the Indenture governing the Series A Notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC related to such offers.

We shall be deemed to have accepted validly tendered Series A Notes when, as and if we have given oral or written notice of acceptance to Wells Fargo Bank, N.A., the Exchange Agent for the exchange offer. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Series B Notes from us.

If any tendered Series A Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events specified in this Prospectus or if Series A Notes are submitted for a greater principal amount than the holder desires to exchange, the certificates for the unaccepted Series A Notes will be returned without expense to the tendering holder. If Series A Notes were tendered by book-entry transfer in the Exchange Agent account at The Depository Trust Company (“DTC”) in accordance with the book-entry transfer procedures described below, these non-exchanged Series A Notes will be credited to an account maintained with DTC promptly after the expiration date of the exchange offer.

We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “Fees and Expenses.” Holders who tender Series A Notes in the exchange offer will therefore not need to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Series A Notes in the exchange offer.

Expiration Date; Extensions; Amendments

The expiration date of the exchange offer is 5:00 p.m., New York City time, on December 27, 2006.

In order to extend the exchange offer, we will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement of the extension before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our reasonable discretion:

•       to delay accepting any Series A Notes, to extend the exchange offer or to terminate the exchange offer if, in our reasonable judgment, any of the conditions described below under “Conditions” shall not have been satisfied, by giving oral or written notice of the delay, extension or termination to the Exchange Agent; or

•       to amend the terms of the exchange offer in any manner.

We will promptly announce any such event making a timely release and may or may not do so by other means as well.

Exchange Offer Procedures

The tender of Series A Notes to us by a holder pursuant to one of the procedures set forth below will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this Prospectus and in the letter of transmittal.

General Procedures

A holder of a Series A Note may tender the same by properly completing and signing the letter of transmittal or a copy of the letter of transmittal and delivering the same, together with the certificate or certificates representing the Series A Notes being tendered and any required signature guarantees or a timely confirmation of a book-entry transfer pursuant to the procedure described below, to the Exchange Agent at its address set forth below under “Exchange Agent” on or prior to the expiration date or by complying with the guaranteed delivery procedures described below.

If tendered Series A Notes are registered in the name of the signer of the letter of transmittal and the Series B Notes to be issued in exchange are to be issued (and any untendered Series A Notes are to be reissued) in the name of the registered holder, the signature of the signer need not be guaranteed. In any other case, the tendered Series A Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a firm (an “Eligible Institution”) that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 of the Exchange Act. If the Series B Notes and/or Series A Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Series A Notes, the signature on the letter of transmittal must be guaranteed by an Eligible Institution.

Any beneficial owner whose Series A Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Series A Notes should contact the registered holder promptly and instruct the holder to tender Series A Notes on the beneficial owner’s behalf. If the beneficial owner wishes to tender the Series A Notes, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the Series A Notes, either make appropriate arrangements to register ownership of the Series A Notes in such beneficial owner’s name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

THE METHOD OF DELIVERY OF SERIES A NOTES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE BE OBTAINED AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

Book-Entry Transfer

The Series A Notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

The Exchange Agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this Prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the Exchange Agent at DTC. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the Exchange Agent’s account at DTC in accordance with DTC’s procedures for transfer.

If you hold your Series A Notes in the form of book-entry interests and you wish to tender your Series A Notes for exchange, you must transmit to the Exchange Agent on or prior to the expiration date either: (i) a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the Exchange Agent at the address set forth below under “—Exchange Agent”; or (ii) a computer- generated message transmitted by means of DTC’s Automated Tender Offer Program system and received by the Exchange Agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

In addition, in order to deliver Series A Notes held in the form of book-entry interests, a timely confirmation of book-entry transfer of those Series A Notes into the Exchange Agent’s account at DTC must be received by the Exchange Agent prior to the expiration date or you must comply with the guaranteed delivery procedures described below.

Certificated Series A Notes

If your Series A Notes are certificated Series A Notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the Exchange Agent on or prior to the expiration date a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under “—Exchange Agent.” In addition, in order to validly tender your certificated Series A Notes, the certificates representing your Series A Notes must be received by the Exchange Agent prior to the expiration date or you must comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or Series A Notes to reach the Exchange Agent before the expiration date, a tender may be effected if the

Exchange Agent has received at the address specified below under “—Exchange Agent,” on or prior to the expiration date, a letter or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Series A Notes are registered and, if possible, the certificate number of the Series A Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of such letter or facsimile transmission by the Eligible Institution, the Series A Notes, in proper form for transfer, will be delivered by the Eligible Institution together with a properly completed and duly executed letter of transmittal (and any other required documents). Unless Series A Notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed letter of transmittal and any other required documents), we may, at our option, reject the tender. A copy of a Notice of Guaranteed Delivery, which may be used by Eligible Institutions for the purposes described in this paragraph, is being delivered with this Prospectus and the related letter of transmittal.

A tender will be deemed to have been received as of the date when the tendering holder’s properly completed and duly signed letter of transmittal accompanied by the Series A Notes or a timely book-entry confirmation is received by the Exchange Agent. Issuances of Series B Notes in exchange for Series A Notes tendered pursuant to a Notice of Guaranteed Delivery or letter or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the letter of transmittal (and any other required documents) and the tendered Series A Notes or a timely book-entry confirmation.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Series A Notes will be determined by us and shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders not in proper form or the acceptance of which, or exchange for which, may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the exchange offer or any defects or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. Our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and the instructions thereto) will be final and binding. No tender of Series A Notes will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. Neither we, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Each broker-dealer that receives Series B Notes for its own account in exchange for Series A Notes, where the notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of such Series B Notes. See “Plan of Distribution.”

Terms and Conditions of the Letter of Transmittal

The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

The party tendering Series A Notes for Series B Notes, transfers and exchanges the Series A Notes to us and irrevocably constitutes and appoints the Exchange Agent as the transferor’s agent and attorney-in-fact to cause the Series A Notes to be assigned, transferred and exchanged.

The transferor represents and warrants that it has full power and authority to tender, exchange, sell, assign and transfer the Series A Notes, and that, when the same are accepted for exchange, we will acquire good, marketable and unencumbered title to the tendered Series A Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by us or the Exchange Agent to be necessary or desirable to complete the exchange, assignment and transfer of tendered Series A Notes. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such transferor.

If the transferor is not a broker-dealer, it represents that it is not engaged in, and does not intend to engage in, a distribution of Series B Notes. If the transferor is a broker-dealer that will receive Series B Notes for its own account in exchange for Series A Notes, it represents that the Series A Notes to be exchanged for Series B Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledges that it will deliver a Prospectus meeting the requirements of the Securities Act in connection with any resale of Series B Notes acquired in the exchange offer; however, by so acknowledging and by delivering a Prospectus, the transferor will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Withdrawal Rights

Series A Notes tendered in the exchange offer may be withdrawn at any time prior to the expiration date.

For a withdrawal to be effective, a written or facsimile transmission of notice of withdrawal must be timely received by the Exchange Agent at its address set forth below under “—Exchange Agent” on or prior to the expiration date. Any notice of withdrawal must specify the person named in the letter of transmittal as having tendered Series A Notes to be withdrawn, the certificate numbers of Series A Notes to be withdrawn, the aggregate principal amount of Series A Notes to be withdrawn (which must be an authorized denomination), that the holder is withdrawing his election to have the Series A Notes exchanged, and the name of the registered holder of such Series A Notes, if different from that of the person who tendered the Series A Notes. Additionally, the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Series A Notes tendered for the account of an Eligible Institution). The Exchange Agent will return the properly withdrawn Series A Notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be final and binding on all parties.

If Series A Notes have been tendered pursuant to the procedures for book entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Series A Notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written or facsimile transmission. Withdrawals of tenders of Series A Notes may not be rescinded. Series A Notes properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time on or prior to the expiration date by following any of the procedures described herein.

Acceptance of Series A Notes for Exchange; Delivery of New Notes

Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of Series A Notes validly tendered and not withdrawn and the issuance of the Series B Notes will be made promptly following the expiration date. For the purposes of the exchange offer, we shall be deemed to have accepted for exchange validly tendered Series A Notes when, as and if we had given notice of acceptance to the Exchange Agent.

The Exchange Agent will act as agent for the tendering holders of Series A Notes for the purposes of receiving Series B Notes from us and causing the Series A Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of Series B Notes to be issued in exchange for accepted Series A Notes will be made by the Exchange Agent promptly after acceptance of the tendered Series A Notes. Series A Notes not accepted for exchange by us will be returned without expense to the tendering holders or in the case of Series A Notes tendered by book-entry transfer into the Exchange Agent’s account at DTC promptly following the expiration date or, if we terminate the exchange offer prior to the expiration date, promptly after the exchange offer is terminated.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, or any extension of an exchange offer, we will not be required to issue Series B Notes with respect to any properly tendered Series A Notes not previously accepted and may terminate the exchange offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a press release) or, at our option, modifying or otherwise amending the exchange offer, if the exchange offer, or the making of any exchange by a note holder, would violate (i) applicable law or (ii) any applicable SEC policy or interpretation of the staff of the SEC.

The foregoing conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the exchange offer regardless of the circumstances (including any action or inaction by us) giving rise to such condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time.

In addition, we will not accept for exchange any Series A Notes tendered, and no Series B Notes will be issued in exchange for any Series A Notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this Prospectus constitutes a part or qualification under the Trust Indenture Act of 1939, as amended (the “TIA”) of the Indenture pursuant to which such Series A Notes were issued.

Exchange Agent

Wells Fargo Bank, National Association (“Wells Fargo Bank, N.A.”) has been appointed as the Exchange Agent of the exchange offer. All executed letters of transmittal should be directed to the Wells Fargo Bank, N.A. at the address set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the letter of transmittal and requests for Notices of Guaranteed Delivery should be directed to Wells Fargo Bank, N.A. addressed as follows:

By Registered or Certified Mail:	By Overnight Courier or Regular Mail:	By Hand Delivery:
Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480	Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 6th & Marquette Avenue Minneapolis, MN 55479	Wells Fargo Bank, N.A. Corporate Trust Services 608 2nd Avenue South Northstar East Building – 12th Floor Minneapolis, MN 55402
Or
By Facsimile Transmission:
(612) 667-6282
Telephone:
(800) 344-5128

Delivery to an address other than as set forth above, or transmission of instructions by facsimile number other than the number set forth above, will not constitute a valid delivery.

Solicitations of Tenders; Expenses

We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of- pocket expenses incurred by them in forwarding tenders for their customers. We will pay for the expenses incurred in connection with the exchange offer, including the fees and expenses of the Exchange Agent and printing, accounting and legal fees.

No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this Prospectus. If given or made, information or representations should not be relied upon as having been authorized by us. Neither the delivery of this Prospectus nor any exchange made based upon this Prospectus shall, under any circumstance, create any implication that there has been no change in our affairs since the respective dates as of which information is given. The exchange offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Series A Notes in any jurisdiction in which the making of the exchange offer or the acceptance of the exchange offer would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of Series A Notes in such jurisdiction. In any jurisdiction of which the securities laws or blue sky laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on our behalf by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Accounting Treatment

The Series B Notes will be recorded at the same carrying value as the Series A Notes, which is the principal amount as reflected in our accounting records on the expiration date. Accordingly, no gain or loss for accounting purposes will be recognized. For accounting purposes, the expenses of the exchange offer will be deferred and amortized as interest expense over the life of the notes.

Appraisal Rights

Holders of Series A Notes will not have dissenters’ rights or appraisal rights in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary and holders should carefully consider whether to accept. Holders of the Series A Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

As a result of the making of, and upon acceptance for exchange of all validly tendered Series A Notes pursuant to the terms of this exchange offer, we will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of the Series A Notes who do not tender their certificates in the exchange offer will continue to hold such certificates and will be entitled to all the rights and limitations under the Indenture pursuant to which the Series A Notes were issued, except for any such rights under the Registration Rights Agreement which by their terms terminate or cease to have further effect as a result of the making of this exchange offer. All untendered Series A Notes will continue to be subject to the restrictions on transfer set forth in the Series A Notes and the Indenture. To the extent that Series A Notes are tendered and accepted in the exchange offer, the trading market, if any, for any Series A Notes that remain outstanding could be adversely affected.

We may in the future seek to acquire untendered Series A Notes in open market or privately negotiated transactions, through a subsequent exchange offer or otherwise. We have no present plan to acquire any Series A Notes which are not tendered in the exchange offer.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Series B Notes in the exchange offer as described in this Prospectus. We will only receive Series A Notes in exchange for Series B Notes in like principal amounts. The Series A Notes surrendered in exchange for the Series B Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the Series B Notes will not result in any change in our outstanding debt.

CAPITALIZATION

The following table sets forth at September 30, 2006, our cash and cash equivalents and capitalization, on an actual basis, and reflects the offering of the 9% Senior Subordinated Notes and application of net proceeds therefrom to repay approximately $38.5 million of outstanding indebtedness under the revolving credit facility.  This table should be read in conjunction with our consolidated financial statements and the related notes incorporated by reference in this Prospectus.

At September 30, 2006
(dollars in thousands)
Cash and cash equivalents	$28,818
Total debt:
Senior secured revolving credit facility	—
Senior notes due 2010 (1)	129,224
Notes offered hereby due 2012 (2)	125,000
Other long term obligations	4,069
Total debt	258,293
Total stockholders’ equity	122,553
Total capitalization	380,846

(1)   Shown net of unamortized original issue discount of $776,000.

(2)        Reflects issuance of $125 million aggregate principal amount of the senior subordinated notes.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The selected historical financial data presented below as of and for each of the five years ended December 31, 2005 have been derived from our audited consolidated financial statements, and as of and for the nine months ended September 30, 2006 and 2005, from our unaudited financial statements. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes as of and for such periods. Our consolidated financial statements and the related notes as of December 31, 2005 and 2004, and for each of the three years ended December 31, 2005, and as of September 30, 2006 and 2005, and for the nine months ended September 30, 2006 and 2005, and the related "Management's Discussion and Analysis of Financial Condition and Results of Operations" are incorporated by reference into this Prospectus. In our opinion, the unaudited selected historical financial and operating data has been prepared on the same basis as the audited selected financial data and includes all adjustments, consisting of normal recurring adjustments, necessary to present fairly our results of operations and financial position as of the dates and for the periods presented. The unaudited selected historical financial and operating data for the nine months ended September 30, 2006 is not necessarily indicative of results that may be expected for any other interim period or for the full year ending December 31, 2006.

	Nine Months Ended September 30,		Fiscal Years Ended December 31,
	2006 (9)	2005	2005 (7)(8)	2004 (7)	2003 (6)	2002 (5)	2001
	(dollars in thousands, except per share amounts)
STATEMENT OF OPERATIONS DATA:
Total revenues	$293,472	$273,538	$358,295	$315,222	$293,606	$266,296	$218,367
Net revenues (1)	286,137	267,567	349,915	309,939	287,879	260,167	213,738
Operating income (2)	20,172	23,276	27,357	37,900	36,999	32,636	27,980
Income before cumulative effect of accounting change (3)	3,807	7,728	7,734	14,455	15,140	17,918	15,715
Income before minority interest (4)	3,807	7,728	7,734	14,455	15,140	17,918	15,623
Net income	3,928	7,728	7,769	14,455	15,140	17,918	15,623
Net income per share:
Basic	0.14	0.27	0.27	0.51	0.54	0.66	0.64
Assuming dilution	0.14	0.27	0.27	0.50	0.53	0.62	0.57
BALANCE SHEET DATA:
Working capital	44,251	14,383	6,502	17,911	24,037	10,648	4,334
Current assets	98,622	49,327	42,406	35,539	46,500	29,810	19,275
Current liabilities	54,371	34,944	35,904	17,628	22,463	19,162	14,941
Total assets	460,806	321,614	334,677	296,176	278,285	219,704	162,044
Long-term obligations (net of current portion)	257,809	134,997	152,966	133,137	135,094	103,374	78,284
Total liabilities	334,924	197,770	210,757	172,922	172,644	129,215	94,976
Total stockholders’ equity	122,553	123,844	120,976	123,254	105,641	90,489	67,068

(1)   Net revenues represent total revenues less promotional allowances.

(2)    Operating income for 2001 includes a pretax asset impairment charge of $5.5 million.

(3)    Effective January 1, 2001, we adopted Financial Accounting Standards Board Statement No. 133, as amended, “Accounting for Derivative Instruments and Hedging Activities”. The cumulative effect of adopting this new accounting principle amounted to a charge of $92,000 net of tax.

(4)    Minority interest represents the third-party, 10% non-controlling interest in Jackson Trotting Association, LLC and the third-party, 50% non-controlling interest in North Metro Harness Initiative, LLC.

(5)    Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (SFAS No. 142).  Goodwill amortization expense was approximately $250,000 for 2001.

(6)    On July 31, 2003, we acquired Scioto Downs, Inc. Scioto Downs’ operating results have been included in our consolidated results from the date of acquisition.

(7)    On March 11, 2004, we acquired Binion’s Gambling Hall and Hotel and received guaranteed payments under a joint operating agreement with Harrah’s Entertainment, Inc. until taking over operation of the property on March 10, 2005.

(8)    In October 2005 we began consolidating the financial statements of North Metro Harness in accordance with FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” (FIN 46) and subsequent revision FIN 46R.

(9)    Effective January 1, 2006, we adopted Financial Accounting Standards Board Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. The effect of adopting this new accounting principle amounted to a charge of $90,000 net of tax, for the nine months ended September 30, 2006.

BUSINESS

Overview

We own, operate, and develop a diverse collection of gaming, horseracing and entertainment facilities located in six states. Our portfolio includes: (i) the Mountaineer Racetrack & Gaming Resort, a destination racino with 3,220 slot machines in Chester, West Virginia, (ii) Presque Isle Downs, which is currently under construction in Erie, Pennsylvania, and is licensed to build a racetrack that is one of only 14 sites in the state statutorily permitted to apply for a license to operate slot machines, (iii) two casinos in Las Vegas, Nevada, (iv) Scioto Downs, a harness racetrack in Columbus, Ohio, (v) a 50% interest in North Metro Harness Initiative, LLC, which has a license to build and operate a racetrack and card room in Anoka County, Minnesota, and (vi) a 90% interest in Jackson Harness Raceway in Jackson, Michigan. For the year ended December 31, 2005, we generated net revenue of $349.9 million.

Our strategy has centered on the development of a destination gaming resort at Mountaineer and the surrounding area, which has been our primary operating asset for the past 14 years. Mountaineer is one of only four racetracks in West Virginia permitted to operate slot machines (bars and fraternal organizations that sell alcohol may apply for a license to operate up to five and ten Limited Video Lottery machines, respectively). Mountaineer is strategically located at the northern tip of West Virginia’s northwestern panhandle, primarily serving residents of the Ohio Valley (including Cleveland and Youngstown) and western Pennsylvania (including Pittsburgh). From a modest beginning in 1990 with 165 video lottery terminals, Mountaineer has grown to offer 3,220 slot machines, 359 hotel rooms and a full range of other high-quality amenities. Mountaineer is the only racetrack in the state permitted to operate slot machines apart from the racetrack. Accordingly, approximately 2,770 of Mountaineer’s 3,220 slot machines are located in a casino-like gaming area, which creates a distinct competitive advantage.

In addition to growing and developing Mountaineer, we believe we have successfully positioned ourselves for future diversification by securing a racing license at Presque Isle Downs in Erie, Pennsylvania and then, together with other members of the industry, successfully securing legislation for slot machines at the state’s racetracks, including Presque Isle Downs, subject to licensing by the Pennsylvania Gaming Control Board (“PGCB”). In October 2005, we commenced construction of the gaming and horseracing facility. We are nearing completion of the site development work and we have commenced construction on the clubhouse facility. We anticipate opening the clubhouse for slot machine gaming in February 2007. We intend to commence live racing by September 2007, and have submitted a request to the Pennsylvania Racing Commission for 25 racing dates in 2007. The PGCB issued conditional gaming licenses in September and October 2006 (we received our Conditional Category 1 License on October 25, 2006). The PGCB has scheduled the hearing on our permanent Category 1 License for December 13, 2006, and has announced that it expects to issue permanent licenses in December 2006. Licensees are permitted to operate slot machines pursuant to the conditional licenses pending issuance of the permanent licenses. Subject to compliance with applicable licensing requirements, we plan to operate 2,000 slot machines. Substantially all of the net proceeds from the offering of the Series A Notes are available to fund the development of Presque Isle Downs and to pay the $50 million slots license fee, subject to compliance with applicable licensing requirements. Following receipt of a permanent license and commencement of slot operations, we expect Presque Isle Downs to become our second largest cash flow generator and significantly diversify our operations.

We also have (through a 50-50 joint venture) a license to construct a racetrack and, after the first 50-day race meet and regulatory approval of a card room plan of operation, a 50-table card room in Anoka County, Minnesota. Additionally, in the event that favorable gaming legislation is adopted, we have a racetrack in Ohio and in Michigan that each present further development opportunities. While we consider the prospect of new gaming legislation in Ohio and Michigan speculative, we believe that our low acquisition and carrying costs for these assets make them attractive investments for the Company. Each of these assets has the potential to become a significant cash flow generator and further diversify our operations.

Properties

Mountaineer Racetrack & Gaming Resort—Our Flagship Property

Overview.   Mountaineer is located at the northern tip of West Virginia’s northwestern panhandle, primarily serving residents of the Ohio Valley (including Cleveland and Youngstown) and western Pennsylvania (including Pittsburgh). Since acquiring Mountaineer in 1992, we have renovated and expanded its facilities in order to maximize the benefits of the West Virginia Racetrack Video Lottery Act of 1994, as amended (the “Lottery Act”), which permits us to operate slot machines at Mountaineer, and subsequent amendments that have permitted additional types of gaming machines. We continue to focus on expanding the reach of our extensive customer base at Mountaineer and improving our operating results. We have invested approximately $200 million in capital improvements, expansion projects and equipment at Mountaineer since 2000. As a result, Mountaineer has become a diverse gaming, entertainment and convention complex and destination resort with:

•       121,956 square feet of gaming space housing 3,220 slot machines, which includes approximately 450 slot machines at the racetrack and approximately 2,770 slot machines in the 97,725 square-foot “Speakeasy Gaming Saloon,” integrated with the hotel rooms and convention space, spa and retail plaza;

•       359 hotel rooms, including the recently renovated 101-room Lodge Hotel and the 258-room, 219,000 square foot Grande Hotel at Mountaineer, which opened in May 2002 and offers 22 suites, a full-service spa and salon, a gourmet coffee shop, a buffet, a 60-seat upscale steakhouse, a retail plaza and an indoor and outdoor swimming pool, and, generally, a level of luxury not previously seen within twenty-five miles of the resort;

•       52,750 square feet of convention space, which can accommodate seated meals for groups of up to 1,870 as well as smaller meetings in more intimate break-out rooms and concerts and boxing events for approximately 1,500 guests;

•       a 69,000 square foot theater and events center, known as the “Harv,” that seats approximately 5,000 patrons for concerts, boxing matches, trade shows and other entertainment offerings;

•       Woodview, an eighteen-hole par 71 golf course measuring approximately 6,550 yards on 170 acres located approximately seven miles from Mountaineer;

•       a 12,000 square foot state-of-the-art fitness center;

•       on-site parimutuel wagering and thoroughbred, harness and greyhound racing simulcast from other prominent tracks, as well as wagering on Mountaineer’s races at 900 sites to which the races are simulcast;

•       year-round live thoroughbred horseracing on a one-mile dirt surface or a 7/8 mile grass surface with expansive clubhouse and grandstand viewing areas with enclosed seating for 770 patrons and 2,800 patrons, respectively;

•       surface parking for approximately 5,400 cars; and

•       approximately 2,350 acres of owned real property in Hancock County, West Virginia, of which approximately 215 acres comprise the resort site, 170 acres comprise the Woodview golf course, and approximately 1,885 acres are available for future development (including an approximately 250 acre parcel on the Ohio River which is adjacent to Mountaineer and which is intended to be developed as a championship golf course).

Slot Machine Operations.   Mountaineer’s revenues and profits are driven primarily by its slot machine operations and to a lesser extent its lodging, food and beverage operations, parimutuel wagering, convention center, events center, and recreational facilities fees. Mountaineer currently operates 3,220 slot machines in various configurations of denominations and coin drop/ticket out machines. Approximately one-half of Mountaineer’s slots are TITO (ticket-in-ticket-out) machines, which allow patrons to move from machine to machine without having to visit the cashier’s window.

Mountaineer has enjoyed strong growth in its slot business as a result of positive legislation (Las Vegas style coin drop machines permitted by amendment in June 1999; relief from limitation on ratio of machines in hotel versus horse racetrack buildings from 1:1 between 1994 and June 1998 to 2:1 in June 1998, elimination of the ratio in 2000, and increase in the maximum slot wager from $2 to $5 in 2001), increases in machine count (from 400 in 1994, to 800 in 1995, to 1,000 in 1997, to 1,200 in July of 1998, to 1,345 in 1999, to 1,905 in 2000, to 2,500 in September 2001, to 3,000 in July 2002, to 3,200 in July 2003), progressive advertising and marketing, and increased patronage resulting from Mountaineer’s development into a destination resort. Mountaineer is currently authorized to operate 3,500 slot machines.

Mountaineer derives revenues from the operation of gaming in the form of net win on the gross terminal income, or the total cash deposited into a machine less the value of credits cleared for winning redemption tickets, tokens or coins. Pursuant to the Lottery Act, Mountaineer’s commission is fixed at 47% of the annual net win after deducting an administrative fee of 4% of gross terminal revenues first paid to the State of West Virginia. Additionally, net win in excess of Mountaineer’s net win for the year ended June 30, 2001, or “Excess Net Terminal Income” as it is referred to in a 2001 amendment of the Lottery Act, is subject to a 10% surcharge. Mountaineer’s threshold for Excess Net Terminal Income is fixed at approximately $160.0 million. However, the State must contribute 42% of the surcharge to a capital reinvestment fund from which the racetracks receive reimbursement, on a dollar-for-dollar basis, for qualifying capital improvements to the racetrack and adjacent property. Further, after deducting the administrative fee and the surcharge from the Excess Net Terminal Income, the racetracks receive 42% (as opposed to 47%) of the remaining net win. In April 2005, West Virginia passed legislation that increased the portion of the racetracks’ net win that is contributed to the employee pension funds from 1/2% to 1%. This 1/2% increase, which was effective July 8, 2005, is applied to the racetracks’ net win up to the Excess Net Terminal Income threshold (for Mountaineer, the first $160 million). Additionally, the legislation requires that Mountaineer reallocate 1 1/2% of net win previously used for the payment of regular purses into the West Virginia Thoroughbred and Greyhound Breeder Development Funds. This change was effective July 8, 2005 and applies until Mountaineer reaches its Excess Net Terminal Income threshold.

Racing and Parimutuel Wagering Operations.   Mountaineer offers live thoroughbred horse racing on dirt and grass surfaces before expansive clubhouse and grandstand viewing areas with enclosed seating (770 seats and 2,800 seats respectively) for year-round racing. In August 2000, Mountaineer also began exporting its signal to other outlets in the United States, Canada and the Caribbean. Those outlets (over 900 off-track wagering facilities thus far) simulcast Mountaineer’s races and conduct parimutuel wagering. Mountaineer also conducts parimutuel wagering on horse and greyhound racing simulcast via closed circuit television from other prominent racetracks around the country. Mountaineer’s revenues from racing operations are derived mainly from three sources: commissions earned on parimutuel wagering on live races held at Mountaineer; commissions earned on races conducted at other “host” racetracks and broadcast live (i.e., import simulcast) at Mountaineer; and, since August 11, 2000, fees paid to Mountaineer by other racetracks and off track wagering facilities that broadcast Mountaineer’s races live (i.e., export simulcast). In parimutuel wagering, patrons bet against each other rather than against the operator of the facility or with pre-set odds. The dollars wagered form a pool of funds from which winnings are paid based on odds determined solely by the wagering activity. The racetrack acts as a stakeholder for the wagering patrons and deducts from the amounts wagered a “take-out” or gross commission, from which the horse racetrack pays state and county taxes and racing purses.

Lodging, Food and Beverage Operations.   With the May 2002 opening of the 258-room Grande Hotel at Mountaineer, the resort now has 359 hotel rooms. We recently renovated and upgraded the 101 rooms in the Lodge Hotel. Because the hotel provides direct access to the Speakeasy Gaming Saloon, the spa and retail plaza, the gourmet steakhouse, the buffet, the 125-seat Gatsby restaurant for casual dining, and the convention center, we view the hotel as a focal point in marketing our gaming and racing products as well as the remainder of the resort’s entertainment offerings. We also offer various dining and lounge facilities in the horse racetrack buildings, including the horse racetrack’s Clubhouse Restaurant, which is open a minimum of 210 days annually on live race days and offers seating for 770 customers with full lunch and dinner menus and a private buffet.

Amenities and Recreational Activities.   Mountaineer offers a number of amenities and recreational activities intended to enhance the entertainment experience of its slot and racing patrons.

In January 1999, Mountaineer purchased the Woodview Golf Course. Woodview is an eighteen-hole par 71 course measuring approximately 6,550 yards on a 170-acre tract, which is located approximately seven miles from Mountaineer in New Cumberland, West Virginia.

In August 2000, Mountaineer opened the Harvey E. Arneault Memorial Arena and Events Centre. Known as the “Harv,” this 69,000 square foot facility is a tent-like fabric structure that seats approximately 5,000 patrons for concerts, boxing matches and other entertainment offerings. The Harv is just a short walk from the hotel and Speakeasy Gaming Saloon and has a state-of-the-art stage, permanent bleachers and food and beverage concessions and has hosted such entertainers as Bill Cosby, Wayne Newton, Paul Anka, Tom Jones and the late Lou Rawls.

In February 2001, Mountaineer opened its Fitness Centre. Also a fabric structure, this 12,000 square foot facility has a full complement of weight training and cardiovascular equipment as well as a health bar and locker rooms with steam and sauna rooms.

Mountaineer also offers tennis, outdoor swimming and indoor swimming, which is located at the Grande Hotel.

Presque Isle Downs

Our wholly owned subsidiary, Presque Isle Downs, Inc., holds a license to build a thoroughbred racetrack with parimutuel wagering on a 272-acre site (approximately 58.4 acres of which will be dedicated to the public as open space) we own at the intersection of I-90 and State Route 97 in Summit Township, Erie County, Pennsylvania. Presque Isle Downs owns or has option rights to two additional tracts of land, which are located in Erie, Pennsylvania (15 developable acres) and in McKean Township (213 developable acres). We began construction (earth work and roads) in October 2005. We are nearing completion of the site development work and construction on the clubhouse facility. We anticipate opening the clubhouse for slot machine gaming in February 2007. The PGCB issued conditional gaming licenses in September and October 2006 (we received our Conditional Category 1 License on October 25, 2006). The PGCB has scheduled the hearing on our Permanent Category 1 License for December 13, 2006, and has announced that it expects to issue permanent licenses in December 2006. Licensees are permitted to operate slot machines pursuant to the conditional licenses pending issuance of the permanent licenses. We intend to commence live racing at Presque Isle Downs by September 2007, and have submitted a request to the Pennsylvania Racing Commission for 25 racing dates in 2007

In July 2004, the Pennsylvania Legislature passed, and Governor Rendell signed into law, a bill permitting slot machines at the Commonwealth’s licensed racetracks (including Presque Isle Downs) and certain other locations, subject to licensing by the newly formed Gaming Control Board.

With respect to racing, our plans call for a state-of-the-art horse racing facility featuring racing as well as other entertainment and fine and casual dining. The completed facility will contain a thoroughbred racetrack, a grandstand and clubhouse consisting of 140,000 square feet, barns that will accommodate 1,000 horses, a paddock, and related facilities for the horses, jockeys, and trainers, and approximately 3,400 parking spaces. Presque Isle Downs is expected to hold live racing 150 days per year, primarily between June and September. Racing fans will have approximately 1,000 seats, located both indoors and out.

Scioto Downs

In July 2003, we acquired 100% of the stock of Scioto Downs, Inc., which owns and operates a harness horse racetrack in Columbus, Ohio. The 173-acre site includes the racetrack, a grandstand with a capacity of 10,000 patrons, an enclosed clubhouse with a capacity of 1,500 patrons, approximately 6,000 parking spaces, barns, a paddock, and related facilities for the horses, drivers, and trainers. Scioto Downs was built in the 1960s. The Company has an option to acquire approximately 35 adjacent acres of primarily unimproved land for the fair market value of such property, which is estimated to be approximately $1 million.

In connection with the acquisition of Scioto Downs in 2003, the Company allocated $13.2 million to intangible assets. The intangible assets consist principally of the fair value assigned to the racing licenses held by Scioto Downs based upon an independent third party valuation. The value assigned to the licenses considers that the racing licenses permit Scioto Downs to conduct live racing and simulcasting racing as established by the Ohio State Racing Commission and in addition, would permit Scioto Downs to operate electronic gaming devices in the event such enabling legislation is passed in Ohio. On November 7, 2006, voters in Ohio voted on a slot referendum to permit the operation of slot machines at the state’s racetracks. The referendum was not successful; therefore, management is considering the potential for successful future legislation and the impact on the carrying value and recoverability of the $13.2 million intangible asset associated with the fair value of the racing licenses held by Scioto Downs. See “Description of Certain Indebtedness.”

North Metro Harness

Our wholly owned subsidiary, MTR-Harness, Inc., owns a 50% interest in the North Metro Harness Initiative, LLC, which was awarded a license by the Minnesota Racing Commission on January 19, 2005 (formal findings issued February 16, 2005) to own and operate a harness racetrack in Columbus Township, Anoka County, Minnesota, approximately 30 miles northeast of downtown Minneapolis. Under Minnesota law, licensed racetracks may operate card rooms with up to 50 tables, each with approximately 5 to 10 gambling positions, subject to completion of the first 50-day live race meet and regulatory approval of a card room plan of operation. North Metro anticipates that it will, subject to the terms of its card room plan of operations, derive revenues from card room operations, depending on the particular type of game, as a percentage of accumulated wagers, a “rake” from certain wagers, and other charges for hosting the activity, but will not have an interest in the outcome of any card game. The harness racetrack and entertainment facility will be constructed on a 178.4-acre tract of land located near the interchange of I-35 and Lake Drive. The facility would include the construction of a harness racing track and approximately 110,750 square feet of associated grandstand, card club, horse barns and maintenance buildings. It would also include the construction of internal roadways, a main driveway, and surface parking (approximately 1,850 spaces); and the construction of necessary wetland mitigation and storm water treatment for the site. The project will be separately financed on a non-recourse basis to the Company, although the Company may elect to provide a credit enhancement.

Jackson Harness Raceway

In December 2005 we acquired, through a wholly owned subsidiary (Jackson Racing, Inc.), a 90% interest in Jackson Trotting Association, LLC, which operates Jackson Harness Raceway in Jackson, Michigan. Jackson Harness offers harness racing (from April to July), parimutuel wagering, and casual dining. Jackson Trotting presently leases a portion of the Jackson County Fairgrounds from Jackson County. Its lease with Jackson County expires on December 31, 2012. We have an option through December 3, 2007 to acquire for $1.8 million a 173-acre parcel in Jackson upon which we plan to relocate the track if legislation were to pass permitting Jackson Trotting to operate slot machines or other gaming. Relocation would be subject to licensing of the new site and approval of the Michigan Racing Commission and compliance with the provisions of the current lease with Jackson County.

Nevada Properties

On March 11, 2004, through Speakeasy Gaming of Fremont, Inc., we acquired the assets of Binion’s Horseshoe Hotel & Casino on Fremont Street in downtown Las Vegas. We paid $20 million in cash (exclusive of transaction costs) and separately purchased a parcel of land for $1.8 million. We simultaneously entered a Joint Operating License Agreement with an affiliate of Harrah’s Entertainment. Pursuant to the Joint Operating License Agreement, Harrah’s operated the property for one year and made fixed payments to us of approximately $200,000 per month. The purchase price is subject to increase by $5 million if Harrah’s achieved positive EBITDA (as defined therein) during the last nine months of the Joint Operating License Agreement. See “Business—Litigation.” We took over operation of the property on March 10, 2005 and renamed the property “Binion’s Gambling Hall and Hotel.” The Binion’s property sits on approximately 5.3 acres (231,961 square feet) and consists of a 25-story hotel tower with 365 rooms, meeting space, two gift shops, a rooftop swimming pool, and approximately 87,000 square feet of casino space. Speakeasy Fremont owns 131,961 square feet of the property in fee and ground leases the remaining 100,000 square feet pursuant to various ground leases having aggregate annual rent of approximately $6.4 million, subject to certain periodic increases.

We also own and operate, through our wholly owned subsidiary Speakeasy Gaming of Las Vegas, Inc., the Ramada Inn and Speedway Casino, which is located on approximately 6.1 acres at the intersection of Cheyenne Boulevard and Interstate 15 in North Las Vegas. Approximately five miles from the Las Vegas Motor Speedway, the property includes a 95-room hotel and a casino with approximately 400 slot machines and seven table games.

Business Strategy

Our business strategy involves (i) driving revenue growth at Mountaineer now that the facility has matured as a destination resort and convention facility and using Mountaineer’s resort status to differentiate it from the Limited Video Lottery machines permitted in West Virginia’s bars and fraternal organizations as well as from anticipated new gaming competition in Pennsylvania; (ii) constructing and opening slot and racing operations at Presque Isle Downs and cross marketing it with Mountaineer and Scioto Downs; (iii) improving operating results at Binion’s Gambling Hall and Hotel by increasing patronage through modest capital improvements and pursuing third-party tenants who will provide additional amenities at the property; (iv) promoting the passage of table game legislation for Mountaineer and slot machine gaming at Scioto Downs; and (v) building and opening North Metro Harness as soon as practicable.

Market Mountaineer As A Destination Resort, Convention Center And Diversified Entertainment Facility

Our strategy is to focus our marketing on the fact that Mountaineer is now a mature destination resort, convention facility and entertainment complex and further distinguish Mountaineer from Limited Video Lottery rooms in nearby bars and fraternal organizations and other competitors whose facilities may have some but not all of the entertainment venues available at Mountaineer. The development of a destination resort is likewise aimed at distinguishing Mountaineer from any new competition that could result from the enactment of gaming legislation in neighboring states and the implementation of additional gaming in Pennsylvania as a result of the 2004 law permitting slot machines.

Constructing and Opening Slot and Racing Operations

When we open Presque Isle Downs for racing in 2007, assuming receipt of a permanent slots license, we will own four racetracks, two of which will have slot machines, in contiguous states. And upon opening North Metro, we will own 50% of a fifth racetrack with a 50-table card room. At that point, we expect to have a larger and more diverse operation, thus reducing our dependence on a single property for the vast majority of our revenues. Moreover, the properties will be sufficiently proximate to allow for cross marketing, yet sufficiently distant that cannibalization should not be a concern. Through promotions such as a unified players’ club and advertising during our export simulcast broadcasts, we intend to cross market among our racetrack properties. We likewise intend to promote Binion’s Gambling Hall and Hotel at all of our racetrack properties.

Improving Operating Results at Binion’s

Our strategy for improving operating results at Binion’s involves modest capital improvements (approximately $7 million, exclusive of gaming equipment) and the addition of amenities through leases with third parties—all in an effort to increase walk-in traffic from Fremont Street. Contemplated capital improvements include new carpeting, wall treatments and chairs in the casino, lighting, and conversion of Binion’s unique rooftop pool deck to a night club. We believe these improvements will make the property more attractive to passersby. We intend to drive rental income as well as foot traffic for the casino by entering leases with third parties who will provide shopping and other outlets at the property.

Pursuing Legislation for Additional Forms of Gaming at our Properties

We have been pursuing and intend to continue to pursue legislation for video lottery or slot machine gaming at racetracks in Ohio and Michigan and, subject to county referendum, table gaming at racetracks in West Virginia. We believe that such legislation, depending upon the fees and taxes imposed on gaming revenues or profits, can result in improvement of our business prospects and financial condition. Enhanced gaming at our properties would create new jobs and a new source of revenue, increase foot traffic at our properties, and provide a competitive advantage.

Constructing and Opening Racing and Card Room Operations in Minnesota

We view our Minnesota joint venture as another opportunity to leverage our racing and parimutuel expertise as well as to diversify our sources of revenue and profits.

Competition

Gaming Operations

We face substantial competition in each of the markets in which our gaming facilities are located. See “Risk Factors—Certain Risks Related to Our Business—We face significant competition from other gaming and racing facilities, and increased competition could have a material adverse effect on us.”

Specific competitive factors relating to our primary gaming markets include the following:

Mountaineer’s Slot Operations.   In recent years, the number of gaming options available to consumers in our West Virginia area market has increased considerably. While there are three other tracks in West Virginia that offer slot machine gaming, only one, Wheeling Downs, lies within Mountaineer’s primary market (a 150-mile radius), located approximately 50 miles to the south in Wheeling, West Virginia. That competitor currently operates approximately 2,320 slot machines. In 2001, West Virginia enacted legislation permitting Limited Video Lottery in bars and fraternal organizations. The law authorized up to 9,000 slot machines in adults-only facilities throughout West Virginia commencing on January 1, 2002. No more than five slot machines are allowed in each establishment licensed to sell alcoholic beverages; and no more than ten slot machines are allowed in each licensed fraternal or veterans’ organization. As of June 2006, approximately 8,100 new slot machines have been installed in the State’s bars and fraternal organizations, approximately 520 of which are in Hancock County (where Mountaineer is located) and another approximately 930 in total are located in nearby Brook and Ohio Counties. Although the bars and fraternal organizations housing these machines lack the amenities and ambiance of our resort, they do compete with us, particularly for local business.

Beginning in late 2006 or early 2007, we expect new competition from slot operations in Pennsylvania. In July 2004, Pennsylvania enacted a law that contemplates the installation of slot machines at up to fourteen locations: seven racetracks (including Presque Isle Downs) each with up to 3,000 slots initially, and after six months of operations, with the ability to apply to the gaming board for up to 5,000 slots; five stand-alone slot parlors with the same number of machines as the racetracks; and two resort locations with up to 500 slots each. We anticipate that the Meadows, a harness racetrack approximately 40 miles southeast of Mountaineer, will install between 1,500 and 2,000 slot machines. Additionally, the owners of the Meadows announced plans to spend $200 million improving the facility. Pennsylvania’s new law also calls for at least one of the stand-alone slot parlors to be located in downtown Pittsburgh (approximately an hour’s drive from us). Although we do not anticipate the Pittsburgh facility to open for at least 2-3 years, all of the applicants have announced plans, if awarded the license, to build first class facilities. One applicant has announced plans to spend $1 billion on the gaming and related facilities. In 2005, the Pennsylvania Harness Horse Racing Commission, which at the time was permitted to grant one additional license for a track that would be eligible for slot machines, denied two applications that proposed to build a track within our target market. Both unsuccessful applicants appealed the denials. The appellate court affirmed the denial of one of the applications and reversed and remanded the other to the Harness Racing Commission for further proceedings. We do not know if that applicant will succeed. Ultimately, the location of the new facilities, the number and types of games, and the types of facilities built will determine the degree to which Pennsylvania’s planned entry into the slot machine business will have on us. Moreover, we believe that the addition of table games at Mountaineer, if permitted by the West Virginia Legislature, would significantly mitigate the impact of this new competition.

In July, the West Virginia Lottery began participating in the new multi-state progressive “Ca$hola” game. Currently, Mountaineer has 25 slots dedicated to this new game. We believe growth of this game, which has already yielded an annuity jackpot in excess of $700,000 for a player in Rhode Island, will further differentiate Mountaineer’s slot offering from its competition.

Presque Isle Downs’ Planned Slot Operations.   Upon commencement of its slot operations, Presque Isle Downs will compete with other Pennsylvania racetracks as well as Indian casinos in western New York and casinos in Canada.

The Speedway Property’s Casino Operations.   The Speedway Property competes primarily within the “locals” market in North Las Vegas. Within four miles of the Speedway property, there are at least seven casinos with non-restricted gaming licenses, including Jerry’s Nugget, the Cannery, the Silver Nugget, and Poker Palace. The Speedway Property also competes with numerous additional restricted gaming locations, which each offer up to 15 slot machines. The Speedway Property competes, to a lesser extent with several of the larger “locals” casinos operated by Station Casinos, Inc. At least two new North Las Vegas hotel/casino projects have been announced by our competitors and an existing competitor recently announced a plan to expand. While the nearest of these projects is approximately seven miles from the Speedway Property, the successful completion and operation of these projects could have an impact on the Speedway Property.

Binion’s Gambling Hall and Hotel.   The downtown Las Vegas gaming market is highly competitive. During the term of the Joint Operating License Agreement, however, the competition did not affect us, as our minimum payments from Harrah’s were guaranteed and not dependent upon the financial results of the property. Having taken over operations on March 10, 2005, we now compete with other downtown casinos (there are 16) as well as casinos on the Strip and other parts of Las Vegas.

Racing and Parimutuel Operations

Mountaineer’s racing and parimutuel operations compete directly for wagering dollars with Wheeling Downs, which is located approximately 50 miles from Mountaineer; Thistledown and Northfield Park, which are located approximately 85 miles to the northwest in Cleveland, Ohio; and the Meadows, located approximately 40 miles southeast of Mountaineer in Washington, Pennsylvania. Wheeling Downs conducts parimutuel greyhound racing and video lottery gaming. Thistledown and Northfield Park conduct thoroughbred and harness parimutuel horse racing, respectively, but not video lottery gaming. The Meadows conducts live harness racing and provides import simulcasting and plans to add slot machine gaming. Since commencing export simulcasting in August 2000, Mountaineer also competes with racetracks across the country to have its signal carried by off-track wagering parlors. In general, Mountaineer also competes with other tracks for participation by quality racehorses.

In 2005, the Pennsylvania Harness Horse Racing Commission denied two applications, both for sites within Mountaineer’s target market, for the one remaining license to operate a harness racetrack. Both applicants appealed the denial. The appellate court affirmed the denial of one of the applications and reversed and remanded the other to the Harness Racing Commission for further proceedings. If the remaining applicant succeeds on remand and ultimately builds a racetrack in Mountaineer’s target market, that facility may compete with our thoroughbred horse racing at Mountaineer and planned thoroughbred horse racing at Presque Isle Downs, as well as our harness racing at Scioto Downs.

Presque Isle Downs will face competition from other racetracks in Pennsylvania and off-track wagering facilities in Pennsylvania and West Virginia, as well as from casinos in Western New York and racetracks in northern Ohio. Moreover, because Presque Isle Downs will be a new facility, all of its competitors will be more established.

Scioto Downs competes directly with other racetracks in Ohio, including Beulah Park, a thoroughbred horse racetrack which is located approximately nine miles from Scioto; River Downs Horse Racing in Cincinnati, Ohio; and to a lesser extent, casino gambling on riverboats in Indiana and Native American lands in Michigan. Further, Scioto Downs faces competition from off-track wagering facilities in Ohio, Pennsylvania and West Virginia.

North Metro Harness will face competition from Canterbury Park, an established thoroughbred racetrack and card room approximately 55 miles away. It will also compete with Minnesota’s Indian casinos (several of which are approximately 50 miles away), and, to a lesser extent, those in Wisconsin. We believe North Metro’s most likely direct competitor will be the Grand Casino Hinckley, which is approximately 50 miles to the north (farther from the Twin Cities), but on the same highway as North Metro.

Jackson Trotting competes directly with other racetracks in Michigan, including Sports Creek Raceway, Northville Downs, Hazel Park Harness Raceway and Great Lakes Downs.

Employees

As of December 31, 2005, we and our subsidiaries had approximately 2,850 employees (approximately 1,466 in connection with operations at Mountaineer; 70 full time (which increases by 250 during race meets conducted from May through September) at Scioto Downs; 183 at the Speedway property; 31 (which increases by 120 during race meets conducted from April to July) at Jackson Harness Raceway; and 1,100 at Binion’s of whom approximately 372 were represented by labor unions under collective bargaining agreements. The union representing parimutuel clerks at Mountaineer has been expanded in recent years to cover certain employees providing off-track betting services at the Speakeasy Gaming Saloon. We have an agreement in place with the parimutuel clerks at Mountaineer until November 30, 2008. In July 2003, Mountaineer’s video lottery clerks (a bargaining unit of approximately 350 employees) voted to be represented by a labor union with which Mountaineer has entered a contract through March 1, 2008. In December 2003, Mountaineer’s housekeeping employees (a bargaining unit of approximately 174 employees) participated in a union election. The union filed objections to the election, and in December 2004 a final determination was made that the union lost the election. We believe that our employee relations are good. Certain employees in the maintenance, slot, food and beverage and hotel departments of Binion’s are represented by labor unions. The applicable labor agreements expire on May 31, 2010 and May 31, 2007 respectively.

Litigation

On May 5, 2006, HHLV Management Company, LLC, an affiliate of Harrah’s Entertainment, Inc., served a complaint for breach of contract against Speakeasy Gaming of Fremont, Inc. (and MTR Gaming Group, Inc. as guarantor of the obligations of Speakeasy Gaming of Fremont, Inc.). The complaint alleges that HHLV is entitled to an additional $5 million of purchase price pursuant to the Purchase Agreement by which Speakeasy Gaming of Fremont acquired Binion’s Gambling Hall and Hotel. The Company and Speakeasy Gaming of Fremont, Inc. answered the complaint, generally denying liability and filed counterclaims for breach of contract, breach of duty of good faith and fair dealing, and fraudulent or intentional misrepresentations. By order filed on October 2, 2006, the court dismissed those of the Company’s counterclaims that were based on fraud and bad faith, but preserved the counterclaim based on breach of contract.

Gary Birzer and Amy Birzer v. MTR Gaming Group, Inc. and Mountaineer Park, Inc, et. al, Civil Action No. 06-C-2-W, Circuit Court of Hancock County, West Virginia (First Amended Complaint filed January 17, 2006.   On January 17, 2006, Gary Birzer, a jockey who was injured during a race at Mountaineer in July 2004, filed a first amended complaint in which he alleges that Mountaineer was negligent in its design, construction and maintenance of the racetrack as well as in its administration of races. Mr. Birzer seeks medical expenses to date of $550,000, future medical expenses, unspecified lost wages and other damages resulting from his injuries. Mr. Birzer seeks in excess of $10 million in damages. Mr. Birzer’s wife seeks $2 million for loss of consortium. Mountaineer has answered the complaint, denying any negligence or wrongdoing and further alleging that Mr. Birzer’s injuries, to the extent the result of negligence, resulted from Mr. Birzer’s own negligence or the negligence of others. Though the complaint is unclear as to the basis for liability against the Company, it appears that the Company was named a defendant because it is Mountaineer’s parent company and allegedly conspired with the other defendants to cause Mr. Birzer’s inquiries. We believe, but cannot assure, that the Company has sufficient liability insurance coverage for these claims.

Sherwin Seiden, Individually and On Behalf of All Others Similarly Situated v. MTR Gaming Group, Inc., Edson R. Arneault, Robert A. Blatt, Donald J. Duffy, James V. Stanton, LC Greenwood and Richard Delatore, Civil Action No. 05-C-266M, Circuit Court of Hancock County, West Virginia, filed December 14, 2005.   On December 14, 2005, Sherwin Seiden, an MTR Stockholder filed suit as an individual and as a class action against us and the members of our Board of Directors alleging that the defendants were unlawfully attempting to complete the sale of MTR to TBR Acquisition Group, LLC (“TBR”) at a grossly inadequate and unfair price in breach of the director defendants’ fiduciary duties to MTR’s shareholders. TBR is controlled by Edson R. Arneault (our President, Chief Executive Officer and Chairman) and Robert A. Blatt (our Executive Vice President and a member of our Board of Directors). The action seeks to enjoin the defendants from proceeding with or completing the proposal sale, and if the sale is completed, the action seeks its rescission and the award of recessionary damages to the class. We believe these claims are moot because the Special Committee of our Board of Directors rejected the TBR proposal and no other purchase proposal has been made.

Patricia L. Williams, Individually and On Behalf of All Others Similarly Situated v. MTR Gaming Group, Inc., Edson R. Arneault, Robert A. Blatt, Donald J. Duffy, James V. Stanton, LC Greenwood and Richard Delatore, Civil Action No. 05-C-267 G, Circuit Court of Hancock County, West Virginia filed December 15, 2005.   On December 15, 2005, Patricia L. Williams, an MTR Stockholder filed suit as an individual and as a class action against us and the members our Board of Directors, alleging substantially the same facts and seeking substantially the same relief as described with respect to the Seiden action described above. We believe these claims are moot because the Special Committee of our Board of Directors rejected the TBR proposal and no other purchase proposal has been made.

Matthew John Smyth v. Edson R. Arneault, Robert A. Blatt, James V. Stanton, Donald J. Duffy, LC Greenwood, Richard Delatore, TBR Acquisition Group, LLC (Defendants), and MTR Gaming Group, Inc. (Nominal Defendant) Civil Action No. 06-C-28 W, Circuit Court of Hancock County, West Virginia, filed February 13, 2006.   On February 13, 2006 Matthew John Smyth, an MTR Stockholder, filed suit as a derivative action on our behalf, and as a class action on behalf of our stockholders, alleging that the defendants were unlawfully attempting to complete a going-private transaction with TBR upon unfair terms in breach of the director defendants’ fiduciary duties to our stockholders and resulting in a waste of our corporate assets. The action seeks a judgment ordering the director defendants to fulfill their fiduciary duties to us and our shareholders, to provide accountings of certain damages and pay certain reimbursement to us of amounts paid or to be paid by us to TBR under an Expense Reimbursement Agreement between TBR and us. See “Certain Transactions.”

The Company is also party to various lawsuits, which have arisen in the normal course of its business. The liability arising from unfavorable outcomes of those lawsuits is not expected to have a material impact on the Company’s financial condition or financial results.

REGULATION AND LICENSING

General

All of our gaming operations are subject to extensive regulations and could be subjected at any time to additional or more restrictive regulations. We are also subject to the provisions of West Virginia law that govern the conduct of horse racing in West Virginia (the “West Virginia Racing Act”) and the operation of slots in West Virginia (the “Lottery Act”). In addition, our horse racing operations at Presque Isle Downs will be subject to extensive regulation under the Pennsylvania Racing Act and slot operations will be subject to the laws, regulations, and supervisory procedures of the recently formed PGCB. Our harness racing operations at Scioto Downs are subject to the applicable Ohio statutes and the rules and regulations of the Ohio Racing Commission. Our live racing, parimutuel wagering and slot operations are contingent upon the continued governmental approval of such operations as forms of legalized gaming. Our casino gaming operations in Nevada are subject to the laws, regulations, and supervisory procedures of the Nevada Gaming Control Board, the Nevada Gaming Commission, the City of Las Vegas, and the City of North Las Vegas.

The regulations and oversight applicable to our operations are intended primarily to safeguard the legitimacy of gaming activity and its freedom from inappropriate or criminal influences. Many of our material licenses are subject to annual or other periodic renewal and governmental authorities may refuse to grant permission to continue to operate existing facilities. The failure to obtain or maintain in effect required regulatory approvals is expected to constitute an event of default under our various financing agreements and would have a material adverse effect upon our business, financial condition and results of operations.

West Virginia Racing and Gaming Regulation

The powers and responsibilities of the Racing Commission include, among other things, (i) granting permission annually to maintain racing licenses and schedule race meets, (ii) approving simulcasting activities, (iii) licensing all officers, directors, racing officials and certain other employees of the licensee, and (iv) approving all contracts entered into by the licensee affecting racing and parimutuel wagering operations. Such powers and responsibilities extend to the approval and/or oversight of all aspects of racing and parimutuel wagering operations. In order to conduct simulcast racing, Mountaineer is required under West Virginia law to apply for a minimum of 210 live race days each year and to obtain Racing Commission approval for any reduction in race days actually held during that year. West Virginia law requires that at least 80% of Mountaineer’s employees be citizens and residents of West Virginia and must have been such for at least one year. In addition, certain activities, such as simulcasting races, require the consent of the representatives of a majority of the horse owners and trainers at Mountaineer.

Mountaineer’s export simulcast activities to sites outside of West Virginia are subject to regulation by other state racing commissions, as well as the provisions of the Federal Interstate Horse Racing Act of 1978, which prohibit Mountaineer from accepting off-track wagering on simulcast racing without the approval of the Racing Commission and, subject to certain exceptions, of any other currently operating horse racetrack within 60 miles, or if none, of the closest horse racetrack in any adjoining state. We believe we have received all necessary approvals to conduct our current operations at Mountaineer; however, such approvals are subject to renewal and approval annually. The failure to receive or retain approvals or renewals of approvals, or a delay in receiving such approvals and renewals, could cause the reduction or suspension of racing and parimutuel wagering as well as of gaming operations at Mountaineer and have a material adverse effect on our business, financial condition and results of operations.

Pursuant to the Lottery Act, each of the two West Virginia horse racetracks and two West Virginia dog racetracks licensed prior to January 1, 1994 and which conduct a minimum number of days of live racing, may apply for an annual license to operate gaming at its racetrack. The Lottery Act likewise requires that the operator of Mountaineer be subject to a written agreement with the horse owners, breeders and trainers who race horses at Mountaineer (the “Mountaineer Horsemen”) concerning the proceeds of video lottery (a “Proceeds Agreement”) in order to conduct gaming operations. Mountaineer is party to the requisite agreement with the Mountaineer Horsemen which expires on December 31, 2006. The Lottery Act also requires Mountaineer to have a Proceeds Agreement with the parimutuel clerks in order to operate gaming. Mountaineer is party to a labor agreement with its parimutuel clerks, which expires on November 30, 2008, however, our Proceeds Agreement with the Mountaineer parimutuel clerks expires on April 14, 2007. The absence of such an agreement with the Mountaineer Horsemen or the parimutuel clerks at Mountaineer, or the termination or non-renewal of such agreements, would have a material adverse effect on our business, financial condition and results of operations. The Lottery Commission has broad powers to approve and monitor all operations of the gaming machines, the specification of the machines and the interface between the terminals and the West Virginia Central Lottery System. The Lottery Commission also acts upon requests for increases in the number of gaming machines. The Lottery Commission’s denial of a request to increase the number of machines at Mountaineer could limit Mountaineer’s growth and thus adversely affect our business, financial condition and results of operations. In addition, the Lottery Commission licenses all persons who control the licensed entity or are key personnel of the gaming operation to ensure their integrity and absence of any criminal involvement.

The conduct of gaming by a racing facility is subject to the approval of the voters of the county in which the facility is located. If such approval is obtained, the facilities may continue to conduct video lottery activities unless the matter is resubmitted to the voters pursuant to a petition signed by at least 5% of the registered voters, who must wait at least five years to bring such a petition. If approval is denied, another vote on the issue may not be held for a period of two years. Gaming was approved in Hancock County, the location of Mountaineer, on May 10, 1994. If such approval were ever revoked pursuant to the Lottery Act, it would have a material adverse effect on us.

The Lottery Act imposes extensive operational controls relating to, among other matters, security and supervision, access to the machines, hours of operation, general liability insurance coverage and machine location. In addition, the Lottery Act prohibits the extension of credit for video lottery play and requires Lottery Commission approval before any video lottery advertising and promotional activities are conducted. The Lottery Act provides for criminal and civil liability in the event of specified violations.

Pursuant to both the Racing Commission’s and Lottery Commission’s regulatory authority, we may be investigated by either body at virtually any time. Accordingly, we must comply with all gaming laws at all times. Should either body consider us to be in violation of any of the applicable laws or regulations, each has the plenary authority to suspend or rescind our licenses. While we have no knowledge of any non-compliance, and believe that are in full compliance with all relevant regulations, should we fail to comply with such regulations, our business would be materially adversely affected.

Nevada Gaming Regulation

The laws, regulations, and supervisory procedures of the Nevada Gaming Control Board (the “Board”), the Nevada Gaming Commission (the “Commission”), the City of Las Vegas (the “City”) and the City of North Las Vegas (“North Las Vegas”) (the Board, the Commission, the City and North Las Vegas are hereinafter collectively referred to herein as the “Nevada Gaming Authorities”) are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures;

(iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) the provision of a source of state and local revenues through taxation and licensing fees. Any changes in such laws, regulations, and procedures could have a material adverse effect on the operations of the Company, Binion’s and Speakeasy Las Vegas.

In order to operate non-restricted gaming at Binion’s and at the Speedway Property, Speakeasy Fremont, Speakeasy Las Vegas and certain officers and directors are required to be licensed or found suitable as operators and owners of a casino by the Nevada Gaming Authorities. A gaming license requires the periodic payment of fees and taxes and is not transferable. We are also required to be registered by the Nevada Commission as a publicly traded corporation (“Registered Corporation”) and as such, we are required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information that the Nevada Commission may require. No person may become a stockholder of, or receive any percentage of profits from, Speakeasy Fremont or Speakeasy Las Vegas without first obtaining licenses and approvals from the Nevada Gaming Authorities. We and all relevant affiliates have obtained from the Nevada Gaming Authorities the necessary licenses or approvals to engage in gaming activities at our Nevada properties.

The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, us or Speakeasy Fremont or Speakeasy Las Vegas in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors, and certain key employees must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Officers, directors, and our key employees who are actively and directly involved in gaming activities of our Nevada properties may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and in addition to their authority to deny an application for a finding of suitability or licensing, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

If the Nevada Gaming Authorities were to find an officer, director, or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, Speakeasy Fremont or Speakeasy Las Vegas, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require us, Speakeasy Fremont, or Speakeasy Las Vegas to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to appeal in Nevada.

We must submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities, and similar financial transactions by us and the Nevada subsidiaries will have to be reported to, or approved by, the Nevada Commission.

If it were determined that we, Speakeasy Fremont, or Speakeasy Las Vegas had violated the Nevada Gaming Control Act or the regulations promulgated thereunder (collectively, the “Nevada Act”), the gaming licenses could be limited, conditioned, suspended, or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, we, Speakeasy Fremont, Speakeasy Las Vegas and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Any beneficial holder of our voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his suitability as a beneficial holder of our voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

The Nevada Act requires any person who acquires more than five percent of our voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10 percent of our voting securities apply to the Nevada Commission for a finding of suitability within 30 days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an “institutional investor,” as defined in the Nevada Act, which acquires more then 10 percent, but not more than 15 percent, of our voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of directors, any change in our corporate charter, bylaws, management, policies, or operations, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding our voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies, or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership, or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of the investigation.

Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board may be found unsuitable. The same restrictions apply to a record owner of securities if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a Registered Corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. We are subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us, Speakeasy Fremont or Speakeasy Las Vegas, we (i) pay that person any dividend or interest upon our voting securities, (ii) allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pay remuneration in any form to that person for services rendered or otherwise, or (iv) fail to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities for cash at fair market value.

The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered Corporation to file applications, be investigated, and be found suitable to own the debt security of a Registered Corporation. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction. We must maintain a current stock ledger in Nevada, which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We also must render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require our stock certificates to bear a legend indicating that the securities are subject to the Nevada Act. Likewise, we may not make a public offering of our securities without the prior approval of the Nevada Commission if the securities or proceeds therefrom are intended to be used to construct, acquire, or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes.

Changes in control of us through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and Nevada Commission in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors, and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to: (i) assure the financial stability of corporate gaming operators and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before we can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by our Board of Directors in response to a tender offer made directly to the Registered Corporation’s stockholders for the purposes of acquiring control of the Registered Corporation.

Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, “Licensees”), and who is or proposes to become involved in a gaming venture outside of Nevada is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $25,000 to pay the expenses of investigation of the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. A Licensee is also subject to disciplinary action by the Nevada Commission if it knowingly violates any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fails to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engages in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employs a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the grounds of personal unsuitability.

Impact of Resort Hotel Legislation

The Speedway Property is subject to legislation passed in 1991 by the Nevada Legislature, which is commonly referred to as the Resort Hotel Legislation. The key portions of this legislation are found in Section 463.1605 of the Nevada Revised Statutes (“NRS”) and essentially provide that the Nevada Commission shall not approve a non-restricted gaming license for an establishment located in either Clark County or Washoe County, Nevada, unless the establishment is a resort hotel. A resort hotel is defined to include an establishment held out to the public as a hotel with more than 200 rooms available for sleeping accommodations, at least one bar with capacity for more than 30 patrons, and at least one restaurant with capacity for more than 60 patrons. A county, city or town may require resort hotels to meet standards in addition to those required by NRS 463.1605 as a condition to issuance of a gaming license by the particular county, city or town. The Speedway Property, which does not have more than 200 rooms, is exempt from NRS 463.1605 because it held a non-restricted gaming license prior to the enactment of NRS 463.1605. The grandfathered exemption, however, would be lost in the event gaming is abandoned within the meaning of the statute and local regulations. The March 1999 commencement of gaming operations at the Speedway Property preserved the grandfathered status of the Speedway Property. The failure to keep the grandfathered exemption to NRS 463.1605 and the local regulations governing resort hotels (by abandonment of gaming operations) would have a material adverse effect on us.

Pennsylvania Racing and Gaming Regulation

Presque Isle Downs’ horse racing operations will be subject to extensive regulation under the Pennsylvania Race Horse Industry Reform Act (the “Pennsylvania Racing Act”). The Pennsylvania State Horse Racing Commission (the “Pennsylvania Racing Commission”) has the power to supervise all thoroughbred horse race meetings at which parimutuel wagering is conducted and, in connection therewith, is responsible for, among other things:

•       granting permission annually to maintain racing licenses and schedule races;

•       approving, after a public hearing, the opening of off-track wagering facilities (“OTWs”);

•       approving simulcasting activities; and

•       approving all contracts entered into by a company affecting racing, parimutuel wagering and OTWs.

As in most states, the regulations and oversight applicable to our planned Pennsylvania operations are intended primarily to safeguard the legitimacy of the sport and its freedom from inappropriate or criminal influences. The Pennsylvania Racing Commission has broad authority to regulate in the best interests of racing and may disapprove the involvement of certain personnel in our operations, deny approval of certain acquisitions following their consummation or withhold permission for a proposed OTW site for a variety of reasons, including community opposition. The Pennsylvania legislature also could, at any time, terminate parimutuel wagering as a form of legalized gaming in Pennsylvania or subject such wagering to additional restrictive regulation.

The Pennsylvania Racing Act requires that any shareholder of a licensed corporation proposing to transfer beneficial ownership of 5% or more of our shares file an affidavit with us setting forth certain information about the proposed transfer and transferee, a copy of which we are required to furnish to the Pennsylvania Racing Commission. The certificates representing our shares owned by 5% beneficial shareholders are required to bear certain legends prescribed by the Pennsylvania Racing Act. In addition, under the Pennsylvania Racing Act, the Pennsylvania Racing Commission has the authority to order any beneficial shareholder of a licensed corporation to dispose of his common stock of such licensed corporation if it determines that continued ownership would be inconsistent with the public interest, convenience or necessity or the best interest of racing generally.

Presque Isle Downs’ planned slot machine operations will be subject to the Pennsylvania Race Horse Development and Gaming Act (the “Pennsylvania Gaming Act”) passed and signed into law in July 2004. The Pennsylvania Gaming Act authorizes the granting of slot machine licenses to up to seven Category 1 licensed facilities (i.e. racetracks) and up to five Category 2 licensed facilities (i.e. non-tracks), along with limited licenses to up to two Category 3 licensed facilities (i.e. resort hotels). Those racetracks and non-track facilities which successfully apply for slot machine licenses will be permitted to operate between 1,500 and 3,000 slot machines each, subject to future expansion of up to 2,000 additional machines per facility upon the approval of the PGCB. The licensed resort facilities will be permitted to operate up to 500 machines each.

Each racetrack slot machine licensee in Pennsylvania will be required to pay 34% of its daily gross revenues from gaming less all monetary payouts (“Gross Terminal Revenues”) to the State Gaming Fund, 5% of its Gross Terminal Revenues to the Pennsylvania Gaming Economic Development and Tourism Fund and a maximum of 12% of its Gross Terminal Revenues to a pool (the “Horsemen Pool”) for distribution to each racetrack’s horsemen, in the form of purses and other awards. Non-track and resort facilities will be bound to make the same percentage distributions but, since they do not conduct horse racing, they will contribute to the Horsemen Pool that portion of their Gross Terminal Revenues which is equal, on a pro rata basis, to the amount contributed to the Horsemen Pool by Category 1 licensees. The Horsemen Pool will then be allocated among the horsemen at each of the Category 1 licensed facilities, with the intention of providing payments to the horsemen at each racetrack, which are equivalent to 18% of that track’s Gross Terminal Revenues. In July, 2006, the Pennsylvania Department of Revenue issued temporary regulations interpreting the state’s gaming act to require Category 1 licensees to pay a minimum of $10 million annually to local government. In April of 2006, a Department spokesman had indicated that the aggregate amount payable to the host county and host municipality would be capped at 4% of gross terminal revenue (net win after payouts to players). We intend to mitigate the impact of this new regulation by pursuing agreements with Erie County for the county’s investment of part of its local share into infrastructure improvements that we believe will directly or indirectly benefit both the host municipality, Summit Township, and Presque Isle Downs. We have already entered into a similar agreement with the Summit Township Industrial and Economic Development Authority pursuant to which the Authority has agreed to apply to Erie County for certain grants contemplated by the gaming act, which would be used to fund, initially, up to $14.4 million of agreed upon on- and off-site infrastructure improvements. We remain confident, notwithstanding the new regulation, that the distribution scheme as a whole (including the creation of a Horse Racing Development Fund into which all of the state’s slot machine licensees will pay a portion of gross terminal revenue, but from which only the Category 1 licensees will receive distributions—80% of which will supplement racing purses), will provide an acceptable return on our investment.

All racetrack licensees offering slot machines in Pennsylvania must pay an upfront fee of $50.0 million and will be required to commit a minimum of $5.0 million over a five year period, and an amount ranging from $0.25 million to $1.0 million annually for five years thereafter, for improvements and maintenance of its backstretch (we expect, pursuant to a provision of the Pennsylvania Gaming Act applicable to new facilities, to defer these requirements for a period of ten to twelve years). We filed our application for a Category 1 license for Presque Isle Downs on December 28, 2005 and received our conditional license on October 25, 2006. We are currently subject to Pennsylvania’s gaming laws and regulations of the PGCB similar to those in effect in Nevada. The PGCB has scheduled the hearing on our Permanent Category 1 License for December 13, 2006, and has announced that it expects to issue permanent licenses in December 2006.

Minnesota Racing and Card Room Regulation

In December 2003, North Metro Harness Initiative, LLC and Southwest Casino and Hotel Corp. filed applications for Class A and Class B licenses, respectively, to develop and operate a harness racing track and card club in Anoka County, Minnesota, after which time the Company acquired a 50% equity interest in North Metro Harness. The Class B license application was subsequently amended to reflect the Company’s participation and, on January 19, 2005, the Minnesota Racing Commission voted to grant Class A and Class B licenses to North Metro (formal findings issued February 16, 2005). The Class A License is effective until revoked or suspended by the Racing Commission, or relinquished by the licensee. The Class B License is renewable each year by the Racing Commission after a public hearing (if required by the Racing Commission).

Minnesota established the Minnesota Racing Commission to regulate horse racing and card playing in the state under its parimutuel horse racing statute. North Metro and the Company, as a 50 percent owner of North Metro, are subject to the horse racing statute and rules and regulations promulgated under it (the “Racing Act”). North Metro’s horse racing operations will also be subject to the Federal Interstate Horse Racing Act of 1978.

The Racing Commission has broad authority to enforce the Racing Act and regulate substantially all aspects of horse racing in Minnesota. The Racing Commission granted and will oversee North Metro’s operating licenses, will license all employees of North Metro’s racetrack as well as jockeys, trainers, veterinarians and other participants, regulates the transfer of ownership interests in licensees, allocates live race days and simulcast-only race days, approves race programs, regulates the conduct of races, sets specifications for the racing ovals, animal facilities, employee quarters and public areas of North Metro’s racetrack, regulates the types of wagers on horse races and approves significant contractual arrangements with North Metro, including management agreements, simulcast arrangements, totalizator contracts and concessionaire agreements. Adverse decisions by the Racing Commission in regard to any one or more of these matters could materially adversely affect the Company’s operations.

The Racing Act requires prior approval by the Racing Commission of all officers, directors, 5% shareholders, or other persons having a present or future direct or indirect financial or management interest in any person applying for a Class A and Class B, and if a change of ownership of more than 5% of the licensee’s shares is made after an application is filed or the license issued, the applicant or licensee must notify the Racing Commission of the changes within five days of this occurrence and provide the information required by the Racing Act.

North Metro has submitted a card club plan of operation for approval by the Racing Commission in connection with North Metro’s Class B license. If the card club plan of operation is approved, the Racing Commission will regulate the playing of “unbanked” or “player pool” card games at North Metro’s card club, as well as harness racing. North Metro must reimburse the Racing Commission for its actual costs, including personnel costs, of regulating the card club. North Metro must have the Class B license and card club authorization renewed annually by the Racing Commission after a public hearing (if required by the Racing Commission).

Ohio Racing Regulation

Our horse racing operations at Scioto are subject to extensive regulation under the Ohio Racing Commission statutes and rules, under the authority of the Ohio Racing Commission, which is responsible for, among other things:

•       granting permission annually to maintain racing licenses and schedule races;

•       approving, after a public hearing, the opening of off-track wagering facilities (“OTWs”);

•       approving simulcasting activities;

•       licensing all officers, directors, racing officials and certain other employees of a company; and

•       approving all contracts entered into by a company affecting racing, parimutuel wagering and OTWs.

The Ohio Racing Commission has broad authority to regulate in the best interests of racing and may disapprove the involvement of certain personnel in our operations, deny approval of certain acquisitions following their consummation or withhold permission for a proposed OTW site for a variety of reasons, including community opposition. The Ohio legislature also has the authority to amend or revoke the power of the Ohio Racing Commission to approve additional OTWs and could, at any time, terminate parimutuel wagering as a form of legalized gaming in Ohio or subject such wagering to additional restrictive regulation, or permit additional gaming facilities to operate in Ohio.

The Ohio Racing Commission approves annual licenses for racetracks to conduct harness and thoroughbred horse racing.

Michigan Racing Regulation

Operations at Jackson Harness in Jackson, Michigan are subject to regulation under Michigan’s Horse Racing Law of 1995 and regulations promulgated under that law. The law is administered by the Office of Racing Commissioner which is part of the Michigan Department of Agriculture. The Racing Commissioner has general supervisory control over pari-mutuel betting and the conduct of horse racing. Those powers include:

•       annual licensing of tracks, individuals or entities participating in the conduct of racing and parimutuel wagering;

•       conduct of background checks on such individuals, including fingerprinting and criminal record examination;

•       establishment of race calendars;

•       inspection of facilities, books and records; and

•       regulation of simulcast races, subject to a contract with the local county.

The conduct of horse racing is pervasively regulated in the State of Michigan. By becoming licensed, the individuals consent to inspections. The Commissioner has the power to summarily suspend a license for violation of the Horse Racing Law or rules.

IRS Regulations and Currency Transaction Reporting

The Internal Revenue Service, or IRS, requires operators of casinos located in the United States to file information returns for U.S. citizens, including names and addresses of winners, for all winnings in excess of stipulated amounts. The IRS also requires operators to withhold taxes on certain winnings of nonresident aliens. Regulations adopted by the Financial Crimes Enforcement Network of the Treasury Department and the gaming regulatory authorities in certain domestic jurisdictions in which we operate casinos require the reporting of currency transactions in excess of $10,000 occurring within a gaming day, including identification of the patron by name and social security number.

Restrictions on Share Ownership and Transfer

Unless prior approval of the West Virginia Lottery Commission is obtained, the sale of five percent or more of the voting stock of the license holder or any corporation that controls the license holder or the sale of a license holder’s assets (other than in the ordinary course of business), or any interest therein, to any person not previously determined by the Lottery Commission to have satisfied the licensing qualifications, voids the license. The Company’s stock certificates state that the securities are subject to the Company’s right to repurchase shares at any time in the sole discretion of the Company from a “Disqualified Holder” as defined in the Certificate of Incorporation. The Certificate of Incorporation defines a Disqualified Holder as any Beneficial Owner of shares of common stock of the Corporation or any of its Subsidiaries, whose holding of shares of common stock may result, in the judgment of the board of directors, in (i) the denial, loss or non-reinstatement of any license or franchise from any governmental agency applied for or held by the Corporation or any Subsidiary to conduct any portion of the proposed or actual business of the Corporation or any Subsidiary, which license or franchise is conditioned upon some of all of its holders of common stock meeting certain criteria, or (ii) the disapproval, modification, or non-renewal of any contract under which the Corporation or any of its Subsidiaries has sole or shared authority to manage any gaming operations. Accordingly, the Company deems any holder of the Company’s common stock who has not been determined by the Lottery Commission (subject to any exceptions recognized by the Lottery Commission) to have satisfied the licensing qualifications to be a Disqualified Holder to the extent of holdings in excess of 5% of the Company’s issued and outstanding shares, which shares the Company will deem to have been purchased on the Company’s behalf (and which the Company may, in its discretion, repurchase pursuant to the terms of the Certificate of Incorporation).

Environmental Matters

We are subject to various federal, state and local environmental laws and regulations that govern activities that may have adverse environmental effects, such as discharges to air and water, as well as the management and disposal of solid and hazardous wastes. These laws are complex, and subject to change. Under such laws and regulations, we may incur costs to achieve or maintain compliance or to obtain permits and other approvals required for our activities and operations. For example, we may incur costs under existing and new regulations pertaining to stormwater and wastewater management at our racetracks. In addition, we may face penalties or other liabilities in the event that we fail to comply with these laws and regulations. For instance, water discharges from our racetrack operations at our Mountaineer facility were the subject of past enforcement actions by state regulators. We satisfied the requirements of those past proceedings, and implemented measures to maintain compliance on a going forward basis. Such costs and liabilities have not in the past had a material impact on our business or financial condition. We believe, but we cannot assure you, that compliance with environmental laws and regulations will not have such an impact in the future.

We also are subject to laws and regulations that create liability and cleanup responsibility for releases of hazardous substances into the environment. Under certain of these laws and regulations, a current or previous owner or operator of property may be liable for the costs of remediating hazardous substances or petroleum products on its property, without regard to whether the owner or operator knew of, or caused, the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time they occurred. The presence of, or failure to remediate properly, such substances may materially adversely affect the ability to sell or rent such property or to borrow funds using such property as collateral. Additionally, the owner of a site may be subject to claims by third parties based on damages and costs resulting from environmental contamination emanating from a site.

In connection with our property acquisitions, we have conducted environmental assessments of substantially all of our properties. Based on these assessments, we have identified soil and/or groundwater contamination and other issues (such as the presence of wetlands or asbestos) at certain of our properties that may require further action or involve regulatory oversight. Generally, the contamination issues relate to prior uses of our properties by prior owners or operators. For example, in connection with the acquisition of a site in Pennsylvania that was formerly operated as a paper manufacturing plant, we entered into a consent order and agreement with the Pennsylvania Department of Environmental Protection in which we agreed to clean up certain portions of the site. At the time of our purchase, cleanup costs (as a component of overall site development and earthwork costs) were estimated at $3 million. We have since sold the portion of the property that will require further work to a third party who has agreed to undertake the work required under such consent order agreement and to pay any and all such costs. However, in the event that the purchaser fails to honor its obligations, we could incur costs related to this matter in the future. In addition, we are engaged in investigation or remediation efforts at several other of our properties. Based on currently available information, we believe, although we cannot assure you, that our environmental remediation and other liabilities will not have a material impact on our business.

Compliance with Other Laws

We are also subject to a variety of other rules and regulations, including zoning, construction and land use laws and regulations, and laws governing the serving of alcoholic beverages in all of the states in which we operate. Mountaineer, Scioto, the Speedway Property, Jackson Harness and Binion’s derive other revenues from the sale of alcoholic beverages. Any interruption or termination of the ability to serve alcoholic beverages at those properties would have a material adverse effect on our business, financial condition and results of operations.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Fifth Amended and Restated Revolving Credit Facility

This summary highlights the principal terms included in our fifth amended and restated revolving credit facility. On September 22, 2006, together with Mountaineer Park, Inc., Speakeasy Gaming of Las Vegas, Inc., Speakeasy Gaming of Fremont, Inc., Presque Isle Downs, Inc. and Scioto Downs, Inc. (each a wholly-owned subsidiary of ours), and Wells Fargo Bank, National Association as Agent Bank, Lender, Swingline Lender and L/C Issuer (“Wells Fargo”) and National City Bank, CIT Lending Services Corporation, PNC Bank, National Association, Citizens Bank of Pennsylvania, and Fifth Third Bank, each as additional Lenders, we entered into the Fifth Amended and Restated Credit Agreement (the “Credit Agreement”). The Credit Agreement provides for an $105,000,000 senior secured revolving credit facility (the “Facility”). $60,000,000 of the Facility will be available as a sub-facility for stand-by letters of credit. The Facility includes a sub-limit up to $10,000,000 for same day advances. Maturity of the Facility is in September 2011. The purpose of the Facility is for working capital requirements, the purchase of a gaming license from the Pennsylvania Gaming Control Board, construction costs for the Presque Isle Downs property, and for other general corporate purposes. The Facility may be increased by up to $50,000,000 at our election, provided that (a) no Default or Event of Default (as defined in the Agreement) then exists or would result from such increase, (b) proceeds will be used for racino capital expenditure needs at Scioto Downs (subject to receipt of a future gaming license and certain other governmental approvals and a certain construction plan at Scioto Downs) and (c) there may be no more than two increases for an aggregate total of no more than $50,000,000. Security for the Facility includes, without limitation, all assets of the borrowers, including the capital stock of subsidiaries and a first priority security interest in all real and personal property of the borrowers, except that with respect to collateral located in the Commonwealth of Pennsylvania, the Lenders will not have or otherwise claim a security interest in, or lien on, monies or other funds on account for taxes owed to the Commonwealth of Pennsylvania under certain applicable Pennsylvania law. The applicable interest rates will be determined pursuant to certain criteria as set forth in the Credit Agreement.

The Credit Agreement modifies certain of our covenants to accommodate ongoing expenditures and growth in connection with the development and construction of Presque Isle Downs and also includes certain other amendments of covenants and conditions. The Credit Agreement supersedes the Fourth Amended and Restated Credit Agreement (as amended) by and among us, Wells Fargo and the other parties thereto.

Our Fifth Amended and Restated Revolving Credit Facility contains financial covenants that require us to satisfy, on a consolidated basis, specified quarterly financial tests, including:

•       a maximum leverage ratio;

•       a minimum adjusted fixed charge coverage ratio; and

•       a minimum tangible net worth.

The Fifth Amended and Restated Credit Facility also provides that in the event estimated costs to complete a development project exceed available funding sources (as defined) for two consecutive monthly periods, no additional borrowings, swingline advances or letters of credit would be advanced or issued until the Company demonstrated that available funding sources exceeded the estimated costs to complete the project. During this period, the interest rate would be increased by 2% per annum.

Our Fifth Amended and Restated Revolving Credit Facility also contains a number of other customary covenants that, among other things, will restrict our ability and that of our subsidiaries to:

•       incur additional debt;

•       make certain distributions;

•       make capital expenditures;

•       incur contingent liabilities;

•       make certain investments;

•       incur liens on our assets;

•       engage in mergers or consolidations;

•       transfer interests in our subsidiaries;

•       engage in affiliate transactions;

•       creation of subsidiaries;

•       incur certain tax liabilities; or

•       change accounting principles.

Events of Default.   Our Fifth Amended and Restated Revolving Credit Facility contains customary events of default, including defaults based on:

•       material inaccuracy of representations and warranties;

•       nonpayment of principal, interest or fees when due, subject to specified grace periods;

•       cross-defaults to other debt;

•       breach of specified covenants;

•       invalidity of any guaranty or security interest;

•       certain other defaults under the credit documents;

•       events of bankruptcy and insolvency;

•       failure to meet certain requirements imposed on pension plans;

•       commencement of certain litigation, subject to specified grace periods;

•       loss or suspension of our gaming permits;

•       material judgments;

•       dissolution and liquidation;

•       events constituting a change in control;

•       the sale or transfer of subsidiary stock, other than in connection with the stock pledges;

•       the occurrence of any default under any subsidiary guaranty or revocation of such guaranty; and

•       the occurrence of a material adverse change under our third amended and restated revolving credit facility.

As of September 30, 2006, no borrowings were outstanding under our existing revolving credit facility; however, letters of credit for approximately $51.5 were outstanding including the $50 million slot license letter of credit for the benefit of the Commonwealth of Pennsylvania.

The Senior Notes

In March 2003, MTR completed a private placement, pursuant to an exemption from the registration requirements of the Securities Act, of $130.0 million aggregate principal amount of their Series A 9¾% Senior Notes due 2010 issued pursuant to an indenture dated as of March 25, 2003. On September 5, 2003, we completed an offer to exchange such originally issued 9¾% Senior Notes due 2010, and the guarantees thereof, for Series B Senior Notes (the Senior Notes) and guarantees registered under the Securities Act and having substantially identical terms.

All of the $130.0 million aggregate principal amount of the Senior Notes is currently outstanding. Interest on the Senior Notes is payable on April 1 and October 1 of each year. The Senior Notes mature on April 1, 2010.

We may redeem all or part of the Senior Notes on or after April 1, 2007 at certain specified redemption prices. We may redeem up to 35% of the Senior Notes from proceeds of certain public offerings of our stock. The Senior Notes also are subject to redemption requirements imposed by state and local gaming laws and regulations.

The Senior Notes are general unsecured obligations and are guaranteed on a senior unsecured basis by our operating subsidiaries. The Senior Notes rank equally in right of payment with all of our existing and future senior indebtedness and rank senior in right of payment to all of our existing and future subordinated indebtedness, including the Notes. However, because the Senior Notes and the guarantees thereof are unsecured, holders of any of our existing and future senior secured indebtedness, including our senior secured credit facility, have a prior claim, ahead of the Senior Notes and the guarantees thereof, on our and the guarantors’ assets securing that senior secured debt.

DESCRIPTION OF NOTES

The Seris A Notes were issued, and the Series B Notes will be issued, under an Indenture (the “Indenture”) among the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”). The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following summarizes certain provisions of the Indenture and the Registration Rights Agreement. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture and the Registration Rights Agreement, and terms made a part of the Indenture by reference to the Trust Indenture Act. We urge you to read the Indenture, the Registration Rights Agreement and the Trust Indenture Act because they, and not this description, define your rights as a holder of Notes. Wherever particular provisions of the Indenture, the Registration Rights Agreement and the Trust Indenture Act are referred to in this Description of Notes, such provisions are incorporated by reference as part of the statements made, and such statements are qualified in their entirety by such reference. Copies of the Indenture and the Registration Rights Agreement are available from the Company as described below under the section of this Prospectus entitled “Available Information.”

You can find the definitions of certain terms used in this Description of Notes under “Certain Definitions” and throughout this Description of Notes. As used in this Description of Notes, all references to the “Company,” “we,” “our” or “us” mean MTR Gaming Group, Inc. and its successors in accordance with the terms of the Indenture, and not any of its subsidiaries.

Brief Description of the Notes and the Guarantees

The Notes

The Notes are:

•       our general unsecured obligations;

•       subordinated in right of payment to payment in full of all of our existing and future Senior Debt, including outstanding borrowings under our Credit Agreement and the $130.0 million aggregate outstanding principal amount at maturity of our 9¾% Senior Notes due 2010;

•       equal in right of payment to any future senior subordinated indebtedness that we may incur;

•       senior in right of payment to any future Subordinated Indebtedness that we may incur; and

•       unconditionally guaranteed by the Guarantors on a senior subordinated unsecured basis.

The Series B Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof.

The term “Subsidiaries” as used in this Description of Notes does not include Unrestricted Subsidiaries. As of the Issue Date, our Subsidiaries include all of our subsidiaries, other than certain subsidiaries that are Immaterial Subsidiaries as of the Issue Date. See the definition of “Certain Definitions—Unrestricted Subsidiary.” However, under certain circumstances, we will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture.

The Guarantees

The Series B Notes will be jointly and severally, irrevocably and unconditionally, guaranteed (the “Guarantees”) on a senior subordinated basis by each of our present and future Subsidiaries (the “Guarantors”), other than Immaterial Subsidiaries.

Subordination

As mentioned above, the Series B Notes and the Guarantees will be subordinated to the prior payment in full of all of our and the Guarantors’ Senior Debt, respectively. This means that holders of Senior Debt must be paid in full before any amounts are paid to the Holders of the Series B Notes in the event that we or any of the Guarantors become bankrupt or are liquidated, and that holders of Designated Senior Debt can block payments to the Holders of the Series B Notes in the event of our default on such Designated Senior Debt, all as more fully described below. See “Risk Factors—Risks Related to this Offering and the Notes—Your right to receive payments on the Notes or under the guarantees thereof is subordinated to our senior debt, including our senior notes and our senior secured credit facility.”

As of September 30, 2006, after the offering of the Series A Notes and the application of the proceeds therefrom, we have outstanding (i) an aggregate of approximately $133.8 million of Senior Debt, consisting of $130.0 million aggregate principal amount of the Senior Notes and $3.8 million of equipment and mortgage financing, (ii) no Indebtedness that ranked equal in right of payment with the Notes and (iii) no Indebtedness that was subordinate in right of payment to the Notes.

Subordination to Senior Debt

Upon any distribution of any of our or the Guarantors’ assets upon any dissolution, winding up, total or partial liquidation or reorganization of us or such Guarantor, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshalling of assets or liabilities:

(1)         the holders of all of our or such Guarantor’s Senior Debt, as applicable, will first be entitled to receive payment in full in cash or Cash Equivalents (or have such payment duly provided for) or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or Cash Equivalents before the Holders of the Notes are entitled to receive any payment on account of any Obligation in respect of the Notes, including the principal of or premium, if any, or interest (or Liquidated Damages, if any) on the Notes, or on account of the redemption provisions of the Notes or any repurchases of Notes, in any such case, other than (i) payments made with Junior Securities, and (ii) payments made from any previously established trusts described below under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge;” and

(2)         any payment or distribution of our or such Guarantor’s assets of any kind or character from any source, whether in cash, property or securities (other (i) Junior Securities and (ii) payments made from any previously established trusts described below under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”) to which the Holders or the Trustee on behalf of the Holders would be entitled (by set-off or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other Person making such a payment or distribution directly to the holders of such Senior Debt or their representative to the extent necessary to make payment in full (or have such payment duly provided for) on all such Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

Payment and Other Defaults on Designated Senior Debt

We and the Guarantors may not, and will not permit any Subsidiary to, make payment (by set-off or otherwise), as applicable, on account of any Obligation in respect of the Notes, including the principal of, or premium, if any, or interest (or Liquidated Damages, if any) on the Notes, or on account of the redemption provisions of the Notes or any repurchases of Notes, for cash or property (other than (i) payments made with Junior Securities, and (ii) payments made from any previously established trusts described below under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”):

(1)         upon the maturity of any of our or such Guarantors’ Designated Senior Debt by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and the interest on such Designated Senior Debt are first paid in full in cash or Cash Equivalents (or such payment is duly provided for) or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or Cash Equivalents, or

(2)         in the event of default in the payment of any principal of, premium, if any, or interest on our or such Guarantors’ Designated Senior Debt, as applicable, when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by acceleration, declaration or otherwise (a “Payment Default”), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

Upon (1) the happening of an event of default other than a Payment Default that permits the holders of Designated Senior Debt to declare such Designated Senior Debt to be due and payable and (2) written notice of such event of default given to us and the Trustee by any holder of Designated Senior Debt or such holder’s representative (a “Payment Blockage Notice”), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment (by set-off or otherwise) may be made by or on behalf of us or any Guarantor which is an obligor under such Designated Senior Debt on account of any Obligation in respect of the Notes, including the principal of or premium, if any, or interest (or Liquidated Damages, if any) on the Notes, or on account of the redemption provisions of the Notes or any repurchases of Notes, in any such case, other than (i) payments made with Junior Securities, and (ii) payments made from any previously established trusts described below under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

Notwithstanding the foregoing, unless the Designated Senior Debt in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Blockage Notice is delivered as set forth above (the “Payment Blockage Period”) (and such declaration has not been rescinded or waived), at the end of the Payment Blockage Period, we and the Guarantors shall be required to pay all sums not previously paid to the Holders of the Notes during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Notes.

Any number of Payment Blockage Notices may be given; provided, however, that:

(1)         not more than one Payment Blockage Notice shall be given within a period of any 360 consecutive days, and

(2)         no non-payment default that existed upon the date of such Payment Blockage Notice or the commencement of such Payment Blockage Period (whether or not such event of default is on the same issue of Designated Senior Debt) shall be made the basis for the commencement of any subsequent Payment Blockage Period unless such default has been cured or waived for a period of not less than 90 consecutive days.

In the event that, notwithstanding the foregoing, any payment or distribution of any of our or any Guarantor’s assets (other than Junior Securities) shall be received by the Trustee or the Holders of Notes at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of such Senior Debt, and shall be paid or delivered by the Trustee or such Holders, as the case may be, to the holders of such Senior Debt remaining unpaid or unprovided for or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate principal amounts remaining unpaid on account of such Senior Debt held or represented by each, for application to the payment of all such Senior Debt remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Debt in full in cash or Cash Equivalents or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or Cash Equivalents after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

No provision contained in the Indenture or the Notes will affect our or the Guarantors’ obligation, which is absolute and unconditional, to pay, when due, principal of or premium, if any, and interest (and Liquidated Damages, if any) on the Notes. The subordination provisions of the Indenture and the Notes will not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any Holder to pursue any other rights or remedies with respect to the Notes.

As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of, or a marshalling of the assets and liabilities of, us or the Guarantors, Holders of the Notes may receive ratably less than other creditors.

Principal, Maturity and Interest; Additional Notes

We initially issued the Series A Notes with a maximum aggregate principal amount of $125.0 million. The Indenture provides, in addition to the $125.0 million aggregate principal amount of Series A Notes, for the issuance of additional Notes having identical terms and conditions to the Notes offered hereby (the “Additional Notes”), subject to compliance with the terms of the Indenture, including the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock.” Interest would accrue on the Additional Notes issued pursuant to the Indenture from and including the date of issuance of such Additional Notes. Any such Additional Notes would be issued on the same terms as the Notes and would constitute part of the same series of securities as the Notes and would vote together as one series on all matters with respect to the Notes. Except where stated otherwise, all references to Notes herein include the Additional Notes. We will issue Notes in denominations of $1,000 and integral multiples of $1,000.

The Notes will mature on June 1, 2012. The Notes will bear interest at the rate per annum stated on the cover page hereof from the date of issuance or from the most recent date to which interest has been paid or provided for (the “Interest Payment Date”), payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2006, to the Persons in whose names such Notes are registered at the close of business on the May 15 or November 15 immediately preceding such Interest Payment Date (each, an “Interest Record Date”). Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Methods of Receiving Payments on the Notes

Principal of, premium, if any, and interest (and Liquidated Damages, if any) on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at our office or agency maintained for such purpose. Except as set forth below, at our option, payment of interest may be made by check mailed to the holders of the Notes (the “Holders”) at the addresses set forth upon our registry books or by wire transfer to the accounts specified by them. See “Book-Entry; Delivery; Form and Transfer—Same Day Settlement and Payment.” No service charge will be made for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by us, our office or agency will be the corporate trust office of the Trustee.

Certain Bankruptcy Limitations

We conduct a substantial portion of our business through our wholly-owned operating subsidiaries, each of which will guarantee our Obligations with respect to the Notes.

Holders of the Notes will be direct creditors of each Guarantor by virtue of its Guarantee. Under federal or state fraudulent transfer laws, however, under certain circumstances a court might avoid (i.e., cancel) a Guarantee. If a court avoided a Guarantor’s Guarantee, we cannot assure you that the assets of the other Guarantors would be sufficient to pay all amounts due on the Notes. See “Risk Factors—Risks Related to this Offering and the Notes—Under certain circumstances, a court could cancel the obligations under the guarantees.”

If the obligations of a Guarantor under its Guarantee were avoided, Holders of Notes would have to look to the assets of the Company and any remaining Guarantors for payment. There can be no assurance in that event that such assets would suffice to pay the outstanding principal and interest on the Notes.

Optional Redemption

We will not have the right to redeem any Notes prior to June 1, 2009 (other than out of the Net Cash Proceeds of a Qualified Equity Offering, as described in the next following paragraph).

At any time on or after June 1, 2009 we may redeem the Notes for cash at our option, in whole or in part, upon not less than 30 days nor more than 60 days notice to each Holder of Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing June 1 of the years indicated below, in each case together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption of the Notes (the “Redemption Date”):

Year	Percentage
2009	104.500%
2010	102.250%
2011 and thereafter	100.000%

At any time prior to June 1, 2009, upon a Qualified Equity Offering for cash, up to 35% of the aggregate principal amount of the Notes issued pursuant to the Indenture may be redeemed at our option within 90 days of such Qualified Equity Offering, on not less than 30 days, but not more than 60 days, notice to each Holder of the Notes to be redeemed, with cash received by us from the Net Cash Proceeds of such Qualified Equity Offering, at a redemption price equal to 109.000% of the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date; provided, however, that immediately following such redemption not less than 65% of the aggregate principal amount of the Notes issued pursuant to the Indenture on the Issue Date remain outstanding.

If the Redemption Date is on or after an Interest Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest and Liquidated Damages, if any, due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Interest Record Date.

Regulatory Redemption

If any Gaming Authority requires that a Holder or beneficial owner of Notes must be licensed, qualified or found suitable under any applicable Gaming Law and such Holder or beneficial owner fails to apply for a license, qualification or a finding of suitability within 30 days after being requested to do so by the Gaming Authority (or such lesser period that may be required by such Gaming Authority), or if such Holder or such beneficial owner is not so licensed, qualified or found suitable, we shall have the right, at our option, (1) to require such Holder or beneficial owner to dispose of such Holder’s or beneficial owner’s Notes within 30 days of receipt of notice of such finding by the applicable Gaming Authority or such earlier date as may be ordered by such Gaming Authority or (2) to call for the redemption (a “Regulatory Redemption”) of the Notes of such Holder or beneficial owner at the principal amount thereof or, if required by such Gaming Authority, the lesser of (a) the price at which such Holder or beneficial owner acquired the Notes, and (b) the fair market value of such Notes on the date of redemption, together with, in either case, accrued and unpaid interest and, if permitted by such Gaming Authority, Liquidated Damages, to the earlier of the date of redemption or such earlier date as may be required by such Gaming Authority or the date of the finding of unsuitability by such Gaming Authority, which may be less than 30 days following the notice of redemption, if so ordered by such Gaming Authority. We shall notify the Trustee in writing of any such redemption as soon as practicable and the redemption price of each Note to be redeemed.

The Holder or beneficial owner applying for a license, qualification or a finding of suitability must pay all costs of the licensure and investigation for such qualification or finding of suitability. Under the Indenture, we are not required to pay or reimburse any Holder of the Notes or beneficial owner who is required to apply for such license, qualification or finding of suitability for the costs of the licensure and investigation for such qualification or finding of suitability. Such expense will, therefore, be the obligation of such Holder or beneficial owner. See “Risk Factors—Risks Related to this Offering and the Notes—You may be required to sell your Notes if any gaming authority finds you unsuitable to hold them.”

Mandatory Redemption

The Notes do not have the benefit of any sinking fund and we will not be required to make any mandatory redemption payments with respect to the Notes.

Selection and Notice

In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder’s last address as then shown upon the registry books of our registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount of such Note to be redeemed and must state that on and after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption, unless we default in the payment thereof.

Offers to Repurchase the Notes

Repurchase of Notes at the Option of the Holder Upon a Change of Control

The Indenture provides that in the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder’s option, pursuant to an offer (subject only to conditions required by applicable law, if any) by us (the “Change of Control Offer”), to require us to repurchase all or any part of such Holder’s Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the “Change of Control Purchase Date”) that is no later than 30 Business Days after the occurrence of such Change of Control, at a cash price equal to 101% of the principal amount thereof (the “Change of Control Purchase Price”), together with accrued and unpaid interest and Liquidated Damages, if any, to the Change of Control Purchase Date.

The Change of Control Offer shall be made within 10 Business Days following a Change of Control and shall remain open for at least 20 Business Days following its commencement (the “Change of Control Offer Period”). Upon expiration of the Change of Control Offer Period, we promptly shall purchase all Notes properly tendered in response to the Change of Control Offer.

As used herein, a “Change of Control” means:

(1)         any Person becomes the Beneficial Owner, directly or indirectly, of more than 35% of the aggregate voting power of the Voting Equity Interests of the Company,

(2)         the Continuing Directors cease for any reason to constitute a majority of our Board of Directors then in office,

(3)         we adopt a plan of liquidation, or

(4)         any merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all of the assets of the Company to another Person, if our securities that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Equity Interests of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the transferee(s) or surviving Person(s) that represent, immediately after such transaction, a majority of the aggregate voting power of the Voting Equity Interests of the transferee(s) or surviving Person(s).

As used in this covenant, “Person” (including any group that is deemed to be a “Person”) has the meaning given by Section 13(d) of the Exchange Act, whether or not applicable.

On or before the Change of Control Purchase Date, we will:

(1)         accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2)         deposit with the paying agent for us (the “Paying Agent”) cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any, to the Change of Control Purchase Date) of all Notes so tendered, and

(3)         deliver to the Trustee the Notes so accepted together with an Officers’ Certificate listing the Notes or portions thereof being purchased by us.

The Paying Agent promptly will pay the Holders of Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any, to the Change of Control Purchase Date) and the Trustee promptly will authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be delivered promptly by us to the Holder thereof. We publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable.

The occurrence of the events constituting a Change of Control under the Indenture also will result in a right of repurchase by the holders of the Senior Notes.

Prior to complying with any of the provisions of this covenant, but in any event within 90 days following a Change of Control, we will be required either to repay all outstanding Senior Debt or to obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant.

The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable.

The occurrence of the events constituting a Change of Control could result in an event of default under the Credit Agreement and under our and our subsidiaries’ other debt instruments. Following such an event of default, the lenders under the Credit Agreement or such other debt instruments would have the right to require the immediate repayment of the indebtedness thereunder in full, and may have the right to require such repayment prior to the Change of Control Purchase Date on which we would be required to repurchase the Notes.

The Credit Agreement also provides that the occurrence of a “change of control” (as defined in the Credit Agreement) constitutes an event of default under the Credit Agreement. The definition of “change of control” under the Credit Agreement is broader than that in the Indenture. Thus, the lenders under the Credit Agreement may be entitled to require repayment of the indebtedness thereunder due to events constituting a “change of control” (as defined therein) without such events constituting a Change of Control for purposes of the Indenture. However, such events may constitute an Event of Default under the Indenture.

No assurances can be given that we will have funds available or otherwise will be able to purchase any Notes upon the occurrence of a Change of Control. The Credit Agreement, the Senior Notes and our and our subsidiaries’ other debt instruments may prohibit or restrict the Company from repurchasing any Notes. See “Risk Factors—Risks Related to this Offering and the Notes—Our ability to repurchase the Notes upon a change of control or an asset sale may be limited.”

The provisions of the Indenture relating to a Change of Control in and of themselves may not afford Holders of the Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect holders of the Notes if such transaction is not the type of transaction included within the definition of a Change of Control. A transaction involving our management or our affiliates likewise will result in a Change of Control only if it is the type of transaction specified by such definition. The existence of the foregoing provisions relating to a Change of Control may or may not deter a third party from seeking to acquire us in a transaction which constitutes a Change of Control and may or may not discourage or make more difficult the removal of incumbent management.

The phrase “all or substantially all” of our assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of our assets has occurred.

Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, our compliance with such laws and regulations shall not in and of itself cause a breach of our obligations under such covenant.

If the Change of Control Purchase Date is on or after an Interest Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any) due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Interest Record Date.

Limitation on Sale of Assets and Subsidiary Stock

The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, in one or a series of related transactions, convey, sell,

transfer, assign or otherwise dispose of, directly or indirectly, any of our or their property, business or assets, including by merger or consolidation (in the case of a Guarantor or one of our Subsidiaries or Unrestricted Subsidiaries), and including any sale or other transfer or issuance of any Equity Interests of any of our Subsidiaries or Unrestricted Subsidiaries, whether by us or any of our Subsidiaries or Unrestricted Subsidiaries or through the issuance, sale or transfer of Equity Interests by any of our Subsidiaries or Unrestricted Subsidiaries and including any sale-leaseback transaction (any of the foregoing, an “Asset Sale”), unless, with respect to any Asset Sale or related series of Asset Sales involving securities, property or assets with an aggregate fair market value in excess of $2.0 million:

(1)         at least 75% of the total consideration for such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents,

(2)         no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a pro forma basis, to, such Asset Sale, and

(3)         our Board of Directors determines in reasonable good faith that we will receive or such Subsidiary will receive, as applicable, fair market value for such Asset Sale.

For purposes of clause (1) of the preceding sentence, total consideration received means the total consideration received for such Asset Sales minus the amount of (a) Purchase Money Indebtedness secured solely by the assets sold and assumed by a transferee; provided, that we are and our Subsidiaries are fully released from obligations in connection therewith and (b) property that within 30 days of such Asset Sale is converted into cash or Cash Equivalents; provided, that such cash and Cash Equivalents shall be treated as Net Cash Proceeds attributable to the original Asset Sale for which such property was received.

Within 360 days following such Asset Sale, Net Cash Proceeds therefrom shall be:

(a)          (i) used to retire Purchase Money Indebtedness secured by the asset which was the subject of the Asset Sale, or (ii) used to retire and permanently reduce Indebtedness incurred under the Credit Agreement and other Senior Debt; provided, that in the case of a revolver or similar arrangement that makes credit available, such commitment is permanently reduced by such amount; or

(b)         invested in assets and property (other than notes, bonds, obligations and securities, except in connection with the acquisition of a Subsidiary which is a Guarantor in a Related Business) which in the reasonable good faith judgment of our Board of Directors will immediately constitute or be a part of a Related Business of the Company or such Subsidiary (if it continues to be a Subsidiary) immediately following such transaction.

All Net Cash Proceeds from an Event of Loss shall be used as follows: (1) first, the Company shall use such Net Cash Proceeds to the extent deemed necessary or appropriate to rebuild, repair, replace or restore the assets subject to such Event of Loss with comparable assets and (2) then, to the extent any Net Cash Proceeds from an Event of Loss are not used as described in the preceding clause (1), all such remaining Net Cash Proceeds shall be reinvested or used as provided in the immediately preceding clause (a) or (b).

The accumulated Net Cash Proceeds from Asset Sales not applied as set forth in clauses (a) and (b) of the immediately preceding paragraph and the accumulated Net Cash Proceeds from any Event of Loss not applied as set forth in clauses (1) and (2) of the immediately preceding paragraph shall constitute “Excess Proceeds.” Pending the final application of any Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest or use for general corporate purposes (other than Restricted Payments that are not solely Restricted Investments) the Net Cash Proceeds in any manner that is not prohibited by the Indenture.

When the Excess Proceeds equal or exceed $5.0 million, the Company shall offer to repurchase the Notes, together with any other Indebtedness ranking on a parity with the Notes and with similar provisions requiring us to make an offer to purchase such Indebtedness with the proceeds from such Asset Sale pursuant to a cash offer (subject only to conditions required by applicable law, if any), pro rata in proportion to the respective principal amounts of such Indebtedness (or accreted values in the case of Indebtedness issued with an original issue discount) and the Notes (the “Asset Sale Offer”) at a purchase price of 100% of the principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) (the “Asset Sale Offer Price”) together with accrued and unpaid interest and Liquidated Damages, if any, to the date of payment. The Asset Sale Offer shall remain open for at least 20 Business Days following its commencement (the “Asset Sale Offer Period”).

Upon expiration of the Asset Sale Offer Period, we shall apply an amount equal to the Excess Proceeds (the “Asset Sale Offer Amount”) plus an amount equal to accrued and unpaid interest and Liquidated Damages, if any, to the purchase of all Indebtedness properly tendered in accordance with the provisions of this covenant (on a pro rata basis if the Asset Sale Offer Amount is insufficient to purchase all Indebtedness so tendered) at the Asset Sale Offer Price (together with accrued and unpaid interest and Liquidated Damages, if any, to the date of payment). To the extent that the aggregate amount of Notes and such other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, we may use any remaining Net Cash Proceeds as otherwise permitted by the Indenture. Following the consummation of each Asset Sale Offer in accordance with the provisions of this covenant, the Excess Proceeds amount shall be reset to zero.

Notwithstanding, and without complying with, the provisions of this covenant:

(1)         we and our Subsidiaries may, in the ordinary course of business, (a) convey, sell, transfer, assign or otherwise dispose of inventory and other assets acquired and held for resale in the ordinary course of business and (b) liquidate Cash Equivalents;

(2)         we and our Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the covenant “Limitation on Merger, Sale or Consolidation;”

(3)         we and our Subsidiaries may sell or dispose of damaged, worn out or other obsolete personal property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of our business or the business of such Subsidiary, as applicable;

(4)         we and the Guarantors may convey, sell, transfer, assign or otherwise dispose of assets to us or any of our Subsidiaries that are Guarantors;

(5)         we may and our Subsidiaries may settle, release or surrender tort or other litigation claims in the ordinary course of business or grant Liens not prohibited by the Indenture;

(6)         we may and our Subsidiaries may exchange any property or assets for property or assets of the type set forth in clause (b) of the third paragraph above; and

(7)         we and our Subsidiaries may make Permitted Investments pursuant to clause (e), (h) or (i) of the definition thereof and Restricted Investments that are not prohibited by the covenant described under “Limitation on Restricted Payments.”

The occurrence of an Asset Sale also will result in a right of repurchase by the holders of the Senior Notes.

Prior to making an Asset Sale Offer, we will be required either to repay all outstanding Senior Debt or to obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant.

No assurances can be given that we will have funds available or otherwise will be able to purchase any Notes upon the occurrence of an Asset Sale. The Credit Agreement, the Senior Indenture and our and our subsidiaries’ other debt instruments may prohibit or restrict the Company from repurchasing any Notes. See “Risk Factors—Risks Related to this Offering and the Notes—Our ability to repurchase the Notes upon a change of control or an asset sale may be limited.”

Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph, our compliance or the compliance of any of our subsidiaries with such laws and regulations shall not in and of itself cause a breach of our obligations under such covenant.

If the payment date in connection with an Asset Sale Offer hereunder is on or after an Interest Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest and Liquidated Damages, if any, due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Interest Record Date.

Certain Covenants

The Indenture also contains certain covenants that, among other things, restrict our, the Guarantors’ and our Subsidiaries’ ability to borrow money, pay dividends on or repurchase capital stock, make investments and sell assets or enter into mergers or consolidations. The following summaries of certain covenants of the Indenture are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Indenture. We urge you to read the Indenture because it, and not this description, details your rights as a holder of the Notes.

Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock

The Indenture provides that, except as set forth in this covenant, we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, directly or indirectly, create, issue, assume, guarantee, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to “incur” or, as appropriate, an “incurrence”), any Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness), other than Permitted Indebtedness.

Notwithstanding the foregoing if:

(1)         no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of such Indebtedness, and

(2)         on the date of such incurrence (the “Incurrence Date”), our Consolidated Coverage Ratio for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would be at least 2.0 to 1.0 (the “Debt Incurrence Ratio”), then we and the Guarantors may incur such Indebtedness (including Disqualified Capital Stock).

In addition, the foregoing limitations of the first paragraph of this covenant will not prohibit:

(a)          if no Event of Default shall have occurred and be continuing, our incurrence or the incurrence by any Guarantor of Indebtedness in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (a) (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $10.0 million; and

(b)         our incurrence or the incurrence by any Guarantor of Indebtedness pursuant to the Credit Agreement in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (b) (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $85,000,000, minus the amount of any such Indebtedness (1) retired with the Net Cash Proceeds from any Asset Sale or Event of Loss applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness pursuant to the covenant “Limitation on Sale of Assets and Subsidiary Stock” or (2) assumed by a transferee in an Asset Sale.

Indebtedness (including Disqualified Capital Stock) of any Person which is outstanding at the time such Person becomes one of our Subsidiaries (including upon designation of any Person as a Subsidiary) or is merged with or into or consolidated with us or one of our Subsidiaries shall be deemed to have been incurred at the time such Person becomes or is designated one of our Subsidiaries or is merged with or into or consolidated with us or one of our Subsidiaries as applicable.

Notwithstanding any other provision of this covenant, but only to avoid duplication, a guarantee by a Guarantor of our Indebtedness or of the Indebtedness of another Guarantor incurred in accordance with the terms of the Indenture (other than Indebtedness incurred pursuant to clause (b) of the definition of Permitted Indebtedness) issued at the time such Indebtedness was incurred or if later at the time the guarantor thereof became a Guarantor will not constitute a separate incurrence, or amount outstanding, of Indebtedness. Upon each incurrence of Indebtedness, (i) we may designate pursuant to which provision of this covenant such Indebtedness is being incurred, (ii) we may subdivide an amount of Indebtedness and designate more than one provision pursuant to which such amount of Indebtedness is being incurred and (iii) such Indebtedness shall not be deemed to have been incurred or outstanding under any other provision of this covenant, except that all Indebtedness initially outstanding under the Notes, the Guarantees and the Indenture shall be deemed to have been incurred pursuant to clause (a) of the definition of Permitted Indebtedness.

The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, directly or indirectly, incur or suffer to exist any Indebtedness that is contractually subordinated to any of our Indebtedness or the Indebtedness of any Guarantor unless such Indebtedness is as contractually subordinated to the Notes and such Guarantor’s Guarantee, as applicable, at least to the same extent as it is to such other Indebtedness.

Limitation on Restricted Payments

The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect on a pro forma basis to such Restricted Payment:

(1)         a Default or an Event of Default shall have occurred and be continuing,

(2)         we are not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock,” or

(3)         the aggregate amount of all Restricted Payments made by us and our Subsidiaries, including after giving effect to such proposed Restricted Payment, on and after the Issue Date, would exceed, without duplication, the sum of:

(a)           50% of our aggregate Consolidated Net Income for the period (taken as one accounting period), commencing on the first day of the fiscal quarter in which the Issue Date occurs, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation for which our consolidated financial statements are required to be delivered to the Trustee or, if sooner, filed with the Commission (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus

(b)          the aggregate Net Cash Proceeds received by us from the sale of our Qualified Capital Stock (other than (i) to one of our Subsidiaries, (ii) to the extent applied in connection with a Qualified Exchange or, to avoid duplication, otherwise given credit for in any provision of this or the following paragraph or (iii) used as consideration to make a Permitted Investment), after the Issue Date, plus

(c)           except in each case, in order to avoid duplication, to the extent any such payment or proceeds have been included in the calculation of Consolidated Net Income, an amount equal to the net reduction in Investments (other than returns of or from Permitted Investments) in any Person (including an Unrestricted Subsidiary) resulting from cash distributions on or cash repayments of any Investments, including payments of interest on Indebtedness, dividends, repayments of loans or advances, or other distributions or other transfers of assets, in each case to the Company or any Subsidiary or from the Net Cash Proceeds from the sale of any such Investment or from redesignations of Unrestricted Subsidiaries as Subsidiaries (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments previously made by the Company or any Subsidiary in such Person, including, if applicable, such Unrestricted Subsidiary, less the cost of disposition, plus

(d)          $5.0 million.

The foregoing clauses (2) and (3) of the immediately preceding paragraph, however, will not prohibit:

(a)           repurchases, redemptions, or other retirements or acquisitions of Capital Stock from our employees, directors or managers (or their heirs or estates) or employees, directors or managers (or their heirs or estates) of our Subsidiaries upon the death, disability or termination of employment or pursuant to the terms of any subscription, stockholder or other agreement or plan in effect on the Issue Date in an aggregate amount pursuant to this clause (a) to all employees, directors or managers (or their heirs or estates) not to exceed (i) $250,000 per fiscal year on and after the Issue Date, or (ii) $1.0 million in the aggregate pursuant to this clause (a), and the provisions of the immediately preceding paragraph will not prohibit

(b)          the repurchase of Equity Interests of the Company upon the exercise of stock options representing the exercise price thereof;

(c)           any dividend, distribution or other payment by any of our Subsidiaries on its Equity Interests that is paid pro rata to all holders of such Equity Interests,

(d)          a Qualified Exchange,

(e)           the payment of any dividend on Qualified Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions,

(f)             Track Business Contingent Earnout Payments, or

(g)           so long as clause (1) above is satisfied, Restricted Payments not otherwise permitted pursuant to this covenant in an aggregate amount pursuant to this clause (g) not to exceed $30.0 million since the Issue Date.

The full amount of any Restricted Payment made pursuant to the foregoing clauses (a), (c), (e), (f) and (g) (but not pursuant to clause (b) or (d)) of the immediately preceding sentence, however, will be counted as Restricted Payments made for purposes of the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the first paragraph under the heading “Limitation on Restricted Payments.”

For purposes of this covenant, the amount of any Restricted Payment made or returned, if other than in cash, shall be the fair market value thereof, as determined in the reasonable good faith judgment of our Board of Directors, unless stated otherwise, at the time made or returned, as applicable. Additionally, within 5 days of each Restricted Payment, we shall deliver an Officers’ Certificate to the Trustee describing in reasonable detail the nature of such Restricted Payment, stating the amount of such Restricted Payment, stating in reasonable detail the provisions of the Indenture pursuant to which such Restricted Payment was made and certifying that such Restricted Payment was made in compliance with the terms of the Indenture.

Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, directly or indirectly, incur or suffer to exist any consensual restriction on the ability of any of our Subsidiaries (i) to pay dividends or make other distributions to or on behalf of, (ii) to pay any obligation to or on behalf of, (iii) to otherwise transfer assets or property to or on behalf of, or (iv) to make or pay loans or advances to or on behalf of, us or any of our Subsidiaries, except:

(1)         restrictions imposed by the Notes or the Indenture or by our Senior Debt or other Indebtedness (which may also be guaranteed by the Guarantors) ranking pari passu with the Notes or the Guarantees, as applicable; provided, that such restrictions are no more restrictive in any material respect than those imposed by the Indenture and the Notes,

(2)         restrictions imposed by applicable law,

(3)         existing restrictions under Existing Indebtedness,

(4)         restrictions under any Acquired Indebtedness not incurred in violation of the Indenture or any agreement (including any Equity Interest) relating to any property, asset, or business acquired by us or any of our Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired,

(5)         any restriction imposed by Indebtedness incurred under the Credit Agreement incurred pursuant to the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;” provided, that such restriction or requirement is no more restrictive in any material respect than that imposed by the Credit Agreement as of the Issue Date,

(6)         restrictions with respect solely to any of our Subsidiaries imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all of the Equity Interests or assets of such Subsidiary; provided, that such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold,

(7)         restrictions on transfer contained in Purchase Money Indebtedness not incurred in violation of the Indenture, provided, that such restrictions relate only to the transfer of the property acquired with the proceeds of such Purchase Money Indebtedness, and

(8)         in connection with and pursuant to permitted refinancings, the replacement of restrictions imposed pursuant to clauses (1), (3), (4) or (7) or this clause (8) of this paragraph that are not more restrictive in any material respect than those being replaced and do not apply to any other Person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced.

Notwithstanding the foregoing, (a) there may exist customary provisions restricting subletting or assignment of any lease or restricting disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements, in each case entered into in the ordinary course of business, consistent with industry practice and (b) any asset subject to a Lien which is not prohibited to exist with respect to such asset pursuant to the terms of the Indenture may be subject to customary restrictions on the transfer or disposition thereof pursuant to such Lien.

Limitation on Liens

The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, directly or indirectly, incur or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of our or their respective assets (including, without limitation, all real, tangible or intangible property) now owned or acquired on or after the date of the Indenture, or upon any income or profits therefrom, or convey any right to receive income or profits therefrom.

Sale-Leaseback Transactions

The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, enter into any sale-leaseback transaction; provided that we and our Subsidiaries may enter into a sale-leaseback transaction if:

(1)         we or such Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale-leaseback transaction under the Debt Incurrence Ratio in the second paragraph of the covenant described under “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described under “Limitation on Liens;”

(2)         the gross cash proceeds of such sale-leaseback transaction are at least equal to the fair market value, as determined in the reasonable good faith judgment of our Board of Directors and set forth in an Officers’ Certificate delivered to the Trustee, of the property that is the subject of such sale-leaseback transaction; and

(3)         the transfer of assets in such sale-leaseback transaction is permitted by, and we apply the proceeds of such transaction in compliance with, the covenant described above under the caption “Limitation on Sale of Assets and Subsidiary Stock.”

Limitation on Transactions with Affiliates

The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, on or after the Issue Date, directly or indirectly, sell, lease, transfer or otherwise dispose of any of our or their properties or assets to, or purchase any property or assets from, or enter into or suffer to exist any contract, agreement, understanding, loan, advance, guarantee, arrangement or transaction with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), or any series of related Affiliate Transactions (other than Exempted Affiliate Transactions):

(1)         unless it is determined that the terms of such Affiliate Transaction(s) are fair and reasonable to us, and no less favorable to us than could have been obtained in an arm’s length transaction with a non-Affiliate,

(2)         if involving consideration to either party of $2.0 million or more, unless such Affiliate Transaction(s) has been approved by a majority of the members of our Board of Directors that are disinterested in such transaction (except as provided in clause (3) hereof), and

(3)         if involving consideration to either party of $5.0 million or more (or if no members of our Board of Directors are disinterested in such transaction) unless we, prior to the consummation thereof, obtain a written favorable opinion as to the fairness of such transaction(s) to us from a financial point of view from an independent investment banking firm of national reputation in the United States or, if pertaining to a matter for which such investment banking firms do not customarily render such opinions, an appraisal or valuation firm of national reputation in the United States.

Within 5 days of any Affiliate Transaction(s) involving consideration to either party of $2.0 million or more, the Company shall deliver to the Trustee an Officers’ Certificate addressed to the Trustee certifying that such Affiliate Transaction(s) complied with clause (1), (2) and (3) above, as applicable.

Limitation on Merger, Sale or Consolidation

The Indenture provides that we will not consolidate with or merge with or into another Person or, directly or indirectly, sell, lease, convey or transfer all or substantially all of our assets (such amounts to be computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless:

(1)         either (a) we are the surviving Person or (b) the resulting, surviving or transferee Person is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of our Obligations in connection with the Notes, the Indenture and the Registration Rights Agreement;

(2)         no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction;

(3)         unless such transaction is solely the merger of us and one of our previously existing Wholly Owned Subsidiaries which is also a Guarantor for the purpose of reincorporation into another jurisdiction and which transaction is not for the purpose of evading this provision and not in connection with any other transaction, immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the resulting, surviving or transferee Person is at least equal to our Consolidated Net Worth immediately prior to such transaction;

(4)         unless such transaction is solely the merger of us and one of our previously existing Wholly Owned Subsidiaries which is also a Guarantor for the purpose of reincorporation into another jurisdiction and which transaction is not for the purpose of evading this provision and not in connection with any other transaction, immediately after giving effect to such transaction on a pro forma basis, the resulting, surviving or transferee Person would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;” and

(5)         each Guarantor shall have, if required by the terms of the Indenture, confirmed in writing that its Guarantee shall apply to the Obligations of the Company or the resulting, surviving or transferee Person in accordance with the Notes, the Indenture and the Registration Rights Agreement.

In the event of any transaction (other than a lease or transfer of less than all of our assets) in accordance with the foregoing in which the Company is not the surviving Person, the resulting, surviving or transferee Person shall succeed to and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such resulting, surviving or transferee Person had been named therein as the Company.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more of our Subsidiaries, our interest in which constitutes all or substantially all of our properties and assets, shall be deemed to be the transfer of all or substantially all of our properties and assets.

Limitation on Lines of Business

The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of our Board of Directors, is a Related Business.

Guarantors

The Indenture provides that all of our present and future Subsidiaries, other than Immaterial Subsidiaries, jointly and severally will guarantee all principal, premium, if any, interest and Liquidated Damages (if any) on the Notes on a senior subordinated unsecured basis. The term Subsidiary does not include Unrestricted Subsidiaries. If, however, a Subsidiary that was an Immaterial Subsidiary ceases to be an Immaterial Subsidiary, upon ceasing to be an Immaterial Subsidiary, it shall be required to guarantee, on a joint and several basis with the other Guarantors, all principal, premium, if any, interest and Liquidated Damages (if any) on the Notes on a senior subordinated unsecured basis.

Notwithstanding anything herein or in the Indenture to the contrary, if any of our Subsidiaries that is not a Guarantor guarantees any of our other Indebtedness or any other Indebtedness of ours or any Guarantor, or we or any of the Guarantors, individually or collectively, pledges more than 65% of the Voting Equity Interests of a Subsidiary that is not a Guarantor to a lender to secure our Indebtedness or any Indebtedness of any Guarantor, then such Subsidiary must become a Guarantor.

Release of Guarantors

The Indenture provides that no Guarantor will consolidate or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless, subject to the provisions of the following paragraph and the other provisions of the Indenture, (1) the Person formed by, resulting from or surviving any such consolidation or merger (if other than such Guarantor) (a) expressly assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such Person shall unconditionally guarantee, on a senior subordinated unsecured basis, all of such Guarantor’s obligations under such Guarantor’s Guarantee on the terms set forth in the Indenture, and (b) delivers to the Trustee an Opinion of Counsel that such supplemental indenture and guarantee have been duly authorized, executed and delivered and that each of such documents and the Indenture constitutes a legal, valid, binding and enforceable obligation of such Person, in each case subject to customary qualifications; and (2) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing. The provisions of the covenant shall not apply to the merger of any Guarantors with or into each other or with or into us.

Upon the sale or disposition (including by merger or sale or transfer of all of the Equity Interests) of a Guarantor (as an entirety) to a Person which is not and is not required to become a Guarantor, or the designation of a Subsidiary as an Unrestricted Subsidiary, which transaction is otherwise in compliance with the Indenture (including, without limitation, the provisions of the covenant “Limitations on Sale of Assets and Subsidiary Stock”), such Guarantor will be deemed released from its Obligations under its Guarantee of the Notes and under the Registration Rights Agreement; provided, however, that any such termination shall occur only to the extent that all obligations of such Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, any of our Indebtedness or any Indebtedness of any other of our Subsidiaries shall also terminate upon such release, sale or transfer and none of its Equity Interests are pledged for the benefit of any holder of any of our Indebtedness or any Indebtedness of any of our Subsidiaries.

Limitation on Status as Investment Company

The Indenture prohibits us, the Guarantors and our Subsidiaries from being required to register as an “investment company” (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

Presque Isle Downs Covenants

The Indenture provides that we and the Guarantors will, and we and the Guarantors will cause the Subsidiaries to, use the amount of net proceeds from the issuance of the Notes solely as follows: (i) to repay on the Issue Date all then outstanding borrowings under the Credit Agreement, (ii) to use substantially all of such net proceeds to complete construction of the Presque Isle Downs Project, including, without limitation, to pay the slots license fee due to the Commonwealth of Pennsylvania, if and when such facility receives a slots license, and (iii), to the extent that any amounts of net proceeds are not needed for the uses set forth in clauses (i) and (ii), for general corporate purposes.

In addition, the Indenture provides that we will and the Guarantors will, and we and the Guarantors will cause the Subsidiaries to, use commercially reasonable best efforts to construct the Presque Isle Downs Project with diligence and continuity in a good and workmanlike manner substantially in accordance with the Plans and Specifications in existence on the Issue Date. The Indenture also provides that we and the Guarantors will, and will cause the Subsidiaries to, use our and their commercially reasonable best efforts to obtain all Gaming Licenses, and all other authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits or registrations from or with any Gaming

Authority or other governmental authority that are necessary for the design, development, construction, equipping and operation of the Presque Isle Downs Project.

Reports

The Indenture provides that whether or not we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, we will deliver to the Trustee and, to each Holder, within 5 days after we are or would have been (if we were subject to such reporting obligations) required to file such with the Commission, (i) annual and quarterly financial statements substantially equivalent to financial statements that would have been required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such Forms, including in each case, together with a Management’s Discussion and Analysis of Financial Condition and Results of Operations which would be so required, and including, with respect to annual information only, a report thereon by our certified independent public accountants as would be so required, and (ii) all information that would be required to be contained in a filing with the Commission on Form 8-K if we were required to file such reports. From and after the time we file a registration statement with the Commission with respect to the Notes, we will file with the Commission the annual, quarterly and other reports which we are required to file with the Commission at such time as are required to be filed. Our reporting obligations with respect to clauses (i) and (ii) shall be satisfied in the event we file such reports with the SEC on EDGAR and deliver a copy of such reports to the Trustee, unless the SEC will not accept such filings.

Events of Default and Remedies

The Indenture defines an “Event of Default” as:

(1)         our failure to pay any installment of interest (or Liquidated Damages, if any) on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days,

(2)         our failure to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, on Notes validly tendered and not properly withdrawn pursuant to a Change of Control Offer or Asset Sale Offer, as applicable,

(3)         our failure or the failure by any of the Guarantors or any of our Subsidiaries to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, except for the provisions under “Repurchase of Notes at the Option of the Holder Upon a Change of Control,” “Limitations on Sale of Assets and Subsidiary Stock” and “Limitation on Merger, Sale or Consolidation,” the continuance of such failure for a period of 30 days after written notice is given to us by the Trustee or to us and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding,

(4)         certain events of bankruptcy, insolvency or reorganization in respect of us, any of the Guarantors or any of our Significant Subsidiaries,

(5)         a default occurs (after giving effect to any waivers, amendments, applicable grace periods or any extension of any maturity date) in our Indebtedness or the Indebtedness of any of the Guarantors or any of our Subsidiaries with an aggregate amount outstanding in excess of $10.0 million (a) resulting from the failure to pay principal of or interest on such Indebtedness, or (b) if as a result of such default, the maturity of such Indebtedness has been accelerated prior to its stated maturity,

(6)         final unsatisfied judgments not covered by insurance aggregating in excess of $10.0 million, at any one time rendered against us, any of the Guarantors or any of our Subsidiaries and not stayed, bonded or discharged within 60 days,

(7)         any Guarantee of a Guarantor ceases to be in full force and effect or becomes unenforceable or invalid or is declared null and void (other than in accordance with the terms of the Guarantee and the Indenture) or any Guarantor denies or disaffirms its Obligations under its Guarantee, and

(8)         the suspension or loss (excluding any voluntary termination of such rights in connection with a sale, lease or closure of a site (other than the Mountaineer Racetrack & Gaming Resort), provided that such sale, lease or closure was otherwise permitted by, and complied with the provisions of, the Indenture) of our or any of our Subsidiaries’ legal right to operate slot machines or to conduct other gaming operations (other than parimutuel wagering) and such suspension or loss continues for more than 90 consecutive days or for 120 days within any consecutive 180-day period.

The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such Default, give to the Holders notice of such Default.

If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (4) above relating to us, any of the Guarantors or any of our Significant Subsidiaries) then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to us (and to the Trustee if given by Holders) (an “Acceleration Notice”), may declare all principal, premium, if any, and accrued interest (and Liquidated Damages, if any) thereon to be due and payable immediately. If an Event of Default specified in clause (4), above, relating to us, any of the Guarantors or any of our Significant Subsidiaries occurs, all principal and accrued interest (and Liquidated Damages, if any) thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default (other than the non-payment of the principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes which have become due solely by such acceleration) have been cured or waived.

Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any Default, except (i) a Default in the payment of principal or premium, if any, of or interest or Liquidated Damages, if any, on any Note not yet cured and (ii) a Default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. See “Amendments, Supplements and Waivers.” Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity.

Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Legal Defeasance and Covenant Defeasance

The Indenture provides that we may, at our option, elect to discharge our obligations and the Guarantors’ obligations with respect to the outstanding Notes (“Legal Defeasance”). If Legal Defeasance occurs, we shall be deemed to have paid and discharged all amounts owed under the Notes, and the Indenture shall cease to be of further effect as to the Notes and Guarantees, except that:

(1)         Holders will be entitled to receive timely payments for the principal of, premium, if any, and interest (and Liquidated Damages, if any) on the Notes, from the funds deposited for that purpose (as explained below);

(2)         our obligations will continue with respect to the issuance of temporary Notes, the registration of Notes, and the replacement of mutilated, destroyed, lost or stolen Notes;

(3)         the Trustee will retain its rights, powers, duties, and immunities, and we will retain our obligations in connection therewith; and

(4)         other Legal Defeasance provisions of the Indenture will remain in effect.

In addition, we may, at our option and at any time, elect to cause the release of our obligations and the Guarantors’ with respect to most of the covenants in the Indenture (except as described otherwise therein) (“Covenant Defeasance”). If Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events) relating to us, any of the Guarantors or any Significant Subsidiary described under “Events of Default and Remedies” will no longer constitute Events of Default with respect to the Notes. We may exercise Legal Defeasance regardless of whether we previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance (each, a “Defeasance”):

(1)         we must irrevocably deposit with the Trustee, in trust, for the benefit of Holders of the Notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in amounts that will be sufficient, in the written opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes on the stated date for payment or any redemption date thereof (and we must specify whether the Notes are being defeased to Stated Maturity or a particular redemption date), and the Trustee must have, for the benefit of Holders of the Notes, a valid, perfected, exclusive security interest in the trust;

(2)         in the case of Legal Defeasance, we must deliver to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee confirming that:

(a)           we have received from, or there has been published by the Internal Revenue Service, a ruling, or

(b)          since the date of the Indenture, there has been a change in the applicable Federal income tax law,

in either case to the effect that Holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)         in the case of Covenant Defeasance, we must deliver to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee confirming that Holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant had not occurred;

(4)         in the case of Legal Defeasance or Covenant Defeasance, (a) no Default or Event of Default shall have occurred and be continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and (b) no Event of Default relating to bankruptcy or insolvency may occur at any time from the date of the deposit to the 91st calendar day thereafter (it being understood that the condition shall not be deemed satisfied until the expiration of such period);

(5)         the Defeasance may not result in a breach or violation of, or constitute a default under, any other material agreement or instrument (other than the Indenture) to which we, any of the Guarantors or any of our Subsidiaries are a party or by which we, or any of our Subsidiaries are bound;

(6)         we must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by us with the intent to hinder, delay or defraud any other of our creditors; and

(7)         we must deliver to the Trustee an Officers’ Certificate confirming the satisfaction of conditions in clauses (1) through (6) above, and an Opinion of Counsel confirming the satisfaction of the conditions in clauses (1) (with respect to the validity and perfection of the security interest), (2), (3) and (5) above.

The Defeasance will be effective on the day on which all the applicable conditions above have been satisfied.

If the amount deposited with the Trustee to effect a Covenant Defeasance is insufficient to pay the principal of, premium, if any, and interest (and Liquidated Damages, if any) on the Notes when due, or if any court enters an order directing the repayment of the deposit to us or otherwise making the deposit unavailable to make payments under the Notes when due, or if any court enters an order avoiding the deposit of money or otherwise requires the payment of the money so deposited to the Company or to a fund for the benefit of its creditors, then (so long as the insufficiency exists or the order remains in effect) our and the Guarantors’ obligations under the Indenture and the Notes will be revived, and the Covenant Defeasance will be deemed not to have occurred.

Satisfaction and Discharge

The Indenture provides that the Company may terminate its obligations and the obligations of the Guarantors under the Indenture, the Notes and the Guarantees (except as described below) when:

(a)          all the Notes previously authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced and Notes for whose payment money has theretofore been deposited with the Trustee or the paying agent in trust or segregated and held in trust by the Company and thereafter repaid to the Company or a Guarantor) have been delivered to the Trustee for cancellation, or

(b)   (i)         all Notes have been called for redemption pursuant to the provisions under “Optional Redemption” by mailing to holders a notice of redemption or all Notes otherwise have become due and payable,

(ii)         the Company has irrevocably deposited or caused to be irrevocably deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, and interest and Liquidated Damages, if any, on the Notes to the date of redemption or maturity, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be,

(iii)     each of the Company and the Guarantors has paid all other sums payable by it under the Indenture, the Notes and the Guarantees,

(iv)       no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit),

(v)           such deposit shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which we, any of the Guarantors or any of our Subsidiaries are a party or by which we, any of the Guarantors or any of our Subsidiaries are bound, and

(vi)       we shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel confirming the satisfaction of all conditions set forth in clauses (i) through (v) above.

Amendments, Supplements and Waivers

Except as provided in the two succeeding paragraphs, the Indenture, the Notes and the Guarantees may be amended, supplemented or otherwise modified, and any existing Default or Event of Default (except certain payment defaults) or compliance with any provisions of the Indenture, the Notes and the Guarantees may be waived, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding (including consents obtained in connection with a tender or exchange offer for the Notes).

Without the consent of the Holder of each outstanding Note affected, an amendment, supplement, modification or waiver may not (with respect to Notes held by a non-consenting Holder):

(1)         reduce the principal amount of Notes whose Holders must consent to an amendment, supplement, modification or waiver,

(2)         change the Stated Maturity on any Note,

(3)         reduce the principal of, or any premium (including redemption premium but not including any premium relating to the covenants described under “Offers to Repurchase the Notes”) on, any Note,

(4)         reduce the rate of or change the time for payment of interest (or Liquidated Damages, if any), including default interest, on any Note,

(5)         waive a Default or Event of Default in the payment of principal of, or premium, if any, interest or Liquidated Damages, if any, on any Note (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration),

(6)         alter any provisions with respect to the redemption of the Notes or waive any redemption payment with respect to any Note (other than provisions relating to or payments required by the covenants described under the caption “Offers to Repurchase the Notes”),

(7)         reduce the Change of Control Purchase Price or the Asset Sale Offer Price after the corresponding Asset Sale or Change of Control has occurred,

(8)         change the coin or currency in which, the principal of, or premium, if any, interest or Liquidated Damages, if any, on any Note is payable,

(9)         impair the right to institute suit for the enforcement of payment of the principal of, or premium, if any, interest or Liquidated Damages, if any, on any Note on or after the Stated Maturity (or on or after the Redemption Date),

(10)  make any change in the provisions of the Indenture relating to waivers of past Defaults with respect to, or the rights of Holders to receive, scheduled payments of principal of or premium, if any, interest or Liquidated Damages, if any, on the Notes,

(11)  modify or change any provision of the Indenture affecting the ranking of the Notes or any Guarantee in a manner adverse to the Holders of the Notes,

(12)  release any Guarantor from any of its obligations under its Guarantee or the Indenture other than in compliance with the Indenture, or

(13)  make any changes in the foregoing amendment, supplement and waiver provisions.

Notwithstanding the foregoing, without the consent of the Holders, we, the Guarantors and the Trustee may amend, modify or supplement the Indenture, the Notes or the Guarantees:

(i)            to cure any ambiguity, defect or inconsistency,

(ii)        to provide for uncertificated Notes in addition to or in place of certificated Notes,

(iii)    to provide for the assumption of any of our or the Guarantors’ obligations to Holders in the case of a merger or consolidation or a sale of all or substantially all of our assets in accordance with the Indenture,

(iv)      to evidence the release of any Guarantor permitted to be released under the terms of the Indenture or to evidence the addition of any new Guarantor,

(v)          to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act,

(vi)      to comply with applicable Gaming Laws,

(vii)  to comply with the provisions of DTC or the Trustee with respect to the provisions of the Indenture and the Notes relating to transfers and exchanges of Notes or beneficial interests therein, or

(viii) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights of any Holder of Notes under the Indenture, the Notes, the Guarantees or, the Registration Rights Agreement.

Concerning the Trustee

Wells Fargo Bank, N.A., is the Trustee under the Indenture and serves as agent and is a lender under our Credit Agreement. In addition, we, as well as certain of our subsidiaries, from time to time borrow money from, and maintain deposit accounts and conduct certain banking transactions with, Wells Fargo Bank, N.A. and its affiliates in the ordinary course of our business.

Governing Law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in the State of New York including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b).

No Personal Liability of Partners, Stockholders, Officers, Directors

The Indenture provides that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of the Company, the Guarantors or any successor entity shall have any personal liability in respect of our obligations or the obligations of the Guarantors under the Indenture or the Notes solely by reason of his, her or its status as such stockholder, employee, officer or director, except that this provision shall in no way limit the obligation of any Guarantor pursuant to any guarantee of the Notes.

Certain Definitions

“Acquired Indebtedness” means Indebtedness (including Disqualified Capital Stock) of any Person existing at the time such Person becomes a Subsidiary of the Company, including by designation, or is merged or consolidated into or with the Company or one of its Subsidiaries.

“Acquisition” means the purchase or other acquisition of any Person or all or substantially all the assets of any Person by any other Person, whether by purchase, merger, consolidation or other transfer, and whether or not for consideration.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, will mean (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise or (b) beneficial ownership of 10% or more of the voting securities of such Person. Notwithstanding the foregoing, “Affiliate” shall not include Wholly Owned Subsidiaries.

“Attributable Indebtedness” in respect of a sale-leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale-leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Average Life” means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (1) the sum of the products (a) of the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (2) the sum of all such principal (or redemption) payments.

“Beneficial Owner” or “beneficial owner” for purposes of the definition of Change of Control and Affiliate has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not otherwise applicable.

“Board of Directors” means, with respect to any Person, the board of directors of such Person (or if such Person is not a corporation, the equivalent board of managers or members or body performing similar functions for such Person) or any committee of the board of directors of such Person (or if such Person is not a corporation, any committee of the equivalent board of managers or members or body performing similar functions for such Person) authorized, with respect to any particular matter, to exercise the power of the board of directors of such Person (or if such Person is not a corporation, the equivalent board of managers or members or body performing similar functions for such Person).

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or other government action to close.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Capital Stock” means, (i) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock issued by such Person, (ii) with respect to a Person that is a limited liability company, any and all membership interests in such Person, and (iii) with respect to any other Person, any and all partnership, joint venture or other equity interests of such Person.

“Cash Equivalent” means:

(1)         securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof),

(2)         time deposits, certificates of deposit, bankers’ acceptances and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500.0 million,

(3)         commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor’s Corporation or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc.,

(4)         repurchase obligations with a term of not more than seven days for underlying securities of the types described in (1) and (2) above entered into with any financial institution meeting the qualifications specified in (2) above, or

(5)         money market funds, substantially all of the assets of which constitute Cash Equivalents of the kinds described in (1) through (4) of this definition.

and in the case of each of (1), (2), and (3) maturing within one year after the date of acquisition.

“Commission” means the Securities and Exchange Commission.

“consolidated” means, with respect to the Company, the consolidation of the accounts of our Subsidiaries with those of the Company, all in accordance with GAAP; provided, that “consolidated” will not include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of the Company.

“Consolidated Coverage Ratio” of any Person on any date of determination (the “Transaction Date”) means the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such Person’s Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided, that for purposes of such calculation:

(1)         Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period without regard to the effect of clause (c) of the definition of “Consolidated Net Income,”

(2)         transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period without regard to the effect of clause (c) of the definition of “Consolidated Net Income,”

(3)   the incurrence of any Indebtedness (including issuance of any Disqualified Capital Stock) during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness (other than Indebtedness incurred under any revolving credit agreement or similar facility)) shall be assumed to have occurred on the first day of the Reference Period, and

(4)   the Consolidated Fixed Charges of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, provided that if such Person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, then such rate (whether higher or lower) shall be used.

“Consolidated EBITDA” means, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of

(1)         consolidated income tax expense,

(2)         consolidated depreciation and amortization expense,

(3)         consolidated Fixed Charges,

(4)         all other non-cash charges that were deducted in determining Consolidated Net Income for such period, (i) including, but not limited to, charges attributable to the grant, exercise or repurchase of options for or shares of Qualified Capital Stock to or from employees of such Person and its Consolidated Subsidiaries, but (ii) excluding non-cash charges that require an accrual of or a reserve for cash charges for any future periods and normally occurring accruals such as reserves for accounts receivable, and less non-cash items that were added back in determining Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; provided, that consolidated income tax expense and depreciation and amortization of a Subsidiary that is a less than Wholly Owned Subsidiary shall only be added to the extent of the equity interest of the Company in such Subsidiary, and

(5)         pre-opening expenses, calculated and classified as such in accordance with GAAP, incurred in connection with the opening of new facilities including, but not limited to, the Presque Isle Downs Project.

“Consolidated Fixed Charges” of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of:

(a)          interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such Person and its Consolidated Subsidiaries during such period, including (1) original issue discount and non-cash interest payments or accruals on any Indebtedness, (2) the interest portion of all deferred payment obligations, and (3) all commissions, discounts and other fees and charges owed with respect to bankers’ acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and

(b)         the amount of dividends accrued or payable (or guaranteed) by such Person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries of the Company to the Company or to the Company’s Wholly Owned Subsidiaries).

For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in reasonable good faith by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guarantee by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

“Consolidated Net Income” means, with respect to any specified Person for any period, the net income (or loss) of such specified Person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication):

(a)          all gains (but not losses) which are either extraordinary (as determined in accordance with GAAP) or are unusual and nonrecurring (including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any Capital Stock),

(b)         the net income, if positive, of any specified Person, other than a Consolidated Subsidiary, in which such specified Person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such specified Person or a Consolidated Subsidiary of such specified Person during such period, but in any case not in excess of such specified Person’s pro rata share of such specified Person’s net income for such period,

(c)          the net income or loss of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition,

(d)         the net income, if positive, of any of such specified Person’s Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary, and

(e)          the net income of, and all dividends and distributions from, any Unrestricted Subsidiary.

“Consolidated Net Worth” of any Person at any date means the aggregate consolidated stockholders’ equity of such Person (plus amounts of equity attributable to Preferred Stock) and its Consolidated Subsidiaries, as would be shown on the consolidated balance sheet of such Person prepared in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity), (a) the amount of any such stockholders’ equity attributable to Disqualified Capital Stock or treasury stock of such Person and its Consolidated Subsidiaries, (b) all upward revaluations and other write-ups in the book value of any asset of such Person or a Consolidated Subsidiary of such Person subsequent to the Issue Date, and (c) all investments in Subsidiaries that are not Consolidated Subsidiaries and in Persons that are not Subsidiaries.

“Consolidated Subsidiary” means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

“Continuing Director” means during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted our Board of Directors (together with any new directors whose election by our Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of the Company, if such agreement was approved by a vote of such majority of directors).

“contractually subordinate” means subordinated in right of payment by its terms or the terms of any document or instrument or instrument relating thereto.

“Credit Agreement” means the Fifth Amended and Restated Credit Agreement by and among the Company, certain of its Subsidiaries, Wells Fargo Bank, N.A., as Agent Bank, and the other Lenders party thereto including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time, including as described above under the caption “Description of Certain Indebtedness—Revolving Credit Agreement,” whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term “Credit Agreement” shall include agreements in respect of Interest Swap and Hedging Obligations with lenders (or Affiliates thereof) party to the Credit Agreement and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Agreement and all refundings, refinancings and replacements of any Credit Agreement, including any credit agreement:

(1)         extending the maturity of any Indebtedness incurred thereunder or contemplated thereby,

(2)         adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and its Subsidiaries and their respective successors and assigns,

(3)         increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder; provided, that on the date such Indebtedness is incurred it would not be prohibited by the covenant “—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock,” or

(4)         otherwise altering the terms and conditions thereof in a manner not prohibited by the terms of the Indenture.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Designated Senior Debt” means:

(1)         any Indebtedness outstanding under the Credit Agreement;

(2)         Indebtedness under any outstanding Senior Notes and Senior Note Guarantees; and

(3)         after payment in full of the Indebtedness referred to in clauses (1) and (2) of this definition, any other Senior Debt of the Company or the Guarantors permitted to be incurred under the Indenture that, at the date of determination, has an aggregate principal amount outstanding of at least $25.0 million and has been specifically designated by the Company in the instrument evidencing or governing such Senior Debt as “Designated Senior Debt” for purposes of the Indenture.

“Disqualified Capital Stock” means with respect to any Person, (a) Equity Interests of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased by such Person or any of its Subsidiaries, in whole or in part, on or prior to 91 days following the Stated Maturity of the Notes and (b) any Equity Interests of any Subsidiary of such Person other than any common equity with no preferences, privileges, and no redemption or repayment provisions. Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Company to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Capital Stock if the terms of such Equity Interests provide that the Company may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Company’s purchase of the Notes as are required to be purchased pursuant to the provisions of the Indenture as described under “Repurchase of Notes at the Option of the Holder Upon a Change of Control” and “Limitation on Sale of Assets and Subsidiary Stock,” as applicable.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Loss” means, with respect to any property or asset, (1) any loss, destruction or damage of such property or asset, (2) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset or (3) any settlement in lieu of clause (2) above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exempted Affiliate Transaction” means (a) customary employee and non-executive director compensation arrangements approved by a majority of independent (as to such transactions) members of our Board of Directors, (b) dividends permitted under the terms of the covenant discussed above under “—Limitation on Restricted Payments” above and payable, in form and amount, on a pro rata basis to all holders of common stock of the Company, and (c) transactions solely between or among the Company and any of its Consolidated Subsidiaries or solely among Consolidated Subsidiaries of the Company, in each case, that are Guarantors.

“Existing Indebtedness” means the Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date (after giving effect to the transactions contemplated hereby), reduced to the extent such amounts are repaid, refinanced or retired.

“FF&E Financing” means Purchase Money Indebtedness and Capital Lease Obligations, the proceeds of which are used solely by the Company and its Subsidiaries to acquire or lease, respectively, furniture, fixtures and equipment (including Gaming Equipment) in the ordinary course of business for use in Gaming Facilities.

“Future Gaming Facility” means (i) any Gaming Facility owned or operated, or to be owned or operated, by the Company or its Subsidiaries after the Issue Date but which is not owned or operated by the Company or its Subsidiaries on the Issue Date and (ii) Presque Isle Downs, Inc.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect from time to time.

“Gaming Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any foreign government, any state, province or city or other political subdivision or otherwise, whether now or hereafter in existence, or any officer or official thereof, or any other agency, in each case, with authority to regulate any gaming or racing operation (or proposed gaming or racing operation) owned, managed or operated by the Company and its subsidiaries.

“Gaming Equipment” means slot machines, table games and other gaming equipment permitted to be installed under applicable Gaming Laws governing the Gaming Facility in which such Gaming Equipment will be installed, and any related signage, accessories, surveillance and peripheral equipment.

“Gaming Facility” means any gaming or parimutuel wagering establishment and other property or assets directly ancillary thereto or used in connection therewith, including any building, restaurant, hotel, theater, parking facilities, retail shops, land, golf courses and other recreation and entertainment facilities, vessel, barge, ship and equipment, owned or operated by the Company or its Subsidiaries.

“Gaming FF&E Financing” means FF&E Financing, the proceeds of which are used solely by the Company and its Subsidiaries to acquire or lease Gaming Equipment to be installed in Future Gaming Facilities.

“Gaming Law” means the provisions of any gaming or racing laws or regulations of any jurisdiction or jurisdictions to which any of the Company and its subsidiaries is, or may at any time after the date of the Indenture, be subject.

“Gaming License” means any Permit required to own, lease, operate or otherwise conduct gaming or racing activities of the Company and its Subsidiaries.

“Guarantor” means each of the Company’s present and future Subsidiaries that at the time are guarantors of the Notes in accordance with the Indenture.

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary that (a) has total assets as of such date with a fair market value not in excess of $250,000, (b) conducted no business during, and has no revenue for, the Reference Period, (c) has no Indebtedness as of such date; provided, however, that a Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Company and (d) is not a licensee under, and does not otherwise hold, a Gaming License; and provided further that if more than one Subsidiary is deemed an Immaterial Subsidiary pursuant to this definition, all Immaterial Subsidiaries shall be considered to be a single consolidated subsidiary for purposes of determining whether the conditions specified above are satisfied.

“Indebtedness” of any specified Person means, without duplication,

(a)          all liabilities and obligations, contingent or otherwise, of such specified Person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such specified Person in accordance with GAAP, (1) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such specified Person or only to a portion thereof), (2) evidenced by bonds, notes, debentures or similar instruments, (3) representing the balance deferred and unpaid of the purchase price of any property or services, except (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 60 days past their original due date) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors;

(b)         all liabilities and obligations, contingent or otherwise, of such specified Person (1) evidenced by bankers’ acceptances or similar instruments issued or accepted by banks, (2) relating to any Capitalized Lease Obligation, or (3) evidenced by a letter of credit or a reimbursement obligation of such specified Person with respect to any letter of credit;

(c)          all net obligations of such specified Person under Interest Swap and Hedging Obligations;

(d)         all liabilities and obligations of others of the kind described in any of the preceding clauses (a), (b) and (c) that such specified Person has guaranteed or provided credit support or that are otherwise its legal liability or which are secured by any assets or property of such specified Person;

(e)          any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c) or (d), or this clause (e), whether or not between or among the same parties; and

(f)            all Disqualified Capital Stock of such specified Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends).

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in reasonable good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, but the accretion of original issue discount in accordance with the original terms of Indebtedness issued with an original issue discount will not be deemed to be an incurrence and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Interest Swap and Hedging Obligation” means any obligation of any Person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount.

“Investment” by any specified Person in any other Person (including an Affiliate) means (without duplication):

(a)          the acquisition (whether by purchase, merger, consolidation or otherwise) by such specified Person (whether for cash, property, services, securities or otherwise) of Equity Interests, Capital Stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other Person or any agreement to make any such acquisition;

(b)         the making by such specified Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable, endorsements for collection or deposits arising in the ordinary course of business);

(c)          other than guarantees of Indebtedness of the Company or any Guarantor to the extent permitted by the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock,” the entering into by such specified Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other Person;

(d)         the making of any capital contribution by such specified Person to such other Person; and

(e)          the designation by our Board of Directors of any Person to be an Unrestricted Subsidiary.

The Company shall be deemed to make an Investment in an amount equal to the fair market value of the net assets of any subsidiary (or, if neither the Company nor any of its Subsidiaries has theretofore made an Investment in such subsidiary, in an amount equal to the Investments being made), at the time that such subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from the Company or a Subsidiary of the Company shall be deemed an Investment valued at its fair market value at the time of such transfer. The Company or any of its Subsidiaries shall be deemed to have made an Investment in a Person that is or was a Subsidiary or a Guarantor if, upon the issuance, sale or other disposition of any portion of the Company’s or any of its Subsidiary’s ownership in the Capital Stock of such Person, such Person ceases to be a Subsidiary or Guarantor, as applicable. The fair market value of each Investment shall be measured at the time made or returned, as applicable.

“Issue Date” means the date of first issuance of the Notes under the Indenture except that for purposes of the provisions under “Limitation on Restricted Payments,” “Issue Date” means March 25, 2003, the date of first issuance of the Senior Notes.

“Junior Security” means any Qualified Capital Stock and any Indebtedness of the Company or a Guarantor, as applicable, that is contractually subordinated in right of payment to Senior Debt at least to the same extent as the Notes or the Guarantees, as applicable, and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Notes.

“Lien” means, with respect to any asset, any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction, real or personal, movable or immovable, now owned or hereafter acquired.

“Liquidated Damages” means all liquidated damages then owing pursuant to the Registration Rights Agreement.

“Net Cash Proceeds” means the aggregate amount of cash or Cash Equivalents received (a) by the Company in the case of a sale of Qualified Capital Stock and (b) by the Company and its Subsidiaries in respect of an Asset Sale or an Event of Loss (including, in the case of an Event of Loss, the insurance proceeds, but excluding any liability insurance proceeds payable to the Trustee for any loss, liability or expense incurred by it), plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company that were issued for cash after the Issue Date, the amount of cash originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt), less, in each case, the sum of all payments, fees and commissions and reasonable and customary expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses but excluding costs and expenses payable to an Affiliate of the Company) incurred in connection with such Asset Sale or sale of Qualified Capital Stock or Event of Loss, and less, in the case of an Asset Sale only, the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any of its respective Subsidiaries in connection with such Asset Sale in the taxable year that such sale is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes.

“Obligation” means any principal, premium or interest payment, or monetary penalty, or damages, due by the Company or any Guarantor under the terms of the Notes or the Indenture, including any Liquidated Damages due pursuant to the terms of the Registration Rights Agreement.

“Offering” means the offering of the Notes by the Company.

“Officers’ Certificate” means the officers’ certificate to be delivered upon the occurrence of certain events as set forth in the Indenture.

“Permit” means any license, permit, franchise, finding of suitability, registration, filing, order, declaration, qualification, approval, consent, certificate or other authorization.

“Permitted Indebtedness” means that:

(a)          Indebtedness evidenced by the Notes and the Guarantees issued pursuant to the Indenture up to the amounts being issued on the original Issue Date less any amounts repaid or retired;

(b)         Refinancing Indebtedness with respect to any Indebtedness (including Disqualified Capital Stock) described in clause (a) or incurred pursuant to the Debt Incurrence Ratio test of the covenant “—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock,” or which was refinanced pursuant to this clause (b);

(c)          Indebtedness solely in respect of bankers acceptances, letters of credit and performance bonds (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money or other Indebtedness), all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in the Company’s industry;

(d)         (i) the Company may incur Indebtedness owed to (borrowed from) any Guarantor, (ii) any Guarantor may incur Indebtedness owed to (borrowed from) any other Guarantor or the Company and (iii) any Subsidiary may incur Indebtedness owed to (borrowed from) any Guarantor or the Company; provided, that (x) in the case of Indebtedness of the Company, such obligations shall be unsecured and contractually subordinated in all respects to the Company’s obligations pursuant to the Notes and any event that causes such Guarantor no longer to be a Guarantor (including by designation to be an Unrestricted Subsidiary) shall be deemed to be a new incurrence by the Company of such Indebtedness and any guarantor thereof subject to the covenant “—Limitation on Incurrence of Additional Indebtedness and Disqualified Stock,” (y) in the case of Indebtedness of a Guarantor, such obligations shall be unsecured and contractually subordinated in all respects to such Guarantor’s obligations pursuant to such Guarantor’s Guarantee and any event that causes the Guarantor lender no longer to be a Guarantor (including a designation as an Unrestricted Subsidiary) shall be deemed to be a new incurrence by such Guarantor borrower of such Indebtedness and any guarantor thereof subject to the covenant “—Limitation on Incurrence of Additional Indebtedness and Disqualified Stock,” and (z) in the case of Indebtedness of a Subsidiary pursuant to clause (iii) such obligations shall be unsecured and any event that causes the Guarantor lender no longer to be a Guarantor (including a designation as an Unrestricted Subsidiary) shall be deemed to be a new incurrence by such Subsidiary borrower of such Indebtedness and any guarantor thereof subject to the covenant “—Limitation on Incurrence of Additional Indebtedness and Disqualified Stock;”

(e)          Interest Swap and Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the Indenture to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency; provided, that the notional amount of any such

Interest Swap and Hedging Obligation does not exceed the principal amount of Indebtedness to which such Interest Swap and Hedging Obligation relates; and

(f)            FF&E Financing; provided, that the aggregate principal amount of such Indebtedness (including any Permitted Refinancing Indebtedness and any other Indebtedness incurred to repay, redeem, discharge, retire, defease, refund, refinance or replace any Indebtedness pursuant to this clause (f)) outstanding at any time (excluding any Gaming FF&E Financing incurred pursuant to this clause (f)) does not exceed $20.0 million.

“Permitted Investment” means:

(a)          any Investment in any of the Notes;

(b)         any Investment in Cash Equivalents;

(c)          intercompany notes to the extent permitted under clause (i) or (ii) of clause (d) of the definition of “Permitted Indebtedness;”

(d)         any Investment by the Company or any Guarantor in a Person in a Related Business if as a result of such Investment such Person becomes a Subsidiary and a Guarantor or such Person is merged with or into the Company or a Guarantor;

(e)          other Investments in any Person or Persons, provided, that after giving pro forma effect to each such Investment, the aggregate amount of all such Investments made on and after the Issue Date pursuant to this clause (e) that are outstanding (after giving effect to any such Investments or any portions thereof that are returned to the Company or the Guarantor that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation, but only up to the amount of the Investment made under this clause (e)) in such Person or Persons at any time does not in the aggregate exceed $5.0 million (measured by the value attributed to the Investment at the time made or returned, as applicable);

(f)            any Investment in any Person in exchange for the Company’s Qualified Capital Stock or the Net Cash Proceeds of any substantially concurrent sale of the Company’s Qualified Capital Stock;

(g)          Investments by the Company in any grantor or “rabbi” trust for the benefit of executive officers or other employees of the Company, consistent with the past practices of the Company;

(h)         any Investment (including an Investment in a joint venture) made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “Offers to Repurchase the Notes—Limitation on Sale of Assets and Subsidiary Stock;” and

(i)            the contribution by the Company or any of its Subsidiaries of Undeveloped Land to a joint venture to which the Company or any of its Subsidiaries is a party, provided, that (x) the amount of such contribution attributable to the amount or value of any Investments in, or capital expenditures or other payments with respect to, or development of or improvement on, such Undeveloped Land after the Issue Date (other than the payment of the purchase price for Undeveloped Land under contract on the Issue Date, in accordance with the contract as in effect on the Issue Date, without giving effect to any amendment, supplement or modification thereof) shall not constitute a Permitted Investment pursuant to this clause (i), and (y) any Investments in, or capital expenditures or other payments with respect to, such joint venture after the Issue Date shall not constitute a Permitted Investment pursuant to this clause (i).

“Permitted Lien” means:

(a)          Liens existing on the Issue Date;

(b)         Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(c)          statutory liens of carriers, warehousemen, mechanics, material men, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (1) the underlying obligations are not overdue for a period of more than 30 days, or (2) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(d)         Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)          easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business consistent with industry practices which, singly or in the aggregate, do not in any case materially detract from the value of the property subject thereto (as such property is used by the Company or any of its Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(f)            pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation;

(g)          Liens securing Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged with or into the Company or a Subsidiary or Liens securing Indebtedness incurred in connection with an Acquisition, provided, that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets;

(h)         Liens arising from Purchase Money Indebtedness permitted to be incurred pursuant to the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;” provided such Liens relate solely to the property which is subject to such Purchase Money Indebtedness;

(i)            leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Company or any of its Subsidiaries or materially detracting from the value of the relative assets of the Company or any Subsidiary;

(j)             Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(k)         Liens on the registered mark “Speakeasy Casino,” arising from the licensing of such registered mark in connection with the sale of the Reno Property;

(l)            Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such refinanced Indebtedness, and provided that the Indebtedness secured is not increased and the Lien is not extended to any additional assets or property that would not have been security for the Indebtedness refinanced; and

(m)     Liens securing Indebtedness incurred under the Credit Agreement in accordance with the terms of the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock.

“Person” or “person” means any individual, corporation, limited liability company, joint stock company, joint venture, partnership, limited liability partnership, association, unincorporated organization, trust, governmental regulatory entity, country, state, agency or political subdivision thereof, municipality, county, parish or other entity.

“Plans and Specifications” means all plans, specifications, design documents, schematic drawings and related items for the design, architecture and construction of the Presque Isle Downs Project in existence on the Issue Date, and any further such plans, specifications, design documents, schematic drawings and related items which are generally consistent with the overall plan for the Presque Isle Downs Project as of the Issue Date.

“Preferred Stock” means any Equity Interest of any class or classes of a Person (however designated) which is preferred as to payments of dividends, or as to distributions upon any liquidation or dissolution, over Equity Interests of any other class of such Person.

“Presque Isle Downs Project” means the Presque Isle Downs gaming, horseracing and entertainment facility in Erie, Pennsylvania, as described in “Prospectus Summary—Properties—Presque Isle Downs” in the Prospectus dated May 22, 2006 for the offering of the Notes.

“Pro Forma” or “pro forma” shall have the meaning set forth in Regulation S-X of the Securities Act, unless otherwise specifically stated herein.

“Purchase Money Indebtedness” of any Person means any Indebtedness of such Person to any seller or other Person incurred solely to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease), construction, installation or improvement of any after acquired real or personal tangible property which, in the reasonable good faith judgment of our Board of Directors, is directly related to a Related Business of the Company and its Subsidiaries and which is incurred substantially concurrently with such acquisition, construction, installation or improvement and is secured only by the assets so financed.

“Qualified Capital Stock” means, with respect to any Person, any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualified Equity Offering” means an underwritten public offering for cash pursuant to a registration statement filed with the Commission in accordance with the Securities Act, of Qualified Capital Stock of the Company.

“Qualified Exchange” means:

(1)         Any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock or Indebtedness of the Company issued on or after the Issue Date with the Net Cash Proceeds received by the Company from the substantially concurrent sale of its Qualified Capital Stock (other than to a Subsidiary); or

(2)         any issuance of Qualified Capital Stock of the Company in exchange for any Capital Stock or Indebtedness of the Company issued on or after the Issue Date.

“Recourse Indebtedness” means Indebtedness (a) as to which the Company or one of its Subsidiaries (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (2) is directly or indirectly liable (as a guarantor or otherwise), or (3) constitutes the lender, or (b) a default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) a holder of any other Indebtedness of the Company or any of its Subsidiaries (other than the Notes and Guarantees) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Reference Period” with regard to any Person means the four full fiscal quarters (or such lesser period during which such Person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

“Refinancing Indebtedness” means Indebtedness (including Disqualified Capital Stock) (a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a “Refinancing”), any Indebtedness (including Disqualified Capital Stock) in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing plus the amount of any premium paid in connection with such Refinancing) the lesser of (1) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness (including Disqualified Capital Stock) so Refinanced and (2) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided, that (A) such Refinancing Indebtedness shall only be used to refinance outstanding Indebtedness (including Disqualified Capital Stock) of such Person issuing such Refinancing Indebtedness, (B) such Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness (including Disqualified Capital Stock) to be so refinanced at the time of such Refinancing and (y) in all respects, be no less contractually subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness (including Disqualified Capital Stock) to be refinanced, (C) such Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness (including Disqualified Capital Stock) to be so refinanced or, if sooner, 91 days after the Stated Maturity of the Notes, and (D) such Refinancing Indebtedness shall be secured (if secured) in a manner no more adverse to the Holders of the Notes than the terms of the Liens (if any) securing such refinanced Indebtedness, including, without limitation, the amount of Indebtedness secured shall not be increased.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Issue Date, by and among the Company and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time.

“Related Business” means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the reasonable good faith judgment of our Board of Directors are materially related businesses.

“Reno Property” means the hotel/casino property in Reno, Nevada previously owned by Speakeasy Gaming of Reno, Inc. and sold pursuant to the Purchase Agreement, dated as of February 20, 2003, by and between R R, LLC, a Nevada limited liability company, and Speakeasy Gaming of Reno, Inc.

“Restricted Investment” means, in one or a series of related transactions, any Investment, other than other Permitted Investments.

“Restricted Payment” means, with respect to any Person:

(a)          the declaration or payment of any dividend or other distribution in respect of Equity Interests of such Person,

(b)         any payment (except to the extent with Qualified Capital Stock) on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person,

(c)          other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness directly or indirectly, by such Person or a Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness and

(d)         any Restricted Investment by such Person;

provided, however, that the term “Restricted Payment” does not include (1) any dividend, distribution or other payment on or with respect to Equity Interests of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer, or (2) any dividend, distribution or other payment to the Company, or to any of the Guarantors, by the Company or any of its Subsidiaries and any Investment in any Guarantor by the Company or any Subsidiary.

“Senior Debt” means, with respect to the Company or any of the Guarantors, as applicable, as of the applicable date of determination:

(1)         any Indebtedness then outstanding under the Credit Agreement;

(2)         Indebtedness under any then outstanding Senior Notes and Senior Note Guarantees;

(3)         any then oustanding Indebtedness of the Company or such Guarantor, as the case may be, otherwise permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it shall not be senior in right of payment to any Indebtedness of the Company or such Guarantor, as the case may be; and

(4)         all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1)         any liability for federal, state, local or other taxes owed or owing by the Company or the Guarantors;

(2)         any Indebtedness of the Company to any of the Subsidiaries or other Affiliates of the Company;

(3)         any trade payables; or

(4)         the portion of any Indebtedness that is incurred in violation of the Indenture.

“Senior Note Guarantees” means the guarantees by the Guarantors of the Company’s obligations under the Senior Notes in accordance with the Senior Notes Indenture.

“Senior Note Indenture” means the indenture, dated as of March 25, 2003, as amended and supplemented as of the Issue Date, among the Company, the Guarantors and the Trustee, governing the Senior Notes.

“Senior Notes” means the 9¾% Senior Notes due 2010 issued by the Company.

“Significant Subsidiary” shall have the meaning provided under Regulation S-X of the Securities Act, as in effect on the Issue Date.

“Stated Maturity,” when used with respect to any Note, means June 1, 2012.

“Subordinated Indebtedness” means Indebtedness of the Company or a Guarantor that is contractually subordinated to the Notes or such Guarantee, as applicable, in any respect.

“subsidiary,” with respect to any Person, means (1) a corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, and (2) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest, or (3) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner and in which such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest. Unless the context requires otherwise, “subsidiary,” with respect to any Person, means each direct and indirect subsidiary of such Person.

“Subsidiary” means any subsidiary of the Company that is not an Unrestricted Subsidiary.

“Track Business Contingent Earnout Payment,” is as defined in the Agreement and Plan of Merger, entered into as of December 23, 2002, by and among the Company, Racing Acquisition, Inc., an Ohio corporation and a wholly owned subsidiary of the Company, and Scioto Downs, Inc., an Ohio corporation, as such agreement is in effect on the Issue Date, without giving effect to any amendment, supplement or modification thereof.

“Undeveloped Land” means all land owned or under contract by the Company and its Subsidiaries in Hancock County, West Virginia on the Issue Date, other than the 215 acres constituting the Mountaineer Racetrack & Gaming Resort and the 170 acres constituting Mountaineer’s Woodview golf course excluding, in each case, any Investments in, or capital expenditures or other payments with respect to (other than the payment of the purchase price for Undeveloped Land under contract on the Issue Date, in accordance with the contract as in effect on the Issue Date, without giving effect to any amendment, supplement or modification thereof), or development of or improvements on, such Undeveloped Land after the Issue Date.

“Unrestricted Subsidiary” means:

(1)         Three Rivers Gaming, Inc, a Pennsylvania corporation; Keystone State Development, Inc., a Pennsylvania corporation; Mountaineer Magic, Inc. , a West Virginia corporation; Speakeasy Gaming of Nevada, Inc., a Nevada corporation; Speakeasy Gaming of Reno, Inc., a Nevada corporation; Speakeasy Fremont Street Experience, Inc., a Nevada Corporation; RacelineBet, Inc., an Oregon corporation, Excal Energy Operating, Inc. , a Ohio corporation; Mid-America Racing, Inc. an Ohio corporation; Excal Energy Corporation, a Michigan corporation; Jackson Trotting Association, LLC, a Michigan limited liability company; and Crystal Exploration Co., Inc., a Michigan corporation;

(2)         any other subsidiary of the Company that, at or prior to the time of determination, shall have been designated by our Board of Directors as an Unrestricted Subsidiary; provided, that such subsidiary at the time of such designation (a) has no Recourse Indebtedness; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of our Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(d) does not directly, indirectly or beneficially own any Equity Interests of, or Subordinated Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company, and

(3)         any subsidiary of an Unrestricted Subsidiary.

Our Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary, provided, that (1) no Default or Event of Default is existing or will occur as a consequence thereof and (2) immediately after giving effect to such designation, on a pro forma basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio of the covenant “—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock.” Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“U.S. Government Obligations” means direct non-callable obligations of, or noncallable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

“Voting Equity Interests” means Equity Interests which at the time are entitled to vote in the election of, as applicable, directors, members or partners generally.

“Wholly Owned Subsidiary” means a Subsidiary all the Equity Interests of which (other than directors’ qualifying Shares) are owned by the Company or one or more Wholly Owned Subsidiaries of the Company or a combination thereof.

Registration Rights; Liquidated Damages

We, the Guarantors and the Initial Purchasers entered into the Registration Rights Agreement pursuant to which the Company and the Guarantors agreed, for the benefit of the holders of the Series A Notes to file under the Securities Act a registration statement relating to an offer to exchange (such registration statement, the “Exchange Offer Registration Statement,” and such offer, the “Exchange Offer”) any and all of the Series A Notes for a like aggregate principal amount of debt securities issued by us and guaranteed by the Guarantors, which debt securities and guarantees are substantially identical to the Series A Notes and the Guarantees, except that such securities have been registered pursuant to an effective registration statement under the Securities Act and do not contain provisions for the Liquidated Damages described below (such new debt securities, are the Series B Notes offered by this Prospectus and also referred to as the “Exchange Notes”).

The Registration Rights Agreement provides that we:

(a)          will file the Exchange Offer Registration Statement with the Commission, no later than 60 days after the Issue Date;

(b)         will use our reasonable best efforts to cause the Exchange Offer Registration Statement to become effective under the Securities Act promptly, but no later than 135 days after the Issue Date;

(c)          will keep the Exchange Offer Registration Statement effective until the consummation of the Exchange Offer; and

(d)         will use our reasonable best efforts to commence and complete the Exchange Offer promptly, but no later than 30 days after the date on which the Exchange Offer Registration Statement has become effective, and hold the Exchange Offer open for not less than 30 days and exchange Exchange Notes for all Registrable Securities that have been properly tendered and not withdrawn on or prior to the expiration of the Exchange Offer.

“Registrable Securities” mean the Series A Notes (together with the Guarantees) that may not be sold without restriction under federal or state securities law.

Under existing Commission interpretations, we believe that the Exchange Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act, except that broker-dealers receiving Exchange Notes in the Exchange Offer will be subject to a Prospectus delivery requirement with respect to resales of those Exchange Notes. The Commission has taken the position that such broker-dealers may fulfill their Prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) by delivery of the Prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, we have agreed to allow such broker-dealers to use the Prospectus contained in the Exchange Offer Registration Statement in connection with the resale of the Exchange Notes. The Company and the Guarantors will use their respective reasonable best efforts to keep the Exchange Offer Registration Statement effective for such period of time as such Persons must comply with such requirements in order to resell the Exchange Securities, the “Applicable Period”).

If (i) prior to the time the Exchange Offer is completed (A) existing Commission interpretations are changed such that the Exchange Notes received in the Exchange Offer would not in general be, upon receipt, transferable by holders thereof without restrictions under the Securities Act or (B) the interests of the Holders, taken as a whole, would be materially adversely affected by the consummation of the Exchange Offer; (ii) the Exchange Offer has not been completed within 165 days following the Issue Date; or (iii) the Exchange Offer is not available to any holder of the Notes, the Issuer and the Guarantors shall, in lieu of (or, in the case of clause (iii), in addition to) conducting the Exchange Offer, file under the Securities Act a “shelf” registration statement providing for the registration of, and the sale on a continuous or delayed basis by the holders of, all of the Registrable Securities (the “Shelf Registration Statement”).

The Registration Rights Agreement provides that we:

(a)          will file the Shelf Registration Statement with the Commission as soon as practicable, but no later than 30 days after the time such obligation to file arises;

(b)         will use our reasonable best efforts to cause the Shelf Registration Statement to become or be declared effective under the Securities Act no later than 60 days after the date such Shelf Registration Statement is filed; and

(c)          will use our reasonable best efforts to keep such Shelf Registration Statement continuously effective for a period ending on the earlier of the second anniversary of the date such Shelf Registration Statement became or was declared effective or such time as all Registrable Securities covered by the Shelf Registration have been sold or there are no longer any Registrable Securities outstanding.

A Holder that sells Series A Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security-holder in the related Prospectus and to deliver a Prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a Holder (including certain indemnification obligations). The Company will provide a copy of the Registration Rights Agreement to prospective investors upon request.

In the event that:

(a)          we have not filed the Exchange Offer Registration Statement or Shelf Registration Statement on or before the date on which such registration statement is required to be filed, or

(b)         such Exchange Offer Registration Statement or Shelf Registration Statement has not become effective or been declared effective by the Commission on or before the date on which such registration statement is required to become or be declared effective, or

(c)          the Exchange Offer has not been completed within 30 days after the initial effective date of the Exchange Offer Registration Statement relating to the Exchange Offer (if the Exchange Offer is then required to be made), or

(d)         any Exchange Offer Registration Statement or Shelf Registration Statement is filed and declared effective but shall thereafter either be withdrawn by us or shall become subject to an effective stop order suspending the effectiveness of such registration statement without being succeeded within 30 days by an additional registration statement filed and declared effective

(each such event referred to in clauses (a) through (d), a “Registration Default” and, each period during which a Registration Default has occurred and is continuing, a “Registration Default Period”), then, in addition to the interest on the Notes, liquidated damages (“Liquidated Damages”), if any, shall accrue at an amount per week per $1,000 principal amount of Registrable Securities equal to $0.05 for the first 90 days of the Registration Default Period, increasing by an additional $0.05 per week per $1,000 principal amount of Registrable Securities with respect to each subsequent 90-day period, up to a maximum of $0.25 per week per $1,000 principal amount of Registrable Securities. Liquidated Damages, if any, shall be paid on interest payment dates to holders of record for the payment of interest.

Holders of Series A Notes will be required to make certain representations to the Company and to deliver information to be used in connection with the Shelf Registration Statement (in each case, as described in the Registration Rights Agreement) and will be required to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Series A Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

The Series A Notes and the Exchange Notes will be considered collectively to be a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, and for purposes of this Description of Notes (except in this “Registration Rights; Liquidated Damages” section), all references herein to “Notes” shall be deemed to refer collectively to Series A Notes and any Exchange Notes, unless the context otherwise requires.

Book-Entry Procedures, Delivery, Form, Transfer and Exchange

The Series A Notes were offered only (i) to “qualified institutional buyers” as defined in Rule 144A under the Securities Act (the “Rule 144A Global Notes”) (ii) to institutional “accredited investors” within the meaning of Rule 501(a)(1), (2), (3) or (7) of the Securities Act (the “Rule 501 Global Notes” and, together with the Rule 144A Global Notes, the “U.S. Global Notes”) and (iii) to non-U.S. persons in offshore transactions (as such terms are defined in Regulation S under the Securities Act) in compliance with Rule 903 or 904 of Regulation S under the Securities Act (the “Reg S Global Notes”, consisting of the “Reg S Temporary Global Notes,” as defined below, and the “Reg S Permanent Global Notes,” as defined below). The U.S. Global Notes and the Reg S Global Notes are, collectively, called the “Global Notes.

Each of the U.S. Global Notes initially is represented by one or more notes in registered, global form without interest coupons and was deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to the accounts of DTC’s Participants (as defined below).

The Reg S Global Notes initially are in the form of one or more temporary registered, global book-entry notes without interest coupons (the “Reg S Temporary Global Notes”). The Reg S Temporary Global Notes are deposited with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of a nominee of DTC for credit to any DTC participants holding directly or indirectly for non-U.S. person beneficial owners, including, without limitation, for non-U.S. persons holding through the respective accounts of the Initial Purchasers (or to such other accounts as they may direct) at Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), or Clearstream Banking, societe anonyme (“Clearstream”), which in turn have accounts at Direct Participants of DTC. During the 40-day period commencing on the day after the Issue Date of the Series A Notes (the “40-Day Restricted Period”), beneficial interests in the Reg S Temporary Global Notes may be held through only DTC, Euroclear or Clearstream, and, pursuant to DTC’s procedures, Indirect Participants that hold a beneficial interest in the Reg S Temporary Global Notes will not be able to transfer such interest to a person that takes delivery thereof in the form of an interest in the U.S. Global Notes. Within a reasonable time after the expiration of the 40-Day Restricted Period, the Reg S Temporary Global Notes will be exchanged for one or more permanent global notes (the “Reg S Permanent Global Notes”) upon delivery to DTC of certification of compliance with the transfer restrictions applicable to such Notes and pursuant to Regulation S as provided in the Indenture. After the 40-Day Restricted Period, (1) beneficial interests in the Reg S Permanent Global Notes may be transferred to a person that takes delivery in the form of an interest in the U.S. Global Notes and (2) beneficial interests in the U.S. Global Notes may be transferred to a person that takes delivery in the form of an interest in the Reg S Permanent Global Notes, provided, in each case, that the certification requirements described below are complied with. See “—Exchange of Interests in One Global Note for Interests in Another Global Note.”

Unless exchanged for Series B Notes pursuant to this Exchange Offer, the Series A Notes (including beneficial interests in the Global Notes and Certificated Notes (as defined below), if any) are subject to certain restrictions on transfer and bear a restrictive legend. In addition, transfers of beneficial interests in the Global Notes are subject to the applicable rules and procedures of DTC and its Participants, including, if applicable, those of Euroclear and Clearstream, which may change from time to time.

Except in certain limited circumstances, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Series A Notes in certificated form, except in certain limited circumstances. See “—Exchange of Interests in Global Notes for Certificated Notes.”

Initially, the Trustee will act as Exchange Agent, Paying Agent and Registrar. The Company may change the Exchange Agent, Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Exchange Agent, Paying Agent or Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Certain Depository Procedures

The description of the operations and procedures of DTC, Euroclear and Clearstream contained in this Prospectus is provided solely as a matter of convenience. These operations and procedures are solely within their control and are subject to change by them from time to time. Neither we, the Guarantors, the Trustee nor any of the Initial Purchasers takes any responsibility for these operations and procedures, and we urge investors to contact the applicable system or its participants directly to discuss these matters.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for its participating organizations (collectively, the “Direct Participants”) and facilitates the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Direct Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to

DTC’s system is also available to other Persons that clear through or maintain a direct or indirect custodial relationship with a Direct Participant (collectively, the “Indirect Participants” and, together with the Direct Participants, the “Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants.

DTC has advised us that, pursuant to DTC’s procedures, (i) upon deposit of the Global Notes, DTC will credit the account of each Direct Participant designated by the Initial Purchasers with the portion of the principal amount of each Global Note that has been allocated to such Direct Participant by the Initial Purchasers, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in each Global Note and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

Investors in the U.S. Global Notes may hold their interests therein directly through DTC if they are Direct Participants in such system or indirectly through organizations that are Direct Participants in such system. Investors in the Reg S Global Notes may hold their interests therein directly through DTC, Euroclear or Clearstream if they are participants in such systems, or indirectly through organizations that are participants in such systems. DTC, Euroclear and Clearstream will hold such interests in the Reg S Global Notes on behalf of their participants through customers’ accounts in their respective names on the books of their respective depositories. Euroclear and Clearstream, in turn, will hold the interests in the Reg S Global Notes through DTC’s Direct Participants, which shall hold such interests through their own accounts in the Direct Participants’ names on the books of DTC. All interests in the Global Notes, including those of customers’ securities accounts held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC.

The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form of securities that they own. This may limit or curtail your ability to transfer your beneficial interest in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, your ability to pledge your beneficial interest in a Global Note to Persons that are not Direct Participants in DTC, or to otherwise take action in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest. For certain other restrictions on the transferability of the Notes see “—Exchange of Interests in Global Notes for Certificated Notes.”

As long as DTC, or its nominee, is the registered holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. Except in the limited circumstances described under “—Exchange of Interests in Global Notes for Certificated Notes,” you will not be entitled to have any portion of a Global Note registered in your name, will not be entitled to receive physical delivery of Notes in certificated form and will not be considered the registered owners or holder of a Global Note (or any Note represented thereby) under the Indenture or the Notes for any purpose.

Under the terms of the Indenture, we, the Guarantors and the Trustee will treat the persons in whose names the Notes are registered (including Notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, if any, Liquidated Damages, if any, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, none of us, the Trustee or any agent of ours or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Participants.

DTC has advised us that its current payment practice (for payments of principal, premium, interest, Liquidated Damages and the like) with respect to securities such as the Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant’s respective ownership interest in the Global Notes as shown on DTC’s records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, the Company or the Guarantors. None of us, the Guarantors or the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

Interests in the Global Notes will be eligible to trade in DTC’s Same-Day Funds Settlement System, and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Direct Participants. Transfers between Direct Participants will be effected in accordance with DTC’s procedures, and will be settled in immediately available funds. Transfers between Indirect Participants who hold an interest through a Direct Participant (other than Indirect Participants who hold an interest in the Notes through Euroclear or Clearstream) will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among Indirect Participants who hold interests in the Notes through Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the Notes described herein, crossmarket transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the notes through Euroclear or Clearstream, on the other hand, will be effected by Euroclear’s or Clearstream’s respective nominee through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream; however, delivery of instructions relating to crossmarket transactions must be made directly to Euroclear or Clearstream, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or Clearstream and within their established deadlines (Brussels time for Euroclear and UK time for Clearstream). Indirect Participants who hold an interest in the Notes through Euroclear or Clearstream may not deliver instructions directly to Euroclear’s or Clearstream’s nominee. Euroclear or Clearstream will, if the transaction meets its settlement requirements, deliver instructions to its respective nominee to deliver or receive interests on Euroclear’s or Clearstream’s behalf in the relevant Global Note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the Notes through Euroclear or Clearstream purchasing an interest in a Global Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to Euroclear or Clearstream during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC’s accounting records as of DTC’s settlement date in New York, Euroclear and Clearstream customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Reg S Permanent Global Note to a DTC Participant until the European business day for Euroclear or Clearstream immediately following DTC’s settlement date.

DTC has advised us that it will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described above) only at the direction of one or more Direct

Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for legended Notes in certificated form, and to distribute such certificated forms of Notes to its Direct Participants. See “—Exchange of Interests in Global Notes for Certificated Notes.”

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Guarantors, the Initial Purchasers or the Trustee shall have any responsibility for the performance by DTC, Euroclear or Clearstream or any of their Participants, of their respective obligations under the rules and procedures governing any of their operations.

The information in this section concerning DTC, Euroclear and Clearstream, their respective Participants and the book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Reg S Temporary and Reg S Permanent Global Notes

Unless such Series A Notes are exchanged for the Series B Notes offered in this Exchange Offer, an Indirect Participant who holds an interest in the Reg S Temporary Global Note must provide DTC, Euroclear or Clearstream, as the case may be, with a certificate in the form required by the Indenture certifying that such Indirect Participant either is not a U.S. Person (as defined in Regulation S) or has purchased such interest in a transaction that is exempt from the registration requirements under the Securities Act, and DTC, Euroclear or Clearstream, as the case may be, must provide to the Trustee (or the Paying Agent, if other than the Trustee) a certificate in the form required by the Indenture prior to any exchange of such beneficial interests for beneficial interests in the Reg S Permanent Global Note.

Exchange of Interests in One Global Note for Interests in Another Global Note

Unless such Series A Notes are exchanged for the Series B Notes offered in this Exchange Offer, and this offer is consummated before then, prior to the expiration of the 40-Day Restricted Period, an Indirect Participant who holds an interest in the Reg S Temporary Global Note through DTC, Euroclear or Clearstream will not be permitted to transfer its interest to a U.S. Person who takes delivery in the form of an interest in a U.S. Global Note. Unless such Series A Notes are exchanged for the Series B Notes offered in this Exchange Offer, after the expiration of the 40-Day Restricted Period, an Indirect Participant who holds an interest in the Reg S Permanent Global Note will be permitted to transfer its interest to a U.S. Person who takes delivery in the form of an interest in a U.S. Global Note only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made in accordance with the restrictions on transfer set forth in the Indenture and set forth in the legend printed on the Reg S Permanent Global Note.

Unless such Series A Notes are exchanged for the Series B Notes offered in this Exchange Offer, prior to the expiration of the 40-Day Restricted Period, a Direct or Indirect Participant who holds an interest in a U.S. Global Note will not be permitted to transfer its interest to any person that takes delivery thereof in the form of an interest in the Reg S Temporary Global Note. After the expiration of the 40-Day Restricted Period, a Direct or Indirect Participant who holds an interest in a U.S. Global Note may transfer its interests to a person who takes delivery in the form of an interest in the Reg S Permanent Global Note only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made in accordance with Rule 904 of Regulation S.

Exchange of Interests in Global Notes for Certificated Notes

You may not exchange your beneficial interest in a Global Note for a definitive Note in registered, certificated form without interest coupons (“a Certificated Note”) except as set forth below.

An entire Global Note may be exchanged for Certificated Notes if:

(1)         DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes, or (b) has ceased to be a clearing agency registered under the Exchange Act, and in either case we fail to appoint a successor depositary within 90 days of such notice;

(2)         we, at our option, notify the Trustee in writing that we are electing to issue Certificated Notes; or

(3)         there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes.

In any such case, we will notify the Trustee in writing that, upon surrender by the Participants of their interests in such Global Note, Certificated Notes will be issued to each person that such Participants and DTC identify as being the beneficial owner of the related Notes.

In addition, beneficial interests in Global Notes held by any Participant may be exchanged for Certificated Notes upon request by such Direct Participant (for itself or on behalf of an Indirect Participant) to DTC or to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Participants (in accordance with DTC’s customary procedures).

In all cases described herein, such Certificated Notes will bear the restrictive legend described in the Indenture, unless we determine otherwise in compliance with applicable law. Any such exchange of beneficial interests in Global Notes for Certificated Notes will be effected through the DWAC system and an appropriate adjustment will be made to the records of the registrar to reflect a decrease in the principal amount of the Global Note.

None of us, the Guarantors or the Trustee will be liable for any delay by the holder of any Global Note or DTC in identifying the beneficial owners of Notes, and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

Certificated Notes

Certificated Notes may only be transferred or exchanged for a beneficial interest in any Global Note if the transferor first delivers to the Trustee a written certificate (and, in certain circumstances, an opinion of counsel) confirming that, in connection with such transfer, it has complied with the restrictions on transfer described in the Indenture.

Same Day Settlement and Payment

The Indenture will require that payments in respect of the Notes represented by a Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available same-day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, we will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same-day funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. We expect that secondary trading in the Certificated Notes will also be settled in immediately available funds.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax consequences, under the Internal Revenue Code of 1986, as amended, or the Code, of exchanging original notes for new notes in the exchange offer and, to original purchasers of original notes, holding notes. The summary is based upon laws, regulations, rulings and pronouncements released by the Internal Revenue Service and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis. This summary assumes that investors will hold their notes as “capital assets” within the meaning of Section 1221 of the Code (i.e., generally property held for investment). This summary does not discuss all aspects of United States federal income taxation that may be relevant to investors in light of their personal investment circumstances or to certain types of holders of notes subject to special treatment under the United States federal income tax laws, for example, dealers in securities, financial institutions, tax-exempt organizations, insurance companies, banks, purchasers that hold Series A Notes as part of a hedge, straddle, or “synthetic security” or other integrated investment, taxpayers subject to the alternative minimum tax, foreign persons or purchasers that have a “functional currency” other than the U.S. dollar, and does not discuss the consequences to a holder of notes under state, local or foreign tax laws. We have not and will not seek any rulings from the Internal Revenue Service with respect to the matters discussed below. There can be no assurance that the Internal Revenue Service will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes which are different from those discussed herein.

THIS DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH PERSON CONSIDERING EXCHANGING ORIGINAL NOTES FOR NEW NOTES IS URGED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO HIM OF EXCHANGING ORIGINAL NOTES FOR NEW NOTES, AND OWNING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICATION OF UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE FUTURE CHANGES IN SUCH TAX LAWS.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that is (1) an individual who is a citizen or resident of the United States, (2) a corporation, partnership, or other entity created or organized under the laws of the United States or any state or political subdivision thereof, (3) an estate that is subject to United States federal income taxation without regard to the source of its income, or (4) a trust (a) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. A “Non-U.S. Holder” is a beneficial owner of a note that is not a U.S. Holder or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated.

U.S. Holders and Non-U.S. Holders

Exchange Offer

The exchange of original notes for new notes pursuant to the exchange offer will not constitute a taxable exchange. As a result (1) a U.S. Holder or a Non-U.S. Holder should not recognize taxable gain or loss as a result of exchanging original notes for new notes pursuant to the exchange offer, (2) the holding period of the new notes should include the holding period of the original notes exchanged therefor and (3) the adjusted tax basis of the new notes should be the same as the adjusted tax basis of the original notes exchanged therefor immediately before the exchange.

If the Company becomes required to pay additional cash interest on the notes upon a failure to comply with certain of its obligations under the Registration Rights Agreement, the additional interest should be taxable to a U.S. Holder when the payment of such interest is made.

U.S. Holders

Stated Interest

In general, interest on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with such Holder’s regular method of tax accounting.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange, retirement or other disposition of a note, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (1) the amount realized upon such sale, other than amounts paid in respect of accrued but unpaid interest on the note and (2) the U.S. Holder’s adjusted tax basis in the note. Net capital gain (i.e., generally, capital gain in excess of capital losses) recognized by an individual upon the sale of a note that has been held for more than 12 months will generally be subject to tax at a rate not to exceed 15%. Capital gain recognized from the sale of a note that has been held for 12 months or less will be subject to tax at ordinary income tax rates. In addition, capital gain recognized upon the sale of a note by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations.

If notes are purchased from another holder at a lower price than the price at which they were purchased by the seller of the notes, the purchaser of the notes may be affected by the “market discount” provisions of the Code. Market discount on any of our notes will generally equal: (1) the principal amount of the note minus (2) the price at which the note was purchased. The market discount provisions generally require the person who buys the notes to treat as ordinary income any gain recognized on a subsequent disposition of such note to the extent of the “accrued market discount” at the time of subsequent disposition. If a purchaser of any of our notes with market discount incurs or maintains indebtedness to purchase or carry the note, an interest deduction attributable to such indebtedness may be disallowed until the note is disposed of in a taxable transaction.

If any of our notes are sold at a premium over its stated principal amount, plus accrued interest, the purchaser generally may elect to amortize such premium (“Section 171 premium”) from the purchase date to the note’s maturity date. Amortized Section 171 premium is treated as an offset to interest income on any of our notes and not as a separate deduction.

Non-U.S. Holders

Stated Interest

Payments of interest on the notes made to a Non-U.S. Holder will generally not be subject to United States federal income or withholding tax provided that (i) such holder is not a controlled foreign corporation that is related to us through stock ownership, a foreign tax-exempt organization, or foreign private foundation for United States federal income tax purposes and (ii) the requirements of section 871(h) or 881(c) of the Code are satisfied as described below under the heading “Owner’s Statement Requirement.”

Sale, Exchange, Retirement, or Other Disposition

A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized on a sale, exchange, redemption, or other disposition of a note.

Owner’s Statement Requirement

In order to avoid withholding tax on interest under section 871(h) or 881(c) of the Code, either the beneficial owner of a note or a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “Financial Institution”) and that holds a note on behalf of such owner must file a statement with us or our agent to the effect that the beneficial owner is not a United States person. This requirement will be satisfied if we or our agent receives (i) a statement (an “Owner’s Statement”) from the beneficial owner of a note in which such owner certifies, under penalties of perjury, that such owner is not a United States person and provides such owner’s name and address, and if applicable, information with respect to tax treaty benefits, on a Internal Revenue Service Form W-8BEN (or suitable substitute form) or (ii) a statement from the Financial Institution holding the note on behalf of the beneficial owner in which the Financial Institution certifies, under penalties of perjury, that it has received the Owner’s Statement together with a copy of the Owner’s Statement. The beneficial owner must inform us or our agent (or, in the case of a statement described in clause (ii) of the immediately preceding sentence, the Financial Institution) within 30 days of any change in information on the Owner’s Statement.

Backup Withholding and Information Reporting

United States federal income tax law provides that backup withholding tax will not apply to payments made by us or our agent on a note to a Non-U.S. Holder if an Owner’s Statement or similar documentation is received or an exemption has otherwise been established, provided that we or our agent do not know or have to reason to know that the payee is a United States person. If a note is held by a Non-U.S. Holder through a non-United States related, broker or financial institution, backup withholding and information would not generally be required. Information reporting may apply if the note is held by a Non-U.S. Holder through a United States or United States related broker or financial institution and, in such case, if the Non-U.S. Holder fails to provide an Owner’s Statement or other appropriate evidence of non-United States status, backup withholding may apply.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the Commission in no-action letters issued to third parties, we believe that you may transfer exchange notes issued under the exchange offer in exchange for the outstanding notes if:

•       you acquire the exchange notes in the ordinary course of your business; and

•       you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes.

You may not participate in the exchange offer if you are:

•       an “affiliate” within the meaning of Rule 405 under the Securities Act of us or Copano Energy Finance Corporation; or

•       a broker-dealer that acquired outstanding notes directly from us.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver this Prospectus in connection with any resale of such exchange notes. To date, the staff of the Commission has taken the position that broker-dealers may fulfill their Prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the outstanding notes, with this Prospectus. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, during the period described in Section 4(3) of and Rule 174 under the Securities Act that is applicable to transactions by brokers or dealers with respect to the exchange notes, we will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in exchange notes may be required to deliver this Prospectus.

If you wish to exchange notes for your outstanding notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offers—Procedures for Tendering—Your Representations to Us” in this Prospectus. As indicated in the letter of transmittal, you will be deemed to have made these representations by tendering your outstanding notes in the exchange offer. In addition, if you are a broker-dealer who receives exchange notes for your own account in exchange for outstanding notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge, in the same manner, that you will deliver this Prospectus in connection with any resale by you of such exchange notes.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•       in the over-the-counter market;

•       in negotiated transactions;

•       through the writing of options on the exchange notes;

•       a combination of such methods of resale; or

•       at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Each letter of transmittal states that by acknowledging that it will deliver and by delivering this Prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For the period described in Section 4(3) of and Rule 174 under the Securities Act that is applicable to transactions by brokers or dealers with respect to the exchange notes, we will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents. We have agreed to pay all reasonable expenses incident to the exchange offers (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and in accordance therewith we file reports and other information with the Securities and Exchange Commission (the “Commission”). Such reports and other information may be inspected and copied at the Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Copies of such material can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Securities and Exchange Commission’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a website (http://www.sec.gov) that contains such reports and other information that we have filed. Information also may be obtained from us at MTR Gaming Group, Inc., State Route 2, South, P.O. Box 358, Chester, West Virginia 26034, Attention: John W. Bittner, Jr., telephone (304) 387-8310. Our website address is www.mtrgaming.com. Information on MTR’s website does not constitute part of this Prospectus.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Ruben & Aronson, LLP, of Bethesda, Maryland. Members of Ruben & Aronson, LLP, own in the aggregate 345,776 shares of MTR’s Common Stock.

EXPERTS

The consolidated financial statements of MTR Gaming Group, Inc. appearing in MTR Gaming Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005 (including the schedule appearing therein), and MTR Gaming Group, Inc. management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon (which conclude, among other things,  that MTR Gaming Group, Inc. did not maintain effective internal control over financial reporting as of December 31, 2005, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria), because of the effects of the material weakness described therein), included therein, and incorporated herein by reference, given on the authority of such firm as experts in accounting and auditing.

Until December 21, 2006 all dealers that effect transactions in the exchange notes, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

MTR GAMING GROUP, INC.

OFFER TO EXCHANGE
9.00% SENIOR SUBORDINATED NOTES DUE 2012,
SERIES B,
WHICH HAVE BEEN REGISTERED
UNDER THE SECURITIES ACT OF 1933,
FOR ANY AND ALL OUTSTANDING
9.00% SENIOR SUBORDINATED NOTES 2012, SERIES A

PROSPECTUS

November 21, 2006

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.                 Indemnification of Directors and Officers

Reference is hereby made to Section 145 of the Delaware General Corporation Law (“DGCL”) relating to the indemnification of officers and directors, which Section applies to us and is incorporated herein by reference.

However, in such an action by or on behalf of a corporation, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Our Certificate of Incorporation and Bylaws are consistent with Section 145. Our Certificate provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts and omissions not in good faith or which involve intentional misconduct or knowing violation of the law; (iii) for acts for specified in Title 8, Section 174 of the DGCL, or iv) for which the director derived an improper personal benefit.

In addition to the Certificate, our By-laws provide indemnification (the “Indemnity Provisions”) for any person who is or was a party to any threatened, pending or completed action, suit, or proceeding whether civil, criminal, administrative, arbitrative, investigative procedure by reason of the fact that he or she was a director, officer, employee, fiduciary or agent of ours or served in such capacity with another entity at our request (such persons are defined as an “Indemnified Party” or “Indemnified Parties”). With respect to third party actions, the Indemnity Provisions represent our commitment to indemnify based on such persons incurring expenses (including legal fees) judgments, fines, excise taxes, and amounts paid in settlement based on civil or criminal matters. In the case of a civil matter, the Indemnified Parties must have acted in good faith and in a manner reasonably believed by that person to be in or not opposed to our best interests. With respect to a criminal matter, the person must have had no reasonable cause to believe that the conduct was unlawful.

With respect to derivative actions, Indemnified Parties are entitled to indemnification for any and all expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the settlement or defense of such actions. The Indemnified Party must show that he or she acted in good faith and a manner reasonably believed by that person to be in or not opposed to our best interests, except that no indemnification shall be available if such person has been adjudged liable for negligence or misconduct in performing his or her duties to us, unless the court in which such action or suit was brought has determined upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, the Indemnified Party is fairly and reasonably entitled to indemnification for the expenses the court deems proper. Nonetheless, if the Indemnified Party is successful on the merits or otherwise, he or she need not show that the applicable standard of conduct was met. If not successful on the merits, any indemnification may only be made if the Indemnified Party applies to us for indemnification and (i) a majority vote of a quorum of the Board, or (ii) if a quorum is not available or even if obtainable, or if a quorum of disinterested directly so directs, by independent legal counsel in a written opinion, or (iii) by vote of our stockholders.

With respect to both derivative actions and third party actions, the Indemnity Provisions also provide for the advancement of expenses, including actual and reasonable attorneys’ fees, incurred in defending or investigating any action, suit, proceeding or claim, subject to a written affirmation by the Indemnified Party or person requesting an advance for such Indemnified Party that he or she has met the applicable standard of conduct and that he or she will repay such advance if it is ultimately determined that he or she did not meet the applicable standard of conduct.

Notwithstanding the foregoing, we have discretion to impose as conditions to any of the Indemnification Provisions, such requirements as may appear appropriate in the specific case including but not limited to: a) that any counsel representing the person be mutually acceptable to us and the Indemnified Party, b) that we have the right to assume control of the defense of such Indemnified Party, and c) that we shall be subrogated to the extent of any payments made by way of indemnification to all of such Indemnified Party’s right of recovery, and do everything necessary to assure such rights of subrogation to us.

The rights of Indemnified Parties under the Indemnity Provisions are not exclusive of any other rights Indemnified Parties may have under the Certificate, any agreement, vote of stockholders, vote of disinterested directors, any liability insurance policies or otherwise. We currently maintain Directors and Officers liability insurance policies in amounts that we believe are adequate for its purposes. Although we believe the policies and our coverage limits to be adequate, the policies may not provide coverage in all circumstances in which our directors and officers are entitled to indemnification and may not cover our total liability to its directors and officers even in cases where coverage is provided.

Item 21.                 Exhibits and Financial Statement Schedules

EXHIBIT NO.	ITEM TITLE
3.1	Restated Certificate of Incorporation for Winner’s Entertainment, Inc. dated August, 17, 1993 (incorporated by reference to our Form 10-K for the fiscal year ended December 31, 1993).
3.2	Amended By Laws (incorporated by reference to our report on Form 8-K filed February 20, 1998).
3.3	Certificate of Amendment of Restated Certificate of Incorporation of Winner’s Entertainment, Inc. dated October 10, 1996 (incorporated by reference to our report on Form 8-K filed November 1, 1996)
4.1	Excerpt from Common Stock Certificates (incorporated by reference to our report on Form 10-K filed March 30, 2001)
4.2

Indenture dated March 25, 2003 entered into by the Company, the Guarantors (as defined in such Indenture) and Wells Fargo Bank, N.A., as Trustee incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

4.3

Indenture dated May 25, 2006 entered into by the Company, the Guarantors (as defined in such Indenture) and Wells Fargo Bank, N.A. as Trustee (incorporated by reference to our report on Form 8-K filed May 22, 2006).

5.1	Opinion of Counsel to the Company, dated November 17, 2006.(2)
10.1

Purchase Agreement dated as of May 25, 2006 by and among the Company, certain of its subsidiaries, Jefferies & Company, Inc. and Wells Fargo Securities, LLC (incorporated by reference to our report on Form 8-K filed May 22, 2006).

10.2

Registration Rights Agreement dated May 25, 2006 by and among the Company, certain of its subsidiaries, Jefferies & Company, Inc., and Wells Fargo Securities, LLC (incorporated by reference to our report on Form 8-K filed May 22, 2006).

12.1	Calculation of ratio of earnings to fixed charges.(2)
21.1	Subsidiaries of the Registrant (incorporated by reference to MTR’s Annual Report on Form 10-K filed on March 29, 2006).

23.1	Consent of Ernst & Young LLP.(2)
23.2	Consent of Counsel to MTR Gaming Group, Inc. (included in Exhibit 5.1).
24.1	Power of Attorney. (1)
25.1	Form T-1, Statement of Eligibility of Wells Fargo Bank to act as trustee under the Indenture.(1)
99.1	Letter of Transmittal.(2)
99.2	Form of Notice of Guaranteed Delivery.(2)
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.(2)
99.4	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.(2)

       (1) Filed previously.

       (2) Filed herewith.

Item 22.                 Undertakings.

(a)   Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)   Each undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4 promulgated by the SEC, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)   Each undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chester, State of West Virginia, on the 17th day of November 2006.

MTR GAMING GROUP, INC.
By:	/s/ Edson R. Arneault
Edson R. Arneault
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement on Form S-4 to be signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity
/s/ Edson R. Arneault	Chairman, President And Chief Executive Officer	November 17, 2006
Edson R. Arneault
*	Director	November 17, 2006
Robert A. Blatt
*	Director	November 17, 2006
James V. Stanton
*	Director	November 17, 2006
Donald J. Duffy
*	Director	November 17, 2006
LC Greenwood
*	Director	November 17, 2006
Richard Delatore
/s/ John W. Bittner, Jr.	Chief Financial Officer	November 17, 2006
John W. Bittner, Jr.
/s/ Kenneth P. Zern	Chief Accounting Officer	November 17, 2006
Kenneth P. Zern

*By:	/s/ Edson R. Arneault
Edson R. Arneault
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chester, State of West Virginia, on the 17th day of November 2006.

MOUNTAINEER PARK, INC.
By:	/s/ Edson R. Arneault
Edson R. Arneault
President

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement on Form S-4 to be signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity
/s/ Edson R. Arneault	President, Chief Executive Officer, Treasurer	November 17, 2006
Edson R. Arneault	and Director
*	Vice President, Secretary and Director	November 17, 2006
Robert A. Blatt
/s/ John W. Bittner, Jr.	Chief Financial Officer and	November 17, 2006
John W. Bittner, Jr.	Chief Accounting Officer

*By:	/s/ Edson R. Arneault	November 17, 2006
Edson R. Arneault
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chester, State of West Virginia, on the 17th day of November 2006.

SPEAKEASY GAMING OF LAS VEGAS, INC.
By:	/s/ Edson R. Arneault
Edson R. Arneault
President

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement on Form S-4 to be signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity
/s/ Edson R. Arneault	President, Secretary, Treasurer and	November 17, 2006
Edson R. Arneault	Director
/s/ John W. Bittner, Jr.	Chief Accounting Officer	November 17, 2006
John W. Bittner, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chester, State of West Virginia, on the 17th day of November    2006.

SPEAKEASY GAMING OF FREMONT, INC.
By:	/s/ Edson R. Arneault
Edson R. Arneault
President

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement on Form S-4 to be signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity
/s/ Edson R. Arneault	President, Treasurer, Secretary and Director	November 17, 2006
Edson R. Arneault
/s/ John W. Bittner, Jr.	Chief Accounting Officer	November 17, 2006
John W. Bittner, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chester, State of West Virginia, on the 17th day of November 2006.

SCIOTO DOWNS, INC.
By:	/s/ Edward T. Ryan
Edward T. Ryan
President

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement on Form S-4 to be signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity
/s/ Edward T. Ryan	President	November 17, 2006
Edward T. Ryan
/s/ Edson R. Arneault	Vice President and Director	November 17, 2006
Edson R. Arneault
/s/ John W. Bittner, Jr.	Chief Financial Officer and	November 17, 2006
John W. Bittner, Jr.	Chief Accounting Officer
*	Secretary and Director	November 17, 2006
Rose Mary Williams

*By:	/s/ Edson R. Arneault	November 17, 2006
Edson R. Arneault
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chester, State of West Virginia, on the 17 day of November 2006.

JACKSON RACING, INC.
By:	/s/ Edson R. Arneault
Edson R. Arneault
President

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement on Form S-4 to be signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity
/s/ Edson R. Arneault	President, Chief Executive Officer and Director	November 17, 2006
Edson R. Arneault
*	Secretary, Treasurer and Director	November 17, 2006
Rose Mary Williams
/s/ John W. Bittner, Jr.	Chief Financial Officer and	November 17, 2006
John W. Bittner, Jr.	Chief Accounting Officer

*By:	/s/ Edson R. Arneault	November 17, 2006
Edson R. Arneault
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chester, State of West Virginia, on the 17 day of November 2006.

MTR-HARNESS, INC.
By:	/s/ Edson R. Arneault
Edson R. Arneault
President

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement on Form S-4 to be signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity
/s/ Edson R. Arneault	President, Chief Executive Officer and Director	November 17, 2006
Edson R. Arneault
*	Secretary	November 17, 2006
Rose Mary Williams
/s/ John W. Bittner, Jr.	Chief Financial Officer and	November 17, 2006
John W. Bittner, Jr.	Chief Accounting Officer

*By:	/s/ Edson R. Arneault	November 17, 2006
Edson R. Arneault
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chester, State of West Virginia, on the 17 day of November 2006.

PRESQUE ISLE DOWNS, INC.
By:	/s/ Edson R. Arneault
Edson R. Arneault
President

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement on Form S-4 to be signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity
/s/ Edson R. Arneault	President, Chief Executive Officer and Director	November 17, 2006
Edson R. Arneault
*	Secretary and Treasurer	November 17, 2006
Rose Mary Williams
/s/ John W. Bittner, Jr.	Chief Financial Officer and	November 17, 2006
John W. Bittner, Jr.	Chief Accounting Officer

*By:	/s/ Edson R. Arneault	November 17, 2006
Edson R. Arneault
Attorney-in-fact

Exhibit Index

EXHIBIT NO.	ITEM TITLE
3.1	Restated Certificate of Incorporation for Winner’s Entertainment, Inc. dated August, 17, 1993 (incorporated by reference to our Form 10-K for the fiscal year ended December 31, 1993).
3.2	Amended By Laws (incorporated by reference to our report on Form 8-K filed February 20, 1998).
3.3	Certificate of Amendment of Restated Certificate of Incorporation of Winner’s Entertainment, Inc. dated October 10, 1996 (incorporated by reference to our report on Form 8-K filed November 1, 1996)
4.1	Excerpt from Common Stock Certificates (incorporated by reference to our report on Form 10-K filed March 30, 2001)
4.2

Indenture dated March 25, 2003 entered into by the Company, the Guarantors (as defined in such Indenture) and Wells Fargo Bank, N.A., as Trustee incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

4.3

Indenture dated May 25, 2006 entered into by the Company, the Guarantors (as defined in such Indenture) and Wells Fargo Bank, N.A. as Trustee (incorporated by reference to our report on Form 8-K filed May 22, 2006).

5.1	Opinion of Counsel to the Company, dated November 17, 2006.(2)
10.1

Purchase Agreement dated as of May 25, 2006 by and among the Company, certain of its subsidiaries, Jefferies & Company, Inc. and Wells Fargo Securities, LLC (incorporated by reference to our report on Form 8-K filed May 22, 2006).

10.2

Registration Rights Agreement dated May 25, 2006 by and among the Company, certain of its subsidiaries, Jefferies & Company, Inc., and Wells Fargo Securities, LLC (incorporated by reference to our report on Form 8-K filed May 22, 2006).

12.1	Calculation of ratio of earnings to fixed charges.(2)
21.1	Subsidiaries of the Registrant (incorporated by reference to MTR’s Annual Report on Form 10-K filed on March 29, 2006).
23.1	Consent of Ernst & Young LLP.(2)
23.2	Consent of Counsel to MTR Gaming Group, Inc. (included in Exhibit 5.1).
24.1	Power of Attorney. (1)
25.1	Form T-1, Statement of Eligibility of Wells Fargo Bank to act as trustee under the Indenture.(1)
99.1	Letter of Transmittal.(2)
99.2	Form of Notice of Guaranteed Delivery.(2)
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.(2)
99.4	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.(2)

       (1) Filed previously.

       (2) Filed herewith.